As filed with the Securities and Exchange Commission on October 9, 2019.

Registration No.         -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0672148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. Charles Maddy, III

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Heather A. Eastep, Esq. Hunton Andrews Kurth LLP 2200 Pennsylvania Ave, NW Suite 900 Washington, DC 20037-1701 (202) 955-1954	Sandra M. Murphy, Esq. Bowles Rice LLP 600 Quarrier Street P.O. Box 1386 Charleston, West Virginia 25325 (304) 347-1131

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $2.50 per share	570,000	Not applicable	$9,831,550.00	$1,276.14

(1)

The maximum number of shares of Summit Financial Group, Inc., or Summit, common stock estimated to be issuable upon the completion of the merger between Summit Financial Group, Inc., or Summit, and Cornerstone Financial Services, Inc., or Cornerstone, in accordance with the Agreement and Plan of Merger, dated September 17, 2019, by and between Summit and Cornerstone attached to this prospectus and proxy statement as Appendix A. The number is based on the estimated maximum number of shares of Cornerstone common stock that may be exchanged for stock consideration and the exchange of such shares of Cornerstone common stock for 228 shares of Summit common stock. In the event the number of shares of Summit’s common stock required to be issued to consummate the proposed merger of Cornerstone into Summit is increased after the date this registration statement is declared effective, Summit will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) and Rule 457(f) of the Securities Act, based on a rate of $129.80 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the book value of shares of Cornerstone common stock (the securities to be cancelled in the merger) as of the latest practicable date prior to the date of filing of this registration statement as follows: the product of (A) $3,932.62 the book value per share of Cornerstone common stock on September 30, 2019 and (B) 2,500, the estimated maximum number of shares of Cornerstone common stock that may be exchanged for the stock consideration.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus and proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER [●], 2019

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On September 17, 2019, Summit Financial Group, Inc., or Summit, and Cornerstone Financial Services, Inc., or Cornerstone, announced a strategic business combination in which Cornerstone will merge with and into CFS Merger Sub LLC, a wholly-owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., or Summit Community Bank. The combined company, which will retain the Summit name, will have approximately $2.5 billion in assets and operate 35 full-service branches across the states of West Virginia and Virginia. Cornerstone is sending you this prospectus and proxy statement to invite you to attend a special meeting of Cornerstone shareholders to allow you to vote on the plan of merger. The special meeting will be held on [●], at [●] p.m., local time, at [●], located [●].

If the merger is completed, holders of Cornerstone common stock may elect to receive (i) 228 shares of Summit common stock, par value $2.50 per share, in exchange for each share of Cornerstone common stock, par value $100.00 per share, held immediately prior to the merger, which is referred to as the stock consideration, (ii) cash in the amount of $5,700 per share of Cornerstone common stock held immediately prior to the merger, which is referred to as the cash consideration or (iii) a combination of cash and shares of Summit common stock in accordance with the election procedures set forth in the Agreement and Plan of Merger, dated as of September 17, 2019, between Summit and Cornerstone, which we refer to as the merger agreement. However, the aggregate number of shares of Cornerstone common stock that will be converted for cash consideration will be equal to 2,500 shares, and the aggregate cash consideration will be equal to $14,250,000, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 2,500 shares of Cornerstone common stock converting to a maximum of 570,000 shares of Summit common stock after applying the exchange ratio of 228. The merger agreement provides for pro rata adjustments and reallocation of the stock and cash elections made by Cornerstone shareholders in order to achieve a 50% cash and 50% stock consideration mix.

The merger consideration is subject to adjustment if Cornerstone’s total shareholders’ equity decreases, as specified under “The Merger Agreement—Shareholders’ Equity” beginning on page 66, and Cornerstone has the right to terminate the merger agreement if Summit’s stock price falls below a certain floor, as specified under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 81.

The number of shares of Summit common stock that Cornerstone shareholders making a stock election will receive in the merger for each share of Cornerstone common stock is fixed. The implied value of the stock consideration that Cornerstone shareholders will receive in the merger will change depending on changes in the market price of Summit common stock and will not be known at the time you vote on the merger.

The market value of the stock consideration will fluctuate with the market price of Summit common stock, however, the cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. The following table presents the closing prices of Summit common stock on September 17, 2019, the last trading day before public announcement of the merger, and on [●], 2019, the last practicable trading day before the distribution of this prospectus and proxy statement. The table also presents the implied value of the stock consideration proposed for each share of Cornerstone common stock converted into the stock consideration on those dates, as determined by multiplying the closing price of Summit common stock on those dates by the exchange ratio of 228 provided for in the merger agreement. This table also presents the value of the cash consideration proposed for each share of Cornerstone common stock converted into the cash consideration, which will remain a fixed amount regardless of any change in the market value of the stock consideration.

	Summit Common Stock (NASDAQ: SMMF)	Implied Value of One Share of Cornerstone Common Stock	Value of the Cash Consideration for One Share of Cornerstone Common Stock
At September 17, 2019	$25.85	$5,893.80	$5,700.00
At [●], 2019	$ [●]	$[●]	$5,700.00

The common stock of Summit is listed on the NASDAQ Capital Market. Summit and Cornerstone urge you to obtain current market quotations for Summit (trading symbol “SMMF”).

The merger of Cornerstone into CFS Merger Sub LLC will be followed by the liquidation of CFS Merger Sub LLC, resulting in Summit Community Bank as the surviving entity. After the liquidation of CFS Merger Sub LLC, Cornerstone Bank will merge with and into Summit Community Bank, which is referred to as the bank merger.

The merger and the bank merger, which together are referred to as the mergers, are intended to be treated as a single integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Cornerstone common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Cornerstone common stock for shares of Summit common stock in the merger, except to the extent of the total cash consideration and cash in lieu of any fractional shares of Summit common stock.

At the special meeting of Cornerstone shareholders to be held on [●], 2019, holders of Cornerstone common stock will be asked to vote to (1) approve the merger agreement, which is the plan of merger, and (2) approve the adjournment of the special meeting, if necessary or appropriate, in order to further solicit proxies in favor of approval of the merger agreement. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting at which a quorum is present.

The Cornerstone board of directors unanimously recommends that holders of Cornerstone common stock vote “FOR” approval of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, in order to further solicit proxies in favor of the merger agreement.

This prospectus and proxy statement describes the special meeting, the mergers, the documents related to the mergers and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 17 for a discussion of the risks relating to the proposed mergers and owning Summit common stock after the mergers. You also can obtain information about Summit from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

Lorraine L. Brisell

President

Cornerstone Financial Services, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the Summit common stock to be issued in the merger or passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not deposit accounts of any bank or non-bank subsidiary of Summit or of Cornerstone and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus and proxy statement is [●], 2019 and it is first being mailed or otherwise delivered to Cornerstone shareholders on or about [●], 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2019

Notice is hereby given that a special meeting of shareholders of Cornerstone Financial Services, Inc, or Cornerstone, a West Virginia corporation, will be held at [●], located at [●], on [●], 2019, at [●], local time, to consider and vote upon the following matters described in the accompanying prospectus and proxy statement:

1.    A proposal to approve the Agreement and Plan of Merger, dated as of September 17, 2019, by and between Summit Financial Group, Inc., or Summit, a West Virginia corporation, and Cornerstone, which provides for, among other things, the merger of Cornerstone into CFS Merger Sub LLC, a wholly-owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., or Summit Community Bank, which we refer to as the merger agreement; and

2.    A proposal to approve the adjournment of the Cornerstone special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement.

The merger agreement is more completely described in the accompanying prospectus and proxy statement, and a copy of the merger agreement is attached as Appendix A to the prospectus and proxy statement. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of Cornerstone common stock at the close of business on [●], 2019 will be entitled to notice of, and to vote at, the Cornerstone special meeting and any adjournment thereof. Provided that a quorum exists for the special meeting, approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the number of votes cast opposing approval of the merger agreement. Similarly, approval of any other proposal to be voted on at the Cornerstone special meeting requires the number of votes cast favoring the proposal exceeds the number of votes cast opposing the proposal.

The Cornerstone board of directors has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of Cornerstone and its shareholders. The Cornerstone board of directors has unanimously approved the merger agreement and unanimously recommends that shareholders vote: “FOR” the approval of the merger agreement; and “FOR” the approval of the adjournment of the Cornerstone special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Cornerstone special meeting to approve the proposal to approve the merger agreement.

Directors of Cornerstone have entered into a voting agreement with Summit in which the director has each agreed to vote the shares of Cornerstone common stock that he or she controls and beneficially owns in favor of approval of the merger agreement.

Under Section 31D-13-1302 of the West Virginia Business Corporation Act, or the WVBCA, Cornerstone has concluded that its shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, Cornerstone shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 60 of the accompanying prospectus and proxy statement, and Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, which are attached in the accompanying prospectus and proxy statement as Appendix C.

Your vote is important. Whether or not you plan on attending the Cornerstone special meeting, we urge you to read the prospectus and proxy statement carefully and to please vote your shares as promptly as possible. You may vote your shares by completing and sending in the enclosed proxy card or by attending the Cornerstone special meeting and voting in person. You may revoke your proxy at any time before it is voted by signing and returning a properly executed proxy card with a later date with respect to the same shares, by delivering written notice that you wish to revoke your proxy to Lorraine L. Brisell, at 251 Main Street, West Union, West Virginia 26456 before the Cornerstone special meeting, at the special meeting, or by attending the Cornerstone special meeting and voting in person.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

By Order of the Board of Directors,

Lorraine L. Brisell

President

West Union, West Virginia [●], 2019

YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PRIOR TO THE

CORNERSTONE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus and proxy statement incorporates by reference important business and financial information about Summit from documents filed with or furnished to the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this prospectus and proxy statement.

You can obtain documents incorporated by reference in this prospectus and proxy statement with respect to Summit free of charge through the SEC’s website (http://www.sec.gov), by requesting them in writing, or by telephone by contacting Summit or Cornerstone, as the case may be, at the following addresses:

Summit Financial Group, Inc. 300 North Main Street Moorefield, West Virginia 26836 Attention: Robert S. Tissue Telephone: (304) 530-1000	Cornerstone Financial Services, Inc. 251 Main Street West Union, West Virginia 26456 Attention: Lorraine L. Brisell Telephone: (304) 873-2401

You will not be charged for any of these documents that you request. Cornerstone shareholders must request any of these documents no later than five business days before the Cornerstone special meeting, or by [●], 2019, in order to receive them before the Cornerstone special meeting.

In addition, if you have questions about the merger or the Cornerstone special meeting, need additional copies of this prospectus and proxy statement, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Lorraine L. Brisell, President of Cornerstone, at the following address and telephone number:

Cornerstone Financial Services, Inc.

251 Main Street

West Union, West Virginia 26456

Attention: Lorraine L. Brisell

Telephone: (304) 873-2401

ABOUT THIS PROSPECTUS AND PROXY STATEMENT

This prospectus and proxy statement, which forms part of a registration statement on Form S-4 filed with the SEC by Summit, constitutes a prospectus of Summit under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of Summit common stock to be issued to the Cornerstone shareholders pursuant to the merger. This prospectus and proxy statement also constitutes a proxy statement for Cornerstone. It also constitutes a notice of meeting with respect to the special meeting of Cornerstone shareholders.

Cornerstone does not have a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended, referred to as the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained or incorporated by reference into this prospectus and proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus and proxy statement. This prospectus and proxy statement is dated [●], 2019, and you should assume that the information in this prospectus and proxy statement is accurate only as of such date. You should assume that the information incorporated by reference into this prospectus and proxy statement is accurate as of the date of such document. Neither the mailing of this prospectus and proxy statement to Cornerstone shareholders nor the issuance by Summit of shares of Summit common stock in connection with the merger will create any implication to the contrary.

Information on the websites of Summit or Cornerstone, or any subsidiary of Summit or Cornerstone, is not part of this prospectus and proxy statement. You should not rely on that information in deciding how to vote.

This prospectus and proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this prospectus and proxy statement regarding Cornerstone has been provided by Cornerstone and information contained in this prospectus and proxy statement regarding Summit has been provided by Summit.

See “Where You Can Find More Information” on page 105.

TABLE OF CONTENTS	Page
QUESTIONS AND ANSWERS	1
SUMMARY	8
RISK FACTORS	17
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUMMIT	24
PRICE RANGE OF COMMON STOCK	25
COMPARATIVE PER SHARE DATA	27
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
THE CORNERSTONE SPECIAL MEETING	30
Matters to be Considered	30
Other Business	30
Proxies	30
Solicitation of Proxies	31
Record Date	31
Quorum and Voting Rights	31
Voting Agreement Executed by Directors of Cornerstone	32
Attending the Special Meeting	32
PROPOSALS TO BE CONSIDERED AT THE CORNERSTONE SPECIAL MEETING	33
PROPOSAL NO. 1 APPROVE THE MERGER AGREEMENT	33
Required Vote	33
Recommendation of the Cornerstone Board of Directors	33
PROPOSAL NO. 2 APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN THE CORNERSTONE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES	34
Required Vote	34
Recommendation of the Cornerstone Board of Directors	34
THE MERGER	35
Background and Negotiation of the Merger	35
Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors	37
Summit’s Reasons for the Merger	41
Opinion of Cornerstone’s Financial Advisor	42
Certain Cornerstone Unaudited Prospective Financial Information	57
Certain Summit Unaudited Prospective Financial Information	58
Public Trading Markets	60
Dissenters’ or Appraisal Rights	60
Interests of Certain Cornerstone Directors and Executive Officers in the Merger	62
Accounting Treatment of the Merger	64
THE MERGER AGREEMENT	65
Terms of the Merger	65
Merger Consideration	65
Shareholders’ Equity	66
Election Procedures; Surrender of Cornerstone Stock Certificates	67
Conditions to Completion of the Merger	69
Representations and Warranties	70
Waiver and Amendment	72
Indemnification; Directors’ and Officers’ Insurance	72
Acquisition Proposals	73
Closing Date; Effective Time	75
Regulatory Approvals	75
Conduct of Business Pending the Merger	76
Regulatory Matters	80
NASDAQ Listing	80

i

Page
Employee Matters	81
Expenses	81
Termination of the Merger Agreement	81
Termination Fee	82
Effect of Termination	82
Surrender of Stock Certificates	83
No Fractional Shares	83
Accounting Treatment	83
Management and Operations after the Merger	84
Resales of Summit Common Stock	84
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	85
Tax Consequences of the Merger Generally	86
Cash Instead of Fractional Shares	88
Net Investment Income Tax	88
Tax Treatment of Special Distribution	88
Information Reporting and Backup Withholding	89
Certain Reporting Requirements	89
INFORMATION ABOUT SUMMIT	91
General	91
Properties	91
DESCRIPTION OF SUMMIT CAPITAL STOCK	92
General	92
Summit Common Stock	92
Certain Provisions of the Articles of Incorporation	94
Shares Eligible for Future Sale	94
INFORMATION ABOUT CORNERSTONE	95
General	95
Properties	95
DESCRIPTION OF CORNERSTONE CAPITAL STOCK	96
Cornerstone Common Stock	96
COMPARATIVE RIGHTS OF SHAREHOLDERS	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CORNERSTONE	103
LEGAL MATTERS	104
EXPERTS	104
CORNERSTONE ANNUAL MEETING	104
WHERE YOU CAN FIND MORE INFORMATION	105

APPENDICES
APPENDIX A Agreement and Plan of Merger, dated as of September 17, 2019, by and between Summit Financial Group, Inc. and Cornerstone Financial Services, Inc.	A-1
APPENDIX B Opinion of D. A. Davidson & Co.	B-1
APPENDIX C Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act	C-1

ii

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Cornerstone special meeting and the merger. Summit and Cornerstone urge you to read carefully the remainder of this prospectus and proxy statement because the information in this section may not provide all the information that might be important to you with respect to the merger or the Cornerstone special meeting or in determining how to vote, including the risk factors beginning on page 17. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this prospectus and proxy statement. Unless the context requires otherwise, references in this prospectus and proxy statement to Summit refer to Summit Financial Group, Inc., a West Virginia corporation, and/or its consolidated subsidiaries, references in this prospectus and proxy statement to Cornerstone refer to Cornerstone Financial Services, Inc., a West Virginia corporation, and/or its consolidated subsidiaries, and references in this prospectus and proxy statement to “we,” “our” and “us” refer to Summit and Cornerstone collectively.

Q: What are holders of Cornerstone common stock being asked to vote on?

A: Holders of Cornerstone common stock are being asked to vote to approve the Agreement and Plan of Merger, dated as of September 17, 2019, between Summit and Cornerstone, as it may be amended from time to time, referred to as the merger agreement, and such proposal is referred to as the Cornerstone merger proposal, and to approve the adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of the Cornerstone merger proposal, referred to as the Cornerstone adjournment proposal.

Q: How does the Cornerstone board of directors recommend I vote at the Cornerstone special meeting?

A: The Cornerstone board of directors unanimously recommends that you vote “FOR” the Cornerstone merger proposal and “FOR” the Cornerstone adjournment proposal.

Q: When and where is the special meeting of Cornerstone shareholders?

A: The special meeting of Cornerstone shareholders will be held on [●], 2019, at [●], local time, at [●], located at [●].

Q: What do holders of Cornerstone common stock need to do now?

A: After you have carefully read this prospectus and proxy statement and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Cornerstone special meeting. If you would like to attend the Cornerstone special meeting to vote your shares in person, see “The Cornerstone Special Meeting—Attending the Special Meeting” beginning on page 32.

Q: What votes are required to pass each proposal at the Cornerstone special meeting?

A: The approval of the Cornerstone merger proposal requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting at which a quorum is present. The approval of the Cornerstone adjournment proposal requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the Cornerstone merger proposal or the Cornerstone adjournment proposal.

Q: What constitutes a quorum for the Cornerstone special meeting?

A: The presence at the Cornerstone special meeting, in person or by proxy, of the holders of a majority of the Cornerstone common stock issued and outstanding and entitled to vote will constitute a quorum for the transaction of business. If a quorum is not present, the Cornerstone special meeting will be postponed until the holders of the number of shares of Cornerstone common stock required to constitute a quorum is present. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Cornerstone common stock will be counted for purposes of determining whether a quorum is present at the Cornerstone special meeting. If additional votes must be solicited to approve the Cornerstone merger proposal and the Cornerstone adjournment proposal is approved, it is expected that the Cornerstone special meeting will be adjourned to solicit additional proxies.

Q: Who may solicit proxies on Cornerstone’s behalf?

A: In addition to solicitation of proxies by Cornerstone by mail, proxies may also be solicited by Cornerstone’s directors and employees personally and by telephone, facsimile or other means. For more information on solicitation of proxies in connection with the special meeting of Cornerstone shareholders, see “The Cornerstone Special Meeting-Solicitation of Proxies” beginning on page 31.

Q: Why is my vote as a holder of Cornerstone common stock important?

A: If you do not vote by proxy card or vote in person at the Cornerstone special meeting, it will be more difficult for Cornerstone to obtain the necessary quorum to hold its special meeting. In addition, approval of the Cornerstone merger proposal requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting at which a quorum is present. The Cornerstone board of directors recommends that you vote to approve the Cornerstone merger proposal. Further, due to the importance of the vote to approve Cornerstone merger proposal, Cornerstone is also seeking authority from shareholders through the Cornerstone adjournment proposal to adjourn the special meeting to a later date, if necessary or appropriate, in order to further solicit proxies in favor of approval of the Cornerstone merger proposal.

Q: If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A: No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q: What if I abstain from voting or fail to vote or fail to instruct my broker or other holder of record how to vote?

A: If you are a record holder of Cornerstone common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the Cornerstone special meeting, but it will have no effect on the outcome of the Cornerstone merger proposal or the Cornerstone adjournment proposal.

If you are a record holder of Cornerstone common stock and you fail to vote, it will have no effect on the outcome of the Cornerstone merger proposal or the Cornerstone adjournment proposal.

If your bank, broker, nominee or other holder of record holds your shares of Cornerstone common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have no effect on the outcome of the Cornerstone merger proposal or any other proposal at the Cornerstone special meeting.

Q: Can I attend the Cornerstone special meeting and vote my shares in person?

A: Yes. All holders of Cornerstone common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, at the close of business on [●], 2019, which is the record date for the special meeting, are invited to attend the Cornerstone special meeting. Holders of record of Cornerstone common stock as of the record date can vote in person at the Cornerstone special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible by submitting a properly executed proxy card in the enclosed prepaid envelope.

Q: Will Cornerstone be required to submit the Cornerstone merger proposal to its shareholders even if the Cornerstone board of directors has withdrawn or modified its recommendation?

A: Yes. Unless the merger agreement is terminated before the Cornerstone special meeting, Cornerstone is required to submit the Cornerstone merger proposal to its shareholders even if the Cornerstone board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q: If I am a holder of Cornerstone common stock, can I change or revoke my vote?

A: Yes. If you are a shareholder of record of Cornerstone common stock on the record date, you may change your vote and revoke your proxy:

•	before the meeting, by submitting a properly executed proxy card with a later date;

•	by voting in person at the Cornerstone special meeting; or

•	by delivering written notice that you wish to revoke your proxy to Lorraine L. Brisell, at 251 Main Street, West Union, West Virginia, 26456, at or before the Cornerstone special meeting.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Cornerstone common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the Cornerstone special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a Cornerstone shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q: If I am a Cornerstone shareholder, do I have appraisal or dissenters’ rights?

A: Yes. Under West Virginia law, holders of Cornerstone common stock will be entitled to exercise appraisal or dissenters’ rights in connection with the Cornerstone merger proposal. To exercise appraisal rights, Cornerstone shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 60, and Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act, which are attached to this prospectus and proxy statement as Appendix C.

Q: If I am a holder of Cornerstone common stock with shares represented by stock certificates, should I send in my Cornerstone stock certificates now?

A: No. You should not send in your Cornerstone stock certificates at this time. After completion of the merger, Summit will send you instructions for exchanging Cornerstone stock certificates for the merger consideration. The shares of Summit common stock that Cornerstone shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q: Who can I contact if I cannot locate my Cornerstone stock certificate(s)?

A: If you are unable to locate your original Cornerstone stock certificate(s), you should contact Lorraine L. Brisell, President of Cornerstone at 251 Main Street, West Union, West Virginia 26546, (304) 873-2401.

Q: What will I receive for my Cornerstone common stock?

A: In exchange for each of your shares of Cornerstone common stock, you may elect to receive (i) 228 shares of Summit common stock for each share of Cornerstone common stock held immediately prior to the merger, which is referred to as the stock consideration, (ii) cash in the amount of $5,700 per share of Cornerstone common stock, which is referred to as the cash consideration, or (iii) a combination of cash and shares of Summit common stock in accordance with the election procedures set forth in the merger agreement. The stock consideration and the cash consideration are referred to collectively as the merger consideration.

However, the aggregate number of shares of Cornerstone common stock that will be converted for cash consideration will be equal to 2,500 shares, and the aggregate cash consideration will be equal to $14,250,000, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 2,500 shares of Cornerstone common stock converting to a maximum of 570,000 shares of Summit common stock after applying the exchange ratio of 228.

No guarantee can be made that you will receive the amount of the cash consideration or the stock consideration you elect. As a result of the proration procedures provided for in the merger agreement, as described in this prospectus and proxy statement, you may receive the stock consideration or the cash consideration in amounts that are different from the amounts you elect to receive.

Q: Is the merger consideration subject to adjustment?

A: Yes. The merger consideration could be subject to downward adjustment if, as of the last day of the second full month immediately preceding the effective time, Cornerstone’s total adjusted shareholders’ equity is less than $17,645,000. In such an event, there will be a dollar-for-dollar downward adjustment to the aggregate merger consideration equal to the amount of the deficit, allocated proportionately to the cash consideration and stock consideration. If, as of the last day of the second full month immediately preceding the effective time, Cornerstone’s total adjusted shareholders’ equity is more than $19,145,000, then Cornerstone will issue a special distribution in the amount of such excess to its shareholders, subject to certain limitations due to the structure of the mergers as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. These potential adjustments are described more fully in this prospectus and proxy statement. See “The Merger Agreement—Shareholders’ Equity” beginning on page 66 for further explanation.

In addition, there may be an adjustment to the fixed number of shares of Summit common stock that will be issued to Cornerstone shareholders based upon changes in the market price of Summit common stock and the NASDAQ Bank Index (IBIX) prior to the closing. However, any changes to the fixed number of shares of Summit common stock will not increase the per share value that Cornerstone shareholders will receive in the merger from the value calculated using the pre-announcement market price of Summit common stock. Furthermore, the Cornerstone board of directors may terminate the merger agreement if the average closing price of Summit common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IBIX) prior to the effective time, in which case the merger will not occur, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Cornerstone common stock.

Q: How do I elect common stock, cash or both?

A: You may indicate a preference to receive Summit common stock, cash or a combination of both in the merger by completing the stock/cash election form and letter of transmittal, referred to herein as the election form, that you will receive under separate cover. You should carefully review the instructions that will be included with the election form. The deadline to make an election is 5:00 p.m. Eastern Time on the 20th day following the mailing date of the election form.

Q: How does the merger consideration proration work?

A: Under the merger agreement, the number of shares of Cornerstone common stock to be converted into cash will equal approximately 50% of the total merger consideration. The remaining shares of Cornerstone common stock outstanding will be converted into a right to receive shares of Summit common stock that will equal approximately 50% of the merger consideration. In the event that Cornerstone shareholders elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the allocation established in the merger agreement, all shareholders who elected to receive such form of consideration will have their election prorated as contemplated in the merger agreement to the extent necessary to cause the aggregate mix of consideration to be equal to the allocation set forth in the merger agreement. Accordingly, Cornerstone shareholders may receive a consideration mix that is different from the consideration that they elect to receive. See “The Merger Agreement —Election Procedures; Surrender of Cornerstone Stock Certificates” beginning on page 67 for further explanation.

Q: Is the value of the per share consideration that I receive for my shares of Cornerstone common stock expected to be the same regardless of which election I make?

A: No. The value of the cash consideration will not change and is fixed at $5,700 per share. However, the value of the stock consideration will vary based on the market price of Summit common stock. There will be no adjustment to the fixed number of shares of Summit common stock that will be issued to Cornerstone shareholders who receive the stock consideration based upon changes in the market price of Summit common stock or Cornerstone common stock prior to the effective time of the merger. As a result, the value of the merger consideration received by holders of Cornerstone common stock who receive the cash consideration may differ from the value of the merger consideration received by holders of Cornerstone common stock who receive the stock consideration.

The market price of Summit common stock at the time the merger is completed may vary from the price of Summit common stock on the date the merger agreement was executed, on the date of this prospectus and proxy statement, on the date of the Cornerstone special meeting and at the effective time of the merger as a result of various factors that are beyond the control of Summit and Cornerstone, including but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption and approval of the merger agreement by Cornerstone shareholders, consummation of the merger is subject to satisfaction of certain conditions that may not occur until after the Cornerstone special meeting. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 69 for further explanation. Therefore, at the time of the Cornerstone special meeting you will not know the precise value of the stock consideration, if any, that you will receive at the effective time of the merger. You should obtain current market quotations for shares of Summit common stock.

Q: What happens if I do not make an election or my election form is not received before the election deadline?

A: Any shares of Cornerstone common stock with respect to which the exchange agent does not receive a properly completed election form by the election deadline, including stock certificate(s) and other transmittal materials, will be treated as no election shares. No election shares will be converted into the right to receive Summit common stock and/or cash according to the allocation procedures specified in the merger agreement. See “The Merger Agreement—Merger Consideration” beginning on page 65.

Q: How will I receive the merger consideration to which I am entitled?

A: After receiving the proper documentation from you and determining the proper allocations of shares of Summit common stock and cash to be paid or issued to Cornerstone shareholders, the exchange agent will forward to you the Summit common stock and/or cash to which you are entitled. See “The Merger Agreement—Election Procedures; Surrender of Cornerstone Stock Certificates” beginning on page 67. Cornerstone shareholders will not receive any fractional shares of Summit common stock in the merger. Instead, they will receive an amount in cash equal to the fractional share interest multiplied by $5,700, the per share cash consideration.

Q: When do you expect to complete the merger?

A: Summit and Cornerstone currently expect to complete the merger during the first quarter of 2020. However, they cannot assure you when or if the merger will occur. Summit and Cornerstone must, among other things, obtain the approval of Cornerstone shareholders at its special meeting and satisfy the other conditions described below in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 69.

Q: What happens if the merger is not completed?

A: If the merger is not completed, holders of Cornerstone common stock will not receive any consideration for their shares in connection with the merger. Instead, Cornerstone will remain an independent private company. In addition, in certain circumstances, a termination fee may be required to be paid by Cornerstone. See “The Merger Agreement—Effect of Termination; Termination Fee” beginning on page 82 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q: What are the U.S. federal income tax consequences of the merger to Cornerstone shareholders?

A: The merger will qualify, and the obligation of Summit and Cornerstone to consummate the merger is conditioned upon, the receipt of an opinion from their respective legal counsel to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Code and that Cornerstone and Summit will each be treated as a party to such reorganization within the meaning of Section 368(b) of the Code. Neither Summit nor Cornerstone currently intends to waive this opinion condition to its obligation to consummate the merger. If either Summit or Cornerstone waives this opinion condition after this prospectus and proxy statement is declared effective by the SEC, and if the tax consequences of the merger to Cornerstone shareholders have materially changed, Summit and Cornerstone will recirculate appropriate soliciting materials to resolicit the votes of Cornerstone shareholders. Accordingly, in general, for U.S. federal income tax purposes:

•

Holders of Cornerstone common stock who receive solely the cash consideration in the merger or who receive solely cash pursuant to a valid election of appraisal rights will generally recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that holder’s adjusted tax basis in his, her, or its shares of Cornerstone common stock surrendered therefor;

•

Holders of Cornerstone common stock who receive solely the stock consideration in the merger generally will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of any fractional share of Summit common stock); and

•

Holders of Cornerstone common stock who receive a combination of the cash consideration and the stock consideration in the merger will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Summit common stock received pursuant to the merger over that holder’s adjusted tax basis in his, her or its shares of Cornerstone common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

The U.S. federal income tax consequences described above may not apply to all holders of Cornerstone common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: Whom should I call with questions?

A: Cornerstone shareholders should contact Lorraine L. Brisell at Cornerstone by telephone at (304) 873-2401.

SUMMARY

This summary highlights selected information from this prospectus and proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and proxy statement and the other documents to which this prospectus and proxy statement refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page 85 to obtain the information incorporated by reference into this prospectus and proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (pages 91-96)

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

Summit is a West Virginia corporation registered as a financial holding company pursuant to the Bank Holding Company Act of 1956, as amended, or the BHCA. Summit was incorporated and organized on March 5, 1987. Through Summit’s banking subsidiary, Summit Community Bank, Inc., or Summit Community Bank, Summit offers a full range of commercial and retail banking services and products, with 31 full service offices located throughout West Virginia, Northern Virginia and the Shenandoah Valley.

As of June 30, 2019, Summit had total assets of $2.3 billion, total deposits of $1.8 billion, and shareholders’ equity of $236 million.

Cornerstone Financial Services, Inc.

251 Main Street

West Union, West Virginia 26456

(304) 873-2401

Cornerstone is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Cornerstone was incorporated in 2003. Through Cornerstone Bank, Inc., or Cornerstone Bank, a West Virginia banking corporation, Cornerstone offers a full line of business-related loan, deposit and cash management products through experienced professionals. Cornerstone operates four full service offices in Doddridge, Harrison, Ritchie and Wood Counties of West Virginia.

As of June 30, 2019, Cornerstone had total assets of $170 million, total deposits of $148 million, and shareholders’ equity of $19 million.

The Merger (page 35)

We have attached the merger agreement to this prospectus and proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger. All descriptions in this summary and elsewhere in this prospectus and proxy statement of the terms and conditions of the merger are qualified by reference to the merger agreement.

In the merger, Summit will acquire Cornerstone by means of the merger of Cornerstone into CFS Merger Sub LLC, a West Virginia limited liability company and wholly-owned subsidiary of Summit’s wholly-owned banking subsidiary, Summit Community Bank, or merger sub, with merger sub being the surviving entity in the merger. Immediately following the merger, merger sub will be liquidated so that Summit Community Bank will own all of the outstanding shares of Cornerstone’s wholly-owned banking subsidiary, Cornerstone Bank. Immediately following the liquidation of merger sub, Cornerstone Bank will be merged with and into Summit Community Bank, or the bank merger, with Summit Community Bank surviving as the surviving bank in the bank merger.

Each share of Cornerstone common stock outstanding will be converted in the merger into the merger consideration as further described below. We expect to complete the merger in the first quarter of 2020, although there can be no assurance in this regard.

Merger Consideration (page 65)

Upon completion of the merger, each Cornerstone shareholder will receive (i) 228 shares of Summit common stock in exchange for each share of Cornerstone common stock held immediately prior to the merger, which is referred to herein as the stock consideration, (ii) cash in the amount of $5,700 per share of Cornerstone common stock, which is referred to herein as the cash consideration, or (iii) a combination of cash and shares of Summit common stock in accordance with the election procedures set forth in the merger agreement. However, the aggregate number of shares of Cornerstone common stock that will be converted for cash consideration will be equal to 2,500 shares, and the aggregate cash consideration will be equal to $14,250,000 or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 2,500 shares of Cornerstone common stock converting to a maximum of 570,000 shares of Summit common stock after applying the exchange ratio of 228. Accordingly, elections by Cornerstone shareholders to receive a particular form of consideration, whether cash or shares of Summit common stock, will be prorated as necessary to cause the aggregate mix of consideration received by Cornerstone shareholders in the merger to comply with the foregoing allocation. Any shares of Cornerstone common stock for which no valid election has been made will be converted into the right to receive shares of Summit common stock and/or cash in accordance with the allocation procedures specified by the merger agreement.

Summit will not issue any fractional shares. A Cornerstone shareholder entitled to a fractional share of Summit common stock will instead receive an amount in cash equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by $5,700, the per share cash consideration.

In addition, the merger consideration could be subject to downward adjustment if, as of the last day of the second full month immediately preceding the effective time, Cornerstone’s total adjusted shareholders’ equity is less than $17,645,000. In such an event, there will be a dollar-for-dollar downward adjustment to the aggregate merger consideration equal to the amount of the deficit, allocated proportionately to the cash consideration and stock consideration. If, as of the last day of the second full month immediately preceding the effective time, Cornerstone’s total adjusted shareholders’ equity is more than $19,145,000, then Cornerstone will issue a special distribution in the amount of such excess to its shareholders, subject to certain limitations due to the structure of the merger and bank merger as a “reorganization” under Section 368(a) of the Code.

The exchange ratio may be adjusted if the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization.

Upon completion of the merger, we expect that Summit shareholders (other than former Cornerstone shareholders) will own approximately 95.6% of the combined company and former Cornerstone shareholders will own approximately 4.4% of the combined company.

The market price of Summit common stock will fluctuate prior to the merger. Summit and Cornerstone urge you to obtain current market quotations for Summit (trading symbol “SMMF”).

Cash and Stock Elections (page 67)

An election form will be mailed separately to Cornerstone shareholders and Cornerstone shareholders should carefully review and follow the instructions that will be included with the election form. The deadline to make an election and return the election form along with the Cornerstone stock certificates will be 5:00 p.m. Eastern Time on the 20th day following the mailing date of the election form. In the event that Cornerstone shareholders elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the allocation established in the merger agreement, all shareholders who elected to receive such form of consideration will have their elections prorated as necessary to cause the aggregate mix of consideration to equal, as closely as possible, the allocation set forth in the merger agreement. Accordingly, Cornerstone shareholders may receive a consideration mix that is different from the consideration that they elect to receive.

Cornerstone’s Reasons for the Merger (page 37)

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Cornerstone board of directors evaluated the merger and the merger agreement in consultation with executive management, D. A. Davidson & Co., or Davidson, its financial advisor, and Bowles Rice LLP, or Bowles Rice, its legal counsel. The Cornerstone board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Cornerstone shareholders and ultimately determined that it was in the best interests of Cornerstone and its shareholders for Cornerstone to enter into the merger agreement with Summit. For more detail concerning the factors considered by the Cornerstone board of directors in reaching its decision to approve the merger and the merger agreement, which is the plan of merger, see the section entitled “The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors” on page 37.

Cornerstone’s Recommendation (page 37)

The Cornerstone board of directors believes that the merger is fair to and in the best interests of the Cornerstone shareholders. Cornerstone’s board of directors unanimously recommends that Cornerstone shareholders vote “FOR” the Cornerstone merger proposal. For the factors considered by the Cornerstone board of directors in reaching its decision to approve the merger and the merger agreement, which is the plan of merger, see the section entitled “The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors” on page 37.

Opinion of Cornerstone’s Financial Advisor (page 42 and Appendix B)

In connection with the merger, Cornerstone’s financial advisor, Davidson, delivered a written opinion, dated September 17, 2019, to the Cornerstone board of directors as to the fairness of the merger consideration, from a financial point of view and as of the date of the opinion, to the holders of Cornerstone common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson in preparing the opinion, is attached as Appendix B to this prospectus and proxy statement. The opinion was for the information of, and was directed to, the Cornerstone board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Cornerstone to engage in the merger or enter into the merger agreement or constitute a recommendation to the Cornerstone board in connection with the merger, and it does not constitute a recommendation to any holder of Cornerstone common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Dissenters’ or Appraisal Rights (page 60)

Under Section 31D-13-1302 of the West Virginia Business Corporation Act, or the WVBCA, Cornerstone shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, Cornerstone shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 60, and Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, which are attached to this prospectus and proxy statement as Appendix C.

Accounting Treatment (page 64)

Summit will account for the merger using acquisition accounting in accordance with U.S. generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences of the Merger (page 85)

As structured, the merger and bank merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of Summit and Cornerstone to complete the merger, each of Summit and Cornerstone shall receive an opinion from its legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the merger generally will be tax-free to a holder of Cornerstone common stock for U.S. federal income tax purposes who receives solely the stock consideration for all of his, her or its shares, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Summit common stock that such holder of Cornerstone common stock would otherwise be entitled to receive. If a holder of Cornerstone common stock receives solely the cash consideration for all of his, her, or its shares (or such holder receives solely cash pursuant to a valid exercise of his, her, or its appraisal right), such holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and that holder’s adjusted tax basis in his, her or its shares of Cornerstone common stock. If a holder of Cornerstone common stock receives a combination of cash consideration and stock consideration in the merger, such holder will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Summit common stock received pursuant to the merger over that holder’s adjusted tax basis in his, her or its shares of Cornerstone common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger.

The U.S. federal income tax consequences described above may not apply to all holders of Cornerstone common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

The Cornerstone Special Meeting (page 30)

The Cornerstone special meeting will be held on [●], 2019, at [●], local time, at [●], located at [●]. At the special meeting, Cornerstone shareholders will be asked:

•	To approve the Cornerstone merger proposal; and

•	To approve the Cornerstone adjournment proposal.

Record Date; Vote Required (page 31)

Cornerstone shareholders can vote at the special meeting if they owned shares of Cornerstone common stock at the close of business on [●], 2019, which is the record date for the special meeting. On the record date, Cornerstone had 5,000 shares of common stock outstanding and entitled to vote at the Cornerstone special meeting. Each Cornerstone shareholder can cast one vote for each share of Cornerstone common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Cornerstone common stock entitled to vote at the Cornerstone special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Cornerstone common stock with respect to routine matters, they do not have discretionary power to vote your shares of Cornerstone common stock on non-routine matters. All proposals for consideration at the Cornerstone special meeting are non-routine and therefore your broker will not be able to vote your shares of Cornerstone common stock with respect to these proposals unless the broker received appropriate instructions from you.

The approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the number of votes cast opposing approval of the merger agreement at the Cornerstone special meeting at which a quorum is present. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the Cornerstone merger proposal or the Cornerstone adjournment proposal.

The approval of the Cornerstone adjournment proposal requires that the number of votes cast favoring approval of the adjournment proposal exceeds the number of votes cast opposing the adjournment proposal at the Cornerstone special meeting. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the Cornerstone merger proposal or the Cornerstone adjournment proposal.

As of the record date, Cornerstone directors and executive officers, and their affiliates, beneficially owned 2,903 shares of Cornerstone common stock, representing approximately 58% of the outstanding shares of Cornerstone common stock entitled to vote at the special meeting. Cornerstone directors have entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, to vote 1,584 shares of Cornerstone common stock over which they have sole voting power and sole beneficial ownership, representing approximately 31.7% of the outstanding shares of Cornerstone common stock, in favor of the approval of the merger agreement.

Conditions to Completion of the Merger (page 69)

The obligations of Summit and Cornerstone to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Cornerstone shareholders’ approval of the merger agreement;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, or SEC;

•	Authorization for the listing on the NASDAQ Capital Market, or NASDAQ, of the shares of Summit common stock to be issued in the merger;

•	Absence of any law or court order prohibiting the merger;

•	Receipt of opinions from counsel to Cornerstone and Summit that the merger shall qualify as a “reorganization” under Section 368(a) of the Code;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement;

•	The performance in all material respects of all obligations of the other party contained in the merger agreement;

•	Continued effectiveness of the employment contract executed by the key employee referenced in the merger agreement;

•	Less than 5.0% of the outstanding shares of Cornerstone common stock exercising dissenters’ rights;

•	Continued effectiveness of the voting agreement executed by each of the individuals set forth on the disclosure schedules; and

•	Continued effectiveness of the director support agreement executed by each of the directors of Cornerstone.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 75)

In addition to the approval of the Cornerstone shareholders, the merger is subject to the approval of the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System (unless a waiver is granted), and the West Virginia Board of Banking and Financial Institutions. On October 9, 2019, Summit requested a waiver of a Section 3 application under the Bank Holding Company Act of 1956 from the Federal Reserve Bank of Richmond, and Summit Community Bank filed an application to obtain approval from the Federal Deposit Insurance Corporation to acquire Cornerstone Bank under the Bank Merger Act and from the West Virginia Department of Financial Institutions under the State Banking Code of West Virginia.

These governmental authorities may impose conditions for granting approval of the mergers. Neither Summit nor Cornerstone can offer any assurance that all necessary approvals will be obtained or the date when any such approvals will be obtained. As of the date of this prospectus and proxy statement, we have not yet received the required regulatory approvals.

See “The Merger Agreement—Regulatory Matters” on page 75 for further explanation.

Termination of the Merger Agreement (page 81)

Cornerstone and Summit may mutually agree to terminate the merger agreement at any time.

Either Cornerstone or Summit may terminate the merger agreement if the merger is not completed by March 31, 2020, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

Summit may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity, any such regulatory approval contains a burdensome condition on Summit, or the Cornerstone shareholders do not approve the merger agreement;

•	Cornerstone materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days of written notice of the breach;

•

Cornerstone is not able to confirm, as of the effective time of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective time of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•	Cornerstone experiences a material adverse effect since the date of the merger agreement; or

•

Cornerstone’s board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to Summit; Cornerstone enters into an acquisition agreement in the limited contexts set forth in the merger agreement; or Cornerstone breaches its obligations to call the Cornerstone shareholder meeting or its obligations not to solicit alternative acquisition proposals under the terms of the merger agreement.

Cornerstone may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the Cornerstone shareholders do not approve the merger agreement;

•	Summit materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days of written notice;

•

Summit is not able to confirm, as of the effective time of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective time of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•	Summit experiences a material adverse effect since the date of the merger agreement; or

•

The average closing price of Summit common stock declines by more than 15% from $25.35 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Cornerstone common stock.

Additionally, Cornerstone may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to Cornerstone shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal (as determined by the Cornerstone board of directors) and Cornerstone pays the termination fee described below.

Termination Fee (page 82)

In the event that the merger agreement is terminated (i) by Cornerstone because it has received an unsolicited acquisition proposal that is more favorable to Cornerstone shareholders from a financial point of view than the merger with Summit and Summit does not make a counteroffer that the Cornerstone board of directors determines is at least as favorable to the unsolicited acquisition proposal or (ii) by Summit because the Cornerstone board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of Summit and within 12 months after the date of termination of the merger agreement, Cornerstone enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal, then Cornerstone must pay Summit a termination fee of $1,282,500.

Waiver and Amendment (page 72)

Summit and Cornerstone may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Summit and Cornerstone may not do so after Cornerstone shareholders approve the merger agreement if the amendment or waiver would violate the WVBCA, require further approval from Cornerstone’s shareholders or such amendment changes the form or amount of merger consideration in a manner that is adverse in any respect to Cornerstone’s shareholders.

Interests of Certain Cornerstone Directors and Executive Officers in the Merger (page 62)

Some of the directors and executive officers of Cornerstone have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cornerstone. These interests exist because of, among other things, rights that these executive officers and directors have under Cornerstone’s benefit plans, arrangements to continue as employees and/or directors of Summit or its subsidiaries, including Summit Community Bank, following the merger, and rights to indemnification and directors and officers insurance following the merger. Upon the effective time, one director of the Cornerstone board will join the Summit and Summit Community Bank boards of directors until the next annual meeting of shareholders of Summit and Summit Community Bank. Subject to compliance by the boards of directors of its fiduciary duties, Summit and Summit Community Bank have agreed to nominate such director for reelection to the boards of directors at the first annual meeting of shareholders following the effective time. Additionally, Lorraine L. Brisell, currently President of Cornerstone, has entered into an employment agreement with Summit Community Bank, contingent on the consummation of the merger, and which provides, among other things, for a salary of $200,000 for a two year term and receipt of shares of restricted stock of Summit with a fair market value of $50,000 on the effective time, which will vest on the second anniversary of the merger, subject to terms and conditions set forth in a restricted stock agreement to be executed in connection with the consummation of the merger. If Ms. Brisell’s employment is terminated by Summit Community Bank without cause prior to the end of the two-year period, Ms. Brisell shall be entitled to receive any wages, including accrued benefits, that have been earned through the effective date of such termination and a lump sum cash payment equal to the amount of base salary that she would have received between (i) the effective date of such termination without cause and (ii) the last day of the two-year period, provided that Ms. Brisell timely signs and delivers an irrevocable release of claims, all subject to any applicable timing delays under Internal Revenue Code Section 409A, if any. Further, the existing salary continuation and director fee continuation agreements provided by Cornerstone to Ms. Brisell and certain Cornerstone directors will be assumed by Summit. The aggregate compensation that certain Cornerstone directors and named executive officers may receive as a result of the merger is described in greater detail under “The Merger—Interests of Certain Cornerstone Directors and Executive Officers in the Merger” beginning on page 62.

The members of the Cornerstone board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Material Differences in the Rights of Summit Shareholders and Cornerstone Shareholders (page 97)

The rights of Summit shareholders are governed by West Virginia law and by Summit’s articles of incorporation and bylaws. The rights of Cornerstone shareholders are governed by West Virginia law and by Cornerstone’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the Summit shareholders, including former shareholders of Cornerstone, will be governed by West Virginia law and the articles of incorporation and bylaws of Summit.

This prospectus and proxy statement contains descriptions of the material differences in shareholder rights under each of the Summit and Cornerstone governing documents.

Risk Factors (page 17)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” or described in Summit’s Annual Report on Form 10-K for the year ended on December 31, 2018 and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” beginning on page 105.

Market Prices of Securities (page 25)

Summit common stock is listed on the NASDAQ under the symbol “SMMF.” Cornerstone common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The market value of the stock consideration will fluctuate with the market price of Summit common stock, however the cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. The following table presents the closing prices of Summit common stock on September 17, 2019, the last trading day before public announcement of the merger, and on [●], 2019, the last practicable trading day before the distribution of this prospectus and proxy statement. The table also presents the implied value of the stock consideration proposed for each share of Cornerstone common stock converted into the stock consideration on those dates, as determined by multiplying the closing price of Summit common stock on those dates by the exchange ratio of 228 provided for in the merger agreement. This table also presents the value of the cash consideration proposed for each share of Cornerstone common stock converted into the cash consideration, which will remain a fixed amount regardless of any change in the market value of the stock consideration. We urge you to obtain current market quotations for shares of Summit common stock.

	Summit Common Stock (NASDAQ: SMMF)		Implied Value of One Share of Cornerstone Common Stock		Value of the Cash Consideration for One Share of Cornerstone Common Stock
At September 17, 2019		$25.85		$5,893.80	$5,700.00
At [●]	$	[●]	$	[●]	$5,700.00

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 28 and the matters described under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Summit for the year ended December 31, 2018, Cornerstone shareholders should consider the matters described below in determining whether to approve the merger agreement.

Because the exchange ratio is fixed, fluctuations in the trading price of Summit common stock will change the value of the shares of Summit common stock you receive in the merger.

The exchange ratio is set at 228 for each share of Cornerstone common stock. As a result, the market value of the Summit common stock that Cornerstone shareholders receive in the merger will depend on the market price of Summit common stock at the time the shares are issued. Because the exchange ratio is fixed, the value of the shares of Summit common stock that will be issued to Cornerstone shareholders in the merger will depend on the market price of Summit common stock at the time the shares are issued. After the merger, the market value of Summit common stock may decrease and be lower than the market value of Summit common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and proxy statement, there will be no adjustment to the fixed number of shares of Summit common stock that will be issued to Cornerstone shareholders based upon changes in the market price of Summit common stock or Cornerstone common stock prior to the closing.

There may be an adjustment to the fixed number of shares of Summit common stock that will be issued to Cornerstone shareholders based upon changes in the market price of Summit common stock and the NASDAQ Bank Index (IBIX) prior to the closing. However, any changes to the fixed number of shares of Summit common stock will not increase the per share value that Cornerstone shareholders will receive in the merger from the value calculated using the pre-announcement market price of Summit common stock. Furthermore, the Cornerstone board of directors may terminate the merger agreement if the average closing price of Summit common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IBIX) prior to the closing, in which case the merger will not occur, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Cornerstone common stock.

The market price of Summit common stock at the time the merger is completed may vary from the price of Summit common stock on the date the merger agreement was executed, on the date of this prospectus and proxy statement and on the date of the Cornerstone special meeting as a result of various factors that are beyond the control of Summit and Cornerstone, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Cornerstone shareholders, completion of the merger is subject to satisfaction of certain conditions that may not occur until after the Cornerstone special meeting. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69 for further explanation. Therefore, at the time of the Cornerstone special meeting Cornerstone shareholders will not know the precise value of the stock consideration they will receive at the effective time of the merger. Cornerstone shareholders should obtain current market quotations for shares of Summit common stock.

The elections made by holders of Cornerstone common stock with respect to the types of merger consideration they would like to receive are subject to proration, and there can be no assurance that a shareholder will receive the type of merger consideration that he, she or it elects.

Each holder of Cornerstone common stock will be able to elect the type of merger consideration that he, she or it would like to receive for each of his, her or its shares of Cornerstone common stock, including electing to receive the cash consideration for a portion of his, her or its shares of Cornerstone common stock and receive the stock consideration for the remainder of his, her or its shares of Cornerstone common stock. We refer to a share of Cornerstone common stock for which an election to receive the cash consideration is made as a cash election share and a share of Cornerstone common stock for which an election to receive the stock consideration is made as a stock election share. Shares of Cornerstone common stock for which no election is made will be deemed to be no-election shares. All such elections are subject to adjustment on a pro rata basis.

The merger agreement provides that the aggregate number of shares of Cornerstone common stock that will be converted for cash consideration will be equal to 2,500 shares, and the aggregate cash consideration will be equal to $14,250,000, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 2,500 shares of Cornerstone common stock converting to a maximum of 570,000 shares of Summit common stock after applying the exchange ratio. As a result, all elections may be subject to proration depending on the elections made by other holders of Cornerstone common stock if the cash consideration (or the stock consideration) is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 50% of the shares of Cornerstone common stock are treated as cash election shares and approximately 50% of the shares of Cornerstone common stock are treated as stock election shares.

For example, if the aggregate of the cash consideration payable to holders of cash election shares is in excess of the maximum cash consideration, all of the no-election shares will be treated as stock election shares and a number of cash election shares will be converted into stock election shares until the maximum cash consideration is no longer oversubscribed. If the aggregate of the cash consideration payable to holders of cash election shares is less than the maximum cash consideration, a number of no-election shares will be treated as cash election shares until the maximum cash consideration is no longer undersubscribed and, if necessary or appropriate, a number of stock election shares will be converted into cash election shares until the maximum cash consideration is no longer undersubscribed.

Accordingly, depending on the elections made by other Cornerstone shareholders, if a holder of Cornerstone common stock elects to receive all cash consideration pursuant to the merger, such holder may receive a portion of the merger consideration due to such holder in the form of stock consideration. If a holder of Cornerstone common stock elects to receive all stock consideration pursuant to the merger, such holder may receive a portion of the merger consideration due to such holder in the form of cash consideration. Holders of Cornerstone common stock who make an election to receive the stock consideration for some of their shares and the cash consideration for the remainder of their shares may receive different amounts or proportions of the stock consideration and the cash consideration than they elected.

The market price of Summit common stock after the merger may be affected by factors different from those affecting the shares of Cornerstone or Summit currently.

Upon completion of the merger, holders of Cornerstone common stock will become holders of Summit common stock. Summit’s business differs from that of Cornerstone, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Summit and Cornerstone. For a discussion of the businesses of Summit and Cornerstone and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and proxy statement.

The integration of the operations of Summit and Cornerstone may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on Summit’s ability to realize the anticipated benefits and cost savings from successfully combining the businesses of Summit and Cornerstone and to combine the businesses of Summit and Cornerstone in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Cornerstone or decreasing revenues due to loss of customers. If Summit is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Summit’s ability to successfully conduct its business in the markets in which Cornerstone now operates, which could have an adverse effect on Summit’s financial results and the value of its common stock. If Summit experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Cornerstone to lose customers or cause customers to remove their accounts from Cornerstone and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Cornerstone and Summit during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on Summit’s ability to:

•	Retain and attract qualified personnel to Summit;

•	Maintain existing relationships with depositors of Cornerstone to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Cornerstone;

•	Control the incremental non-interest expense from Summit to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by Summit and Cornerstone and in nearby communities. Summit may not be able to manage effectively its growth resulting from the merger.

Summit may fail to realize the cost savings estimated for the merger.

Although Summit estimates that it will realize cost savings of approximately $475,000 (pre-tax) annually (excluding one-time costs and expenses associated with the merger with Cornerstone) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require Summit to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Summit’s ability to combine the businesses of Summit and Cornerstone in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Summit is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The merger with Cornerstone may distract management of Summit from its other responsibilities.

The acquisition of Cornerstone could cause the management of Summit to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Summit. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Summit.

If the merger is not completed, Summit and Cornerstone will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Summit and Cornerstone has incurred and will continue to incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Summit and Cornerstone would have to recognize these expenses without realizing the expected benefits of the merger.

Cornerstone shareholders will have less influence as shareholders of Summit than as shareholders of Cornerstone.

Cornerstone shareholders currently have the right to vote in the election of the board of directors of Cornerstone and on other matters affecting Cornerstone. Following the merger, the shareholders of Cornerstone as a group will own approximately 4.4% of the combined organization. When the merger occurs, each Cornerstone shareholder that receives shares of Summit common stock will become a shareholder of Summit with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Cornerstone. Because of this, Cornerstone shareholders will have less influence on the management and policies of Summit than they now have on the management and policies of Cornerstone.

Some of the directors and executive officers of Cornerstone may have interests in the merger that differ from the interests of non-director or non-management shareholders.

The interests of some of the directors and executive officers of Cornerstone may be different from those of holders of Cornerstone common stock, and directors and executive officers of Cornerstone may be participants in arrangements that are different from, or in addition to, those of holders of Cornerstone common stock. These interests are described in more detail in the section entitled “The Merger—Interests of Certain Cornerstone Directors and Executive Officers in the Merger” beginning on page 62.

The fairness opinion delivered to the Cornerstone board of directors by Cornerstone’s financial advisor prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.

The opinion of Davidson, Cornerstone’s financial advisor, to the Cornerstone board of directors, was delivered on, and was dated, September 17, 2019. Changes in the operations and prospects of Cornerstone or Summit, general market and economic conditions and other factors that may be beyond the control of Cornerstone and Summit may alter the value of Cornerstone or Summit or the prices of shares of Cornerstone common stock or Summit common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion is included as Appendix B to this prospectus and proxy statement. For a description of the opinion, please refer to “The Merger—Opinion of Cornerstone’s Financial Advisor” on page 42. For a description of the other factors considered by Cornerstone’s board of directors in determining to approve the merger, please refer to “The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors” on page 37.

The merger agreement limits Cornerstone’s ability to pursue an alternative acquisition proposal and requires Cornerstone to pay a termination fee of $1,282,500 under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Cornerstone from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Acquisition Proposals” on page 73. The merger agreement also provides for the payment by

Cornerstone of a termination fee in the amount of $1,282,500 in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Cornerstone from considering or proposing such an acquisition. See “Merger Agreement—Termination Fee” on page 82.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Summit and Cornerstone may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Summit and Cornerstone are obligated to complete the merger:

•	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Cornerstone;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger;

•	The registration statement shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of Summit common stock to be issued in the merger must be approved for listing on NASDAQ.

The required regulatory approvals may not be obtained, or may impose burdensome conditions, or may not be received in a timely fashion.

Completion of the merger is conditioned upon the receipt of certain regulatory approvals, including the expiration or termination of the applicable waiting periods. The initial filings with the FDIC, WV DFI and the Federal Reserve were made on October 9, 2019. Although Summit and Cornerstone have agreed in the merger agreement to use their reasonable best efforts to obtain the required regulatory approvals, there can be no assurance that these approvals will be obtained or will be obtained in a timely fashion. In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. While Summit and Cornerstone do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of jeopardizing or delaying completion of the merger or reducing the anticipated benefits of the merger. If Summit agrees to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

Some of the conditions to the merger may be waived by Summit or Cornerstone without resoliciting shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by Summit or Cornerstone, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Completion of the Merger” on page 69. If any conditions are waived, Cornerstone will evaluate whether an amendment of this prospectus and proxy statement and resolicitation of proxies is warranted. In the event that the board of directors of Cornerstone determines that resolicitation of shareholders is not warranted, Summit and Cornerstone will have the discretion to complete the transaction without seeking further Cornerstone shareholder approval.

Termination of the merger agreement could negatively impact Cornerstone.

If the merger agreement is terminated, there may be various consequences. For example, Cornerstone’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and the Cornerstone board of directors seeks another merger or business combination, Cornerstone shareholders cannot be certain that Cornerstone will be able to find a party willing to pay the equivalent or greater consideration than that which Summit has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Cornerstone’s board of directors, Cornerstone may be required to pay Summit a termination fee of $1,282,500, which could have an adverse effect on Cornerstone’s financial condition.

Failure to complete the merger could negatively affect the market price of Cornerstone common stock.

If the merger is not completed for any reason, Cornerstone will be subject to a number of material risks, including the following:

•	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Cornerstone’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

If Cornerstone’s board of directors seeks another merger or business combination, Cornerstone shareholders cannot be certain that Cornerstone will be able to find a party willing to pay an equivalent or greater consideration than that which Summit has agreed to pay in the merger.

The shares of Summit common stock to be received by Cornerstone shareholders as a result of the merger will have different rights from the shares of Cornerstone common stock.

Upon completion of the merger, Cornerstone shareholders who receive Summit common stock will become Summit shareholders and their rights as shareholders will be governed by Summit’s articles of incorporation and Summit’s bylaws. The rights associated with Cornerstone common stock are different from the rights associated with Summit common stock, and, in some cases may be less favorable. For example, Cornerstone shareholders currently elect each member of their board of directors at each annual meeting of Cornerstone shareholders. Upon completion of the merger, Cornerstone shareholders will hold Summit common stock that provides that the members of only one of three classes of directors are elected at each annual meeting of Summit shareholders, which could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change in control of Summit. Please see “Comparative Rights of Shareholders” beginning on page 97 for a discussion of the different rights associated with Summit common stock.

Cornerstone will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cornerstone. These uncertainties may impair Cornerstone’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Cornerstone to seek to change existing business relationships with Cornerstone. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Cornerstone may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Cornerstone employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Cornerstone’s business following the merger could be harmed. In addition, the merger agreement restricts Cornerstone from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Summit. These restrictions may prevent Cornerstone from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Pending the Merger” on page 76.

If the merger and the bank merger do not constitute a reorganization under Section 368(a) of the Code, then each Cornerstone shareholder may be responsible for payment of U.S. income taxes related to the merger.

As structured, Cornerstone believes that the merger and bank merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the United States Internal Revenue Service, or the IRS, may determine that the merger and the bank merger do not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Cornerstone shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of Summit common stock and the amount of cash consideration, if any, received by the Cornerstone shareholder in the merger (or as a result of validly exercising that shareholder’s appraisal rights) and (ii) the Cornerstone shareholder’s adjusted tax basis in the shares of Cornerstone common stock exchanged therefor. In addition, Cornerstone would also recognize gain or loss on the transfer of its assets in connection with the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUMMIT

The following table summarizes selected historical consolidated financial data of Summit for the periods and as of the dates indicated. This information has been derived from Summit’s consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2019 and June 30, 2018 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Summit. You should not assume the results of operations for past periods and for the six months ended June 30, 2019 and June 30, 2018 indicate results for any future period.

You should read this information in conjunction with Summit’s consolidated financial statements and related notes thereto included in Summit’s Annual Report on Form 10-K as of and for the year ended December 31, 2018, and in Summit’s Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2019, which are incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” beginning on page 105 of this prospectus and proxy statement.

	As of and for the Six Months Ended June 30, (unaudited)		As of/For the Year Ended December 31,
Dollars in thousands, except per share amounts	2019	2018	2018	2017	2016	2015	2014
Summary of Operations
Interest income	$52,750	$46,297	$95,409	$84,527	$64,091	$58,883	$57,626
Interest expense	14,914	11,764	25,612	18,380	15,084	12,867	15,241

Net interest income	37,836	34,533	69,797	66,147	49,007	46,016	42,385
Provision for loan losses	550	1,250	2,250	1,250	500	1,250	2,250

Net interest income after provision for loan losses	37,286	33,283	67,547	64,897	48,507	44,766	40,135
Noninterest income	11,040	9,023	17,422	14,427	11,600	11,861	11,223
Noninterest expense	29,189	25,049	49,873	57,745	34,802	33,632	35,324

Income before income taxes	19,137	17,257	35,096	21,579	25,305	22,995	16,034
Income tax expense	3,481	3,534	7,024	9,664	8,008	6,893	4,678

Net income	15,656	13,723	28,072	11,915	17,297	16,102	11,356
Dividends on preferred shares	—	—	—	—	—	—	771

Net income applicable to common shares	$15,656	$13,723	$28,072	$11,915	$17,297	$16,102	$10,585

Per Common Share:
Earnings per share
Basic earnings	$1.24	$1.11	$2.27	$1.00	$1.62	$1.56	$1.40
Diluted earnings	$1.23	$1.10	$2.26	$1.00	$1.61	$1.50	$1.17
Cash dividends	$0.29	$0.26	$0.53	$0.44	$0.40	$0.32	$—
Period-End Balances:
Assets	$2,299,114	$2,107,652	$2,200,586	$2,134,240	$1,758,647	$1,492,429	$1,443,568
Loans	1,805,850	1,617,373	1,682,005	1,593,744	1,307,862	1,079,331	1,019,842
Deposits	1,797,493	1,639,996	1,634,826	1,600,601	1,295,519	1,066,709	1,061,314
Short-term borrowings	225,343	202,429	309,084	250,499	224,461	171,394	123,633
Long-term borrowings	726	20,743	735	45,751	46,670	75,581	77,490
Shareholders’ equity	235,701	209,879	219,830	201,505	155,360	143,744	131,644

PRICE RANGE OF COMMON STOCK

Summit common stock is traded on NASDAQ under the symbol “SMMF.” There is no established public trading market for Cornerstone common stock. The closing sale price reported for Summit common stock on September 17, 2019, the last trading date preceding the public announcement of the merger agreement, was $25.85. On [●], the last practicable trading date before the distribution of this prospectus and proxy statement, the closing sales price per share of Summit common stock was $[●].

The following table sets forth for the periods indicated the high and low prices per share of Summit common stock as reported on NASDAQ. The per share prices do not include adjustments for markups, markdowns or commissions.

	Summit Dividends	Summit Common Stock		Cornerstone Dividends
		Sales Price
Time Period		High	Low
2019
Fourth Quarter (through October 8, 2019	$0.00	$26.18	$25.09	$0.00
Third Quarter	$0.15	$27.47	$23.76	$0.00
Second Quarter	$0.15	$27.08	$24.59	$0.00
First Quarter	$0.14	$27.00	$19.23	$0.00

2018
Fourth Quarter	$0.14	$24.63	$17.94	$100.00
Third Quarter	$0.13	$27.50	$22.86	$0.00
Second Quarter	$0.13	$28.00	$24.00	$0.00
First Quarter	$0.13	$27.50	$21.78	$0.00

2017
Fourth Quarter	$0.11	$28.16	$23.62	$100.00
Third Quarter	$0.11	$26.62	$20.93	$0.00
Second Quarter	$0.11	$23.40	$20.01	$0.00
First Quarter	$0.11	$27.60	$19.13	$0.00

Cornerstone stock is not listed on any stock exchange or quoted on any interdealer quotation system. During the above-presented periods, Cornerstone management, to the best of its knowledge, knows of no sales of the Company’s stock, other than transfers among family members in which no cash consideration was exchanged.

As of [●], 2019, the last date prior to distribution of this prospectus and proxy statement for which it was practicable to obtain this information, there were approximately [●] registered holders of Summit common stock and approximately [101] registered holders of Cornerstone common stock.

The following table sets forth historical per share market values for Summit common stock and Cornerstone common stock (i) on September 17, 2019, the last trading day prior to public announcement of the merger agreement, and (ii) on [●], 2019, the most recent practicable date before the printing and mailing of this prospectus and proxy statement. The table also shows the equivalent pro forma market value of Cornerstone common stock on those dates. Cornerstone common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The equivalent pro forma market value of Cornerstone common stock is obtained by multiplying the historical market price of Summit common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of Summit common stock is equal to the historical market price on September 17, 2019 and [●], 2019. Accordingly, the pro forma market value (i) on September 17, 2019 is determined by multiplying $25.85 by the exchange ratio and (ii) on [●], 2019 is determined by multiplying $[●] by the exchange ratio.

The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of Summit common stock used to determine the exchange ratio and the market price may be higher or lower than the closing prices of Summit common stock on the dates shown in the table and, therefore, the market value of the Summit common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Comparative Per Share Historical Market Prices and Equivalent ProForma Market Value

	Summit Financial Group, Inc.		Cornerstone Financial Services, Inc.(1)		Cornerstone Equivalent Pro Forma Market Value
September 17, 2019		$25.85		$400.00		$5,893.80
[●]	$	[●]	$	[●]	$	[●]

(1)

Cornerstone common stock is not listed on any stock exchange or quoted on any interdealer quotation system. The market price of $400.00 per share of Cornerstone represents the last known trade on January 19, 2007.

The market price of Summit common stock will fluctuate between the date of this prospectus and proxy statement and the effective time of the merger. Cornerstone shareholders should obtain current stock price quotations for Summit common stock. No assurance can be given concerning the market price of Summit common stock before or after the effective time of the merger. Any change in the market price of Summit common stock prior to the effective time of the merger will affect the market value of the merger consideration that Cornerstone’s shareholders will receive upon the effective time of the merger. Once the merger is completed, there will be no further private or public market for Cornerstone common stock.

COMPARATIVE PER SHARE DATA

(Unaudited)

The following tables set forth the basic earnings, diluted earnings, cash dividends and book value per common share data for Summit and Cornerstone on a historical basis, on a pro forma combined basis, and on a per equivalent Cornerstone share basis, as of or for the six-month period ended June 30, 2019, and as of or for the fiscal year ended December 31, 2018.

The pro forma data was derived by combining the historical consolidated financial information of Summit and Cornerstone using the acquisition method of accounting for business combinations and assumes the transaction is completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2018, in the case of the earnings per share and dividends declared data. The unaudited pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Cornerstone at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the financial information and financial statements of Summit incorporated by reference in this prospectus and proxy statement. See “Where You Can Find More Information” beginning on page 105.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, including that 50% of the merger consideration would be in the form of Summit common stock based upon a fixed exchange ratio resulting in its issuance of 570,000 shares, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Summit	Cornerstone	Pro Forma Combined	Per Equivalent Cornerstone
Earnings per share for the six months ended June 30, 2019:
Basic	$1.24	$174.16	$1.24	$282.72
Diluted	$1.23	$174.16	$1.24	$282.72
Cash dividends per share declared for the six months ended June 30, 2019(1)	$0.29	$0.00	$0.29	$66.12
Book value per common share as of June 30, 2019	$18.93	$3,801.00	$19.20	$4,377.60
Tangible common book value per share as of June 30, 2019	$17.04	$3,801.00	$16.50	$3,762.00

Earnings per share for the fiscal year ended December 31, 2018:
Basic	$2.27	$258.75	$2.25	$513.00
Diluted	$2.26	$258.75	$2.24	$510.72
Cash dividends per share declared for the fiscal year ended December 31, 2018(1)	$0.53	$100.00	$0.53	$120.84
Book value per common share as of the fiscal year ended December 31, 2018	$17.85	$3,299.63	$18.17	$4,142.76
Tangible common book value per share as of the fiscal year ended December 31, 2018	$15.75	$3,299.63	$15.44	$3,520.32

(1)	Pro forma dividends per share represent Summit’s historical dividends per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and proxy statement contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of Summit, Cornerstone and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this prospectus and proxy statement (and the documents to which you are referred in this prospectus and proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and proxy statement relates, the timing and amount of growth and cost savings realized, following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of Summit, Cornerstone, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either Summit or Cornerstone to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 17 under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by Summit;

•

Fluctuations in the market price of Summit common stock and the related effect on the market value of the merger consideration that Cornerstone common shareholders will receive upon completion of the merger;

•	Changes in goals and targets and statements of the assumptions underlying or relating to any such statements;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding Summit’s geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of Summit and Cornerstone;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of Summit products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•	Changes in regulations and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus and proxy statement or the date of any document incorporated by reference in this prospectus and proxy statement.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this prospectus and proxy statement and attributable to Summit or Cornerstone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and proxy statement. Except to the extent required by applicable law or regulation, Summit and Cornerstone undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus and proxy statement or to reflect the occurrence of unanticipated events.

THE CORNERSTONE SPECIAL MEETING

This section contains information about the special meeting of Cornerstone shareholders that has been called to consider and approve the merger agreement.

Together with this prospectus and proxy statement, Cornerstone is also sending you a notice of the special meeting and a proxy card that is solicited by the Cornerstone board of directors. The special meeting will be held on [●], 2019, at [●], local time, at [●], located at [●].

Matters to Be Considered

At the Cornerstone special meeting, you will be asked to consider and vote upon the following matters:

(1)

a proposal to approve the Agreement and Plan of Merger, dated as of September 17, 2019, by and between Summit and Cornerstone, which provides for, among other things, the merger of Cornerstone into CFS Merger Sub LLC, a wholly-owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., or Summit Community Bank, or the Cornerstone merger proposal; and

(2)

a proposal to approve adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, or the Cornerstone adjournment proposal.

Other Business

We do not expect that any matter other than the Cornerstone merger proposal and the Cornerstone adjournment proposal will be brought before the Cornerstone special meeting. If, however, any other matter shall be properly brought before the Cornerstone special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Proxies

Each copy of this prospectus and proxy statement mailed to record holders of Cornerstone common stock is accompanied by a proxy card with instructions for voting. The Cornerstone board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you hold your shares of Cornerstone common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary or executing another proxy as of a date subsequent to the prior proxy card. If you are a shareholder of record or have a legal proxy from a shareholder of record, you may also revoke your proxy by voting in person at the special meeting.

If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that Cornerstone receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

Cornerstone shareholders with shares represented by stock certificates should not send Cornerstone stock certificates with their proxy cards. Prior to the effective time, holders of Cornerstone common stock with shares represented by stock certificates or held in book-entry form will be mailed an election form with instructions on how to exchange their Cornerstone stock certificates or book-entry shares for the merger consideration.

Solicitation of Proxies

Cornerstone will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Cornerstone’s directors and employees personally and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Cornerstone may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Cornerstone common stock held of record by them and to obtain authorization for the execution of proxies. Cornerstone expects to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Record Date

The close of business on [●], 2019 has been fixed as the record date for determining the Cornerstone shareholders entitled to receive notice of and to vote at the special meeting. At that time, 5,000 shares of Cornerstone common stock were outstanding and entitled to vote at the special meeting, held by approximately 101 holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Cornerstone common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. If a quorum exists, the approval of the Cornerstone merger proposal and the Cornerstone adjournment proposal requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting.

As of the record date, Cornerstone directors and executive officers, and their affiliates, beneficially owned 2,903 shares of Cornerstone common stock, representing approximately 58% of the outstanding shares of Cornerstone common stock entitled to vote at the special meeting. Cornerstone directors have entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, to vote 1,584 shares of Cornerstone common stock over which they have sole voting power and sole beneficial ownership, representing approximately 31.7% of the outstanding shares of Cornerstone common stock, in favor of the approval of the merger agreement.

If you are a holder of Cornerstone common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Cornerstone special meeting, but it will have no effect on the outcome of either the Cornerstone merger proposal or the Cornerstone adjournment proposal.

Brokers, banks, nominees and other holders of record holding shares of Cornerstone common stock in “street name” may only vote your shares of Cornerstone common stock on the Cornerstone merger proposal and the Cornerstone adjournment proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide instructions. Broker non-votes will have no effect on the Cornerstone merger proposal, and will have no effect on the Cornerstone adjournment proposal.

Voting Agreement Executed by Directors of Cornerstone

Concurrently with execution of the merger agreement, each of the directors of Cornerstone, in their capacities as shareholders of Cornerstone, entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, with Summit, under which such individuals agreed to vote their shares of Cornerstone common stock in favor of the merger agreement at the Cornerstone special meeting. As of the record date, Cornerstone directors and executive officers, and their affiliates, beneficially owned 2,903 shares of Cornerstone common stock, representing approximately 58% of the outstanding shares of Cornerstone common stock entitled to vote at the special meeting. Cornerstone directors must vote 1,584 shares of Cornerstone common stock over which they have sole voting power and sole beneficial ownership, representing approximately 31.7% of the outstanding shares of Cornerstone common stock, in favor of the approval of the merger agreement.

Attending the Special Meeting

All holders of Cornerstone common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

PROPOSALS TO BE CONSIDERED AT THE CORNERSTONE SPECIAL MEETING

PROPOSAL NO. 1

APPROVE THE MERGER AGREEMENT

Cornerstone is asking its shareholders to approve the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 65. As discussed in detail in the sections entitled “The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors” beginning on page 37, after careful consideration, the Cornerstone board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Cornerstone and the board unanimously approved the merger agreement. Accordingly, Cornerstone’s board of directors unanimously recommends that Cornerstone shareholders vote “FOR” the Cornerstone merger proposal.

Required Vote

Approval of the Cornerstone merger proposal requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting at which a quorum is present. You are entitled to one vote for each share of Cornerstone common stock you held as of the record date.

The affirmative vote of the holders of a majority of the votes cast on the matter, assuming a quorum is present at the special meeting, is needed in order to proceed with the merger. An abstention will have no effect on the outcome of either the Cornerstone merger proposal or the Cornerstone adjournment proposal. The Cornerstone board of directors urges Cornerstone shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope or vote in person at the Cornerstone special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail.

Recommendation of the Cornerstone Board of Directors

The Cornerstone board of directors recommends that you vote “FOR” approval of the Cornerstone merger proposal. See “The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors” on page 37 for a more detailed discussion of the Cornerstone board of directors’ recommendation.

PROPOSAL NO. 2

APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN THE CORNERSTONE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the Cornerstone special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the Cornerstone merger proposal is insufficient to approve such proposal, management may move to adjourn the special meeting on one or more occasions in order to enable the board of directors to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than [•], 2020. In that event, you will be asked to vote only upon the Cornerstone adjournment proposal and will not be asked to vote on the Cornerstone merger proposal at the special meeting.

In this proposal, Cornerstone is asking the Cornerstone shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the Cornerstone board of directors the authority to adjourn the special meeting and any later adjournments. If the Cornerstone shareholders approve this proposal, Cornerstone could adjourn the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the Cornerstone merger proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the Cornerstone merger proposal have been received, Cornerstone could adjourn the special meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Cornerstone special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the Cornerstone adjournment proposal requires the affirmative vote of a majority of the votes cast at the Cornerstone special meeting. An abstention will have the no effect on the outcome of either the Cornerstone merger proposal or the Cornerstone adjournment proposal.

Recommendation of the Cornerstone Board of Directors

The Cornerstone board of directors believes that if the number of shares of its common shares present in person or represented by proxy at the Cornerstone special meeting and voting in favor of the approval of the merger agreement is insufficient to approve such proposal, it is in the best interests of the Cornerstone shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The Cornerstone board of directors unanimously recommends that shareholders vote “FOR” the approval of the Cornerstone adjournment proposal.

THE MERGER

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of Cornerstone and Summit believe are material. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus and proxy statement as Appendix A and is incorporated by reference in this prospectus and proxy statement. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Background and Negotiation of the Merger

The board of directors and executive management of Cornerstone have regularly reviewed and assessed various business strategies and objectives and considered various business strategies and options to enhance shareholder value, the liquidity of Cornerstone common stock, as well as expand product and service offerings to more closely align with the changing demographic and economy in the markets that it serves.

In the first quarter of 2019, Lorraine L. Brisell, president of Cornerstone and a member of the Cornerstone board of directors, Ronald B. Spencer, chairman of the Cornerstone board of directors, and Michael T. Hall, a member of the Cornerstone board of directors, engaged in preliminary discussions regarding a potential strategic business combination with an interested competitor, which we refer to as Company A.

Later in the first quarter of 2019, Ms. Brisell and Mr. Spencer and various representatives of Summit, including its president and chief executive officer, H. Charles Maddy, III, and its chief financial officer, Robert S. Tissue, engaged in preliminary discussions regarding a potential strategic business combination involving the two companies.

In April 2019, Ms. Brisell and Mr. Spencer met with representatives of Company A and Summit, respectively, to continue the discussions begun earlier in the year. In connection with and in furtherance of these discussions, Cornerstone entered into nondisclosure agreements with each of Company A and Summit.

In early June 2019, Ms. Brisell contacted Sandra M. Murphy of Bowles Rice LLP, which we refer to as Bowles Rice, Cornerstone’s legal counsel, to discuss the status of discussions with each of Company A and Summit and the process for moving forward with evaluating Cornerstone’s strategic alternatives.

On June 6, 2019, Ms. Brisell and Mr. Spencer met with representatives of Company A to discuss a proposed transaction in general terms. Company A indicated its continuing interest in pursuing a transaction with Cornerstone.

Upon consulting with Bowles Rice, Ms. Brisell and Mr. Spencer conducted an informational call with representatives of D. A. Davidson & Co., which we refer to as Davidson, with respect to the financial advisor services that Davidson could perform in connection with any potential transaction.

Ms. Brisell arranged for a presentation to the Cornerstone board of directors by representatives of Davidson at the board’s meeting on June 18, 2019. Prior to the meeting, Cornerstone, in consultation with Bowles Rice, and Davidson negotiated the terms of a potential engagement letter with respect to Davidson’s services if it were to be engaged by Cornerstone.

Representatives of Davidson presented to the Cornerstone board of directors on June 18, 2019. Ms. Murphy was also in attendance and advised the Cornerstone board with respect to its fiduciary duties when evaluating a potential sale transaction. Ms. Murphy addressed questions from the directors in connection with her presentation concerning the directors’ duties. After consultation with D.A. Davidson and Bowles Rice, the Cornerstone board decided to pursue bid proposals from Company A and Summit with the understanding that the board could widen the search or elect to remain independent if the bids received were not satisfactory.

Following Davidson’s presentation, the Cornerstone board of directors approved the engagement of Davidson to serve as Cornerstone’s financial advisor in connection with a potential business transaction and authorized Ms. Brisell to enter into further negotiations regarding the terms of the engagement letter within the parameters set by the board. The board further authorized Ms. Brisell to enter into Davidson’s engagement letter following such final negotiations. Ms. Brisell negotiated with Davidson between June 19 and June 27, 2019, and executed the Davidson engagement letter on June 27, 2019.

Following its engagement, Davidson prepared an electronic dataroom with a variety of diligence materials for each of Company A and Summit to review. The electronic dataroom was made available to Company A and Summit on July 25, 2019.

Davidson also coordinated a process whereby each of Company A and Summit provided indications of interest for the potential acquisition of Cornerstone, each of which was delivered in early August 2019.

The Cornerstone board of directors met on August 15, 2019 to consider the terms of each proposal. Representatives of Bowles Rice and Davidson were present. Davidson presented the details of each of the two proposals. Following a thorough review of the two proposals during which representatives of Davidson and Bowles Rice responded to questions raised by members of the board, the Cornerstone board of directors authorized Ms. Brisell to execute and deliver the indication of interest provided by Summit, which included a 30-day exclusivity period for Summit and Cornerstone to pursue the completion of definitive agreements with respect to the proposed transaction. The Cornerstone board also authorized the management of Cornerstone to negotiate a definitive agreement with Summit. Later that day, Ms. Brisell executed and delivered the indication of interest letter to Summit.

During the remainder of August 2019, Summit continued its due diligence review of Cornerstone, including a review of documents provided on the electronic dataroom maintained by Davidson, a loan review conducted at an agreed upon site and various management meetings.

On August 29, 2019, Hunton Andrews Kurth LLP, which we refer to as Hunton, counsel for Summit, provided an initial draft of the merger agreement and an employment agreement for Lorraine L. Brisell to Bowles Rice. After consultation with Cornerstone’s management, Bowles Rice provided initial comments to Hunton on the merger agreement and the employment agreement on September 5, 2019.

From September 3, 2019 through September 12, 2019 Cornerstone, Davidson and Summit discussed the methodology and negotiated the Minimum Adjusted Shareholders’ Equity amount and floor and ceiling amounts. From September 7 through September 12, 2019 Davidson and Summit discussed the methodology for calculating the exchange ratio for the stock portion of the consideration to be paid by Summit in the transaction. On September 12, 2019 Davidson and Summit negotiated and agreed upon the exchange ratio.

From September 5, 2019 through September 17, 2019, Cornerstone and Summit, with assistance of their respective legal advisors, negotiated the terms of the definitive merger agreement and related documents, including a bank merger agreement, a voting agreement and support agreements to be signed by each director. In addition, Cornerstone and Summit and their respective legal advisors continued to discuss various matters related to the proposed combination of Summit and Cornerstone. Cornerstone and its representatives conducted reverse due diligence on Summit during the first half of September.

On September 11, 2019, the Summit board of directors approved the merger.

On September 17, 2019, the Cornerstone board of directors held a special meeting to review the terms of the merger agreement, the merger consideration, the various related agreements contemplated by the merger agreement, and the transactions contemplated by the merger agreement, including the merger. The Cornerstone board of directors received presentations regarding the proposed merger and merger agreement from Davidson and Bowles Rice. Bowles Rice reviewed the terms of the merger agreement and related agreements, including the bank merger agreement, voting agreement and director support agreements. Bowles Rice again reviewed the legal duties of directors. Davidson reviewed the financial aspects of the proposed merger and rendered its opinion to the board of directors to the effect that (as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Davidson, as set forth in the opinion) the merger consideration was fair, from a financial point of view, to the holders of Cornerstone’s common stock. See “The Merger—Opinion of Cornerstone’s Financial Advisor” on page 42 for more information.

The board of directors deliberated and carefully considered the presentations by Cornerstone’s financial advisor and legal counsel, as well as the factors described under “Cornerstone’s Reasons for the Merger; Recommendation of Cornerstone’s Board of Directors” on page 37. The board of directors also considered the interests of Cornerstone’s shareholders, employees and the communities served by Cornerstone. The board of directors determined that the proposed merger with Summit and the related transactions, as reflected in the merger agreement, were in the best interest of Cornerstone and its shareholders. The board of directors unanimously approved the merger agreement and related agreements and documents. The board of directors also approved the submission of the merger agreement to Cornerstone’s shareholders and recommended that Cornerstone’s shareholders approve the merger agreement.

Summit and Cornerstone issued a press release announcing the proposed merger in the evening of September 17, 2019.

Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors

The Cornerstone board of directors believes that the merger is in the best interest of Cornerstone and its shareholders. Accordingly, the board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Cornerstone’s shareholders vote “FOR” the Cornerstone merger proposal.

In reaching its decision to approve the merger and the merger agreement and to recommend the approval of the merger agreement and the merger to Cornerstone’s shareholders, the Cornerstone board of directors evaluated the merger and the merger agreement in consultation with executive management, its financial advisor, and Bowles Rice, its legal counsel. The Cornerstone board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Cornerstone’s shareholders and ultimately determined that it was in the best interest of Cornerstone and its shareholders for Cornerstone to enter into the merger agreement with Summit. The Cornerstone board of directors believes that partnering with Summit will maximize the long-term value of its shareholders’ investment in Cornerstone, and that the merger will provide the combined company with additional resources necessary to compete more effectively in central West Virginia. The Cornerstone board of directors believes that Summit common stock is publicly traded rendering it more easily tradeable and is more liquid than Cornerstone’s common stock. In addition, the Cornerstone board of directors believes that the customers and communities served by Cornerstone will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that Cornerstone shareholders vote “FOR” the Cornerstone merger proposal, the Cornerstone board of directors considered many factors, including, without limitation, the following:

•	The extensive review undertaken by the Cornerstone board of directors with respect to the strategic alternatives available to Cornerstone;

•	The consideration being offered to Cornerstone shareholders in relation to the book value per share, tangible book value per share, earnings per share and projected earnings per share of Cornerstone;

•

The results that could be expected to be obtained by Cornerstone if it continued to operate independently and the potential future value of Cornerstone common stock compared to the value of the merger consideration offered by Summit;

•	The value of the merger consideration offered by Summit and the uncertainty whether or when the Cornerstone common stock would attain a value equal to value of the merger consideration;

•	The limited prospects for Cornerstone to grow its franchise through acquisitions given Cornerstone’s relatively small size, corporate structure and lack of liquidity in Cornerstone common stock;

•

Its understanding of the current and prospective environment in which Cornerstone operates, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on Cornerstone both with and without the merger;

•	The expected future receipt by Cornerstone shareholders of dividends after completion of the merger as Summit shareholders, based on Summit’s current and forecasted dividend yield;

•

The feasibility and prospects of Cornerstone continuing to operate independently, including Cornerstone’s ability to compete with much larger regionally-based banks, and the potential future trading value of Cornerstone common stock compared to the value of the merger consideration offered by Summit;

•	The anticipated future earnings growth of Cornerstone compared to the potential future earnings growth of Summit and the combined entity;

•

The common stock consideration offered by Summit, including the opportunity for Cornerstone shareholders to receive shares of Summit common stock on a tax-free basis for their shares of Cornerstone common stock;

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The market capitalization and trading liquidity of Summit common stock in the event Cornerstone shareholders desired to sell the shares of Summit common stock to be received by them upon completion of the merger;

•	The addition of one of Cornerstone’s directors to the Summit and Summit Community Bank boards of directors;

•	The complementary geographic locations of the Cornerstone and Summit branch networks;

•	Summit’s significantly greater asset size compared to Cornerstone;

•	The absence of any trading market for Cornerstone common stock;

•

The cash/stock election provisions in the merger agreement providing Cornerstone shareholders with an ability to choose the form of consideration that they wish to receive, subject to the overall approximately 50% stock/50% cash allotment;

•

The fact that 50% of the merger consideration would be in the form of Summit common stock based upon a fixed exchange ratio, which will permit Cornerstone shareholders who receive Summit common stock in the merger with the ability to participate in the future performance of the combined company or, for those shareholders who receive cash, to participate in a liquidity event;

•

The financial presentation dated September 17, 2019 of Davidson to the Cornerstone board of directors and the opinion dated September 17, 2019 of Davidson to the Cornerstone board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Cornerstone common stock of the merger consideration as more fully described below under “—Opinion of Cornerstone’s Financial Advisor”;

•

The analyses presented by Bowles Rice, Cornerstone’s legal counsel, as to the structure of the merger, including the condition that the merger must qualify as a transaction that will permit Cornerstone shareholders to receive Summit shares in exchange for their shares of Cornerstone common stock on a tax-free basis for federal income tax purposes, the merger agreement, duties of the board of directors under applicable law, and the process that Cornerstone (including its board of directors) employed in considering strategic transactions including the merger with Summit;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Cornerstone with Summit;

•

The additional products offered by Summit to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	The potential value of an expansion of the Summit branch network adding Cornerstone branch locations to Summit’s existing branch network in Virginia and West Virginia;

•	The earnings prospects of the combined company after completion of the merger;

•	The demonstrated ability of Summit to successfully integrate the operations of acquired companies and the high level of customer service delivered by Summit to its customers;

•	The shared community banking philosophies of Cornerstone and Summit, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	The operations, financial condition and prospects of Summit and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger; and

•	The effects of the merger on Cornerstone employees, including the prospects for continued employment and the severance or other benefits agreed to be provided to Cornerstone employees.

The Cornerstone board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, but not limited to, the following:

•	The challenges of integrating Cornerstone’s businesses, operations and employees with those of Summit;

•	The need to obtain approval by shareholders of Cornerstone, as well as regulatory approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings;

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The risk associated with the requirement that Cornerstone maintain a mutually agreed value of shareholders’ equity through the last day of the second month immediately preceding the effective time of the merger;

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The fact that Cornerstone directors and executive officers have interests in the merger that are different from, or in addition to, those of other Cornerstone shareholders, as more fully discussed under “The Merger—Interests of Certain Cornerstone Directors and Executive Officers in the Merger” on page 62; and

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The risks associated with entry into the merger agreement and conduct of Cornerstone’s business before the merger is completed, and the impact that provisions of the merger agreement relating to payment of a termination fee by Cornerstone may have on Cornerstone receiving superior acquisition offers.

The Cornerstone board of directors also considered the structural protections included in the merger agreement, such as the ability of Cornerstone to terminate the merger agreement under certain circumstances, including, without limitation:

•

The average closing price of Summit common stock declines by more than 15% from $25.35, and Summit common stock underperforms the NASDAQ Bank Index (IBIX) by more than 15%, all as calculated pursuant to the merger agreement, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Cornerstone common stock;

•

Summit materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Summit; or

•

Any required approval of any government authority is denied by final non-appealable action of such government authority, or the shareholders of Cornerstone do not approve the merger at the Cornerstone special meeting.

The Cornerstone board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Cornerstone in compliance with the non-solicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to Cornerstone shareholders than the merger. This termination right is conditioned on Cornerstone providing notice of the unsolicited acquisition proposal to Summit, Summit not making a revised offer to Cornerstone that is at least as favorable as the unsolicited acquisition proposal and Cornerstone paying a $1,282,500 break-up fee to Summit. The amount of this potential fee was negotiated at arm’s-length and was deemed by Cornerstone board of directors to be reasonable based upon the break-up fees paid in comparable transactions and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved. As of the date of this prospectus and proxy statement, no unsolicited acquisition proposals have been received. See “The Merger Agreement—Acquisition Proposals” on page 73 for more information.

The foregoing discussion of the information and factors considered by the Cornerstone board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the Cornerstone board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Cornerstone board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Cornerstone board of directors based its recommendation on the totality of the information presented.

The Cornerstone board of directors unanimously recommends that you vote “FOR” the Cornerstone merger proposal. In considering the recommendation of the Cornerstone board of directors with respect to the Cornerstone merger proposal, Cornerstone shareholders should be aware that Cornerstone directors and executive officers may have interests in the merger that are different from, or in addition to, those of other shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement and plan of merger be adopted by the shareholders of Cornerstone. See “The Merger—Interests of Certain Cornerstone Directors and Executive Officers in the Merger” on page 62.

This summary of the reasoning of Cornerstone’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 28.

Summit’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of Summit common stock in connection with the merger and the other transactions contemplated by the merger agreement, the Summit board of directors consulted with Summit management, as well as its legal advisors, and considered a number of factors, including the following material factors:

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Summit’s, Cornerstone’s and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the Summit board of directors considered its view that Cornerstone’s business and operations complement those of Summit and that the merger would result in a combined company with a well-balanced loan portfolio and an attractive funding base;

•	The fact that the core deposits made up a significant majority of Cornerstone’s funding mix;

•	The potential of enhancing a regional banking franchise with additional scale and access to a broader base of middle market and small business prospects;

•	Cornerstone’s familiarity with central West Virginia markets;

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Management’s understanding of the current and prospective environment in which Summit and Cornerstone operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Summit both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, earnings accretion, tangible book value dilution and internal rate of return;

•	Management’s due diligence examination of Cornerstone;

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Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, Cornerstone’s pro forma earnings, Cornerstone’s rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

•	The complementary nature of the cultures and product mix of the two companies, which management believes should facilitate integration and implementation of the transaction;

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Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

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The financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside legal advisors;

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The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating Cornerstone’s business, operations and workforce with those of Summit;

•	The nature and amount of the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The commitment by Cornerstone Bank’s president to continue employment with Summit Community Bank after the bank merger;

•	The potential risk of diverting management attention and resources from the operation of Summit’s business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the Summit board of directors is not intended to be exhaustive, but includes the material factors considered by the Summit board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of Summit common stock to Cornerstone shareholders in connection with the merger, and the other transactions contemplated by the merger agreement, the Summit board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Summit board of directors considered all these factors as a whole, including discussions with, and questioning of, Summit management, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Cornerstone’s Financial Advisor

On June 27, 2019, Cornerstone entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to Cornerstone. As part of its engagement, Davidson agreed to assist Cornerstone in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Cornerstone and another corporation or business entity. Davidson also agreed to provide Cornerstone’s board of directors with an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Cornerstone’s common stock in the proposed merger. Cornerstone engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Cornerstone and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On September 17, 2019, the Cornerstone board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Cornerstone board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of the Cornerstone’s common stock was fair, from a financial point of view, to such holders of Cornerstone’s common stock in the proposed merger.

The full text of Davidson’s written opinion, dated September 17, 2019, is attached as Appendix B to this prospectus and proxy statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Cornerstone’s shareholders are urged to read the opinion in its entirety.

Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Cornerstone board of directors and addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of Cornerstone’s common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Cornerstone to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Cornerstone or Cornerstone’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Cornerstone, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Cornerstone and Summit determined the consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of Cornerstone’s or Summit’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Davidson has reviewed the registration statement on Form S-4 of which this prospectus and proxy statement is a part and consented to the inclusion of its opinion to the Cornerstone board of directors as Appendix B to this prospectus and proxy statement and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.2 to the registration statement on Form S-4.

In connection with rendering its opinion, Davidson reviewed, among other things, the following:

•	a draft of the Agreement, dated September 12, 2019;

•

certain financial statements and other historical financial and business information about Summit and Cornerstone made available to us from published sources and/or from the internal records of Summit and Cornerstone that we deemed relevant;

•

certain publicly available analyst earnings estimates for Summit for the years ending December 31, 2019 and December 31, 2020 and estimated long-term growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of Cornerstone and Summit;

•

financial projections for Cornerstone for the year ending December 31, 2019 and estimated long term growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of Cornerstone;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

•	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

•	the net present value of Cornerstone with consideration of projected financial results; and

•

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Summit and Cornerstone concerning the business, financial condition, results of operations and prospects of Summit and Cornerstone.

In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for Davidson. We have relied on the assurances of management of Cornerstone that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cornerstone or Summit. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of Cornerstone or Summit and has not been provided with any reports of such physical inspections. Davidson assumed that there has been no material change in Cornerstone’s or Summit’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to Davidson.

With respect to the financial projections and other estimates (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the merger) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of Cornerstone that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Cornerstone as to the future financial performance of Cornerstone and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based.

Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has Davidson assessed the adequacy of the allowance for loan losses of Cornerstone or Summit. Davidson has not reviewed any individual credit files relating to Cornerstone or Summit. Davidson assumed that the respective allowances for loan losses for both Cornerstone and Summit are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson did not make an independent evaluation of the quality of Cornerstone’s or Summit’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of Cornerstone or Summit. Davidson did not make an independent evaluation of the quality of Cornerstone’s or Summit’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of Cornerstone or Summit.

Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the Agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to Davidson’s analysis. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Cornerstone or the contemplated benefits of the merger.

Davidson assumed in all respects material to its analysis that Cornerstone and Summit will remain as going concerns for all periods relevant to its analysis. Davidson’s opinion was necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Cornerstone’s board of directors.

Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We also express no opinion as to the actual value of Summit’s common stock when issued in the merger or the prices at which Summit’s common stock will trade following announcement of the merger or at any future time.

We have not evaluated the solvency or fair value of Cornerstone or Summit under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Cornerstone or Summit. We are not expressing any opinion as to the impact of the merger on the solvency or viability of Cornerstone or Summit or the ability of Cornerstone or Summit to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of September 13, 2019, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for Cornerstone based on the Merger Consideration

Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of Cornerstone common stock issued and outstanding, other than each dissenting share, will be converted into and become the right to receive at the election of the holder either 228 shares of Summit common stock, or cash in an amount of $5,700 per share. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the 20-day volume weighted average price of Summit common stock on September 13, 2019, of $25.33, the aggregate consideration represented an implied value of $5,737.49 per share of Cornerstone common stock. Based upon financial information as of or for the twelve month period ended June 30, 2019 and other financial and market information described below, Davidson calculated the following transaction ratios:

Transaction Ratios
	Per Share		Aggregate
Transaction Price / LTM Net Income	18.3	x	18.3	x
Transaction Price / 2019E Net Income(1)	16.4	x	16.4	x
Transaction Price / 2020E Net Income(1)	14.6	x	14.6	x
Transaction Price / Book Value	150.9%		150.9%
Transaction Price / Tangible Book Value	150.9%		150.9%
Tangible Book Premium / Core Deposits(2)	—		8.8%

(1)	Financial projections in 2019 and 2020 based on management budget in 2019 and a growth rate thereafter, as discussed with and confirmed by Cornerstone management
(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Stock Price Performance of Summit

Davidson reviewed the history of the reported trading prices and volume of Cornerstone and Summit common stock and certain stock indices, including the Russell 3000 and the NASDAQ Bank Index. Davidson compared the stock price performance of Cornerstone or Summit with the performance of the Russell 3000 and the NASDAQ Bank Index as follows:

One Year Stock Performance
	Beginning Index Value on 9/13/2018	Ending Index Value on 9/13/2019
Russell 3000	100.00%	102.26%
NASDAQ Bank	100.00%	89.57%
Summit	100.00%	109.20%

Three Year Stock Performance
	Beginning Index Value on 9/15/2016	Ending Index Value on 9/13/2019
Russell 3000	100.00%	138.85%
NASDAQ Bank	100.00%	125.44%
Summit	100.00%	134.91%

Cornerstone Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for Cornerstone and a group of 14 financial institutions selected by Davidson that: (i) were headquartered in WV, OH, Western PA and KY; (ii) had assets between $100 million and $250 million; and (iii) were not pending merger targets. The 14 financial institutions were as follows:

Apollo Bancorp, Inc. Clarion County Community Bank Community Investors Bancorp, Inc. Diamond Bancshares, Inc. Eagle Financial Bancorp, Inc. Empire Bancshares, Inc. F&M Bancorp	First Bancshares, Inc. First Bank of Ohio FNB, Inc. Home Loan Financial Corporation Peoples-Sidney Financial Corporation SSNB, Inc. UNB Corporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 13, 2019

The analysis compared the financial condition and market performance of Cornerstone and the 14 financial institutions identified above based on publicly available financial and market trading information for Cornerstone and the 14 financial institutions as of and for the twelve-month or three-month period ended June 30, 2019. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	Cornerstone	Median	Average	Minimum	Maximum
Total Assets (in millions)	$170	$164	$163	$103	$233
Loan / Deposit Ratio	29.7%	93.4%	92.0%	66.3%	112.3%
Non-Performing Assets / Total Assets	0.00%	0.87%	0.84%	0.05%	1.95%
Tangible Common Equity Ratio	11.20%	10.75%	13.42%	8.39%	36.10%
Net Interest Margin (Most Recent Quarter)	2.97%	3.96%	3.95%	2.56%	4.73%
Cost of Deposits (Most Recent Quarter)	0.47%	0.91%	0.90%	0.21%	1.88%
Efficiency Ratio (Most Recent Quarter)	60.9%	74.9%	71.4%	44.1%	93.8%
Return on Average Tangible Common Equity (Most Recent Quarter)	9.28%	7.48%	7.81%	1.16%	14.05%
Return on Average Assets (Most Recent Quarter)	0.92%	0.80%	0.93%	0.24%	1.90%

Market Performance Multiples(1)
		Comparable Companies
	Cornerstone	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	NA	$19	$20	$6	$50
Price Change (LTM)	NA	2.1%	2.6%	-21.0%	40.8%
Price Change (YTD)	NA	4.4%	5.9%	-8.2%	32.4%
Price / MRQ Earnings Per Share	NA	12.9x	13.8x	10.1x	20.3x
Price / LTM Earnings Per Share	NA	13.7x	14.7x	11.7x	20.7x
Price / Tangible Book Value Per Share	NA	95.1%	94.8%	47.0%	169.8%
Dividend Yield (Most Recent Quarter)	NA	1.77%	2.10%	0.00%	4.91%

(1)	Market performance multiples as of September 13, 2019

Summit Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for Summit and a group of 11 financial institutions which: (i) were listed in Summit’s September 5, 2019 investor presentation as their peer group; and (ii) were not pending merger targets. These 11 financial institutions were as follows:

American National Bankshares Inc. C&F Financial Corporation Community Bankers Trust Corporation First Community Bankshares, Inc. FVCBankcorp, Inc. MainStreet Bancshares, Inc.	MVB Financial Corp. National Bankshares, Inc. Old Point Financial Corporation Premier Financial Bancorp, Inc. Southern National Bancorp of Virginia, Inc.

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 13, 2019

The analysis compared the financial condition and market performance of Summit and the 11 financial institutions identified above based on publicly available financial and market trading information for Summit and the 11 financial institutions as of and for the twelve-month or three-month period ended June 30, 2019. The analysis also compared the 2019 and 2020 earnings per share multiples for Summit and the 11 financial institutions identified above based on publicly available consensus Street estimates for Summit and the 11 financial institutions where available. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	Summit	Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,299	$1,568	$1,714	$1,029	$2,724
Loan / Deposit Ratio	101.2%	91.9%	90.3%	68.2%	101.0%
Non-Performing Assets / Total Assets	2.52%	0.68%	0.83%	0.14%	2.19%
Tangible Common Equity Ratio	9.32%	10.30%	10.58%	9.24%	13.94%
Net Interest Margin (Most Recent Quarter)	3.63%	3.59%	3.90%	3.34%	5.77%
Cost of Deposits (Most Recent Quarter)	1.33%	0.74%	0.98%	0.30%	1.85%
Efficiency Ratio (Most Recent Quarter)	54.0%	56.1%	61.5%	52.4%	78.8%
Return on Average Tangible Common Equity (Most Recent Quarter)	15.96%	10.89%	11.89%	6.62%	17.08%
Return on Average Assets (Most Recent Quarter)	1.37%	1.17%	1.17%	0.64%	1.70%

Market Performance Multiples(1)
		Comparable Companies
	Summit	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$333	$248	$274	$122	$541
Price Change (LTM)	9.2%	-8.2%	-6.3%	-15.7%	7.5%
Price Change (YTD)	37.7%	13.8%	13.0%	-4.7%	22.8%
Price / MRQ Earnings Per Share	9.8x	12.5x	13.3x	7.5x	19.0x
Price / LTM Earnings Per Share	11.1x	13.6x	14.4x	9.5x	21.0x
Price / 2019E Earnings Per Share(2)	11.9x	14.2x	14.8x	12.2x	17.4x
Price / 2020E Earnings Per Share(2)	11.5x	14.3x	14.1x	11.3x	17.2x
Price / Tangible Book Value Per Share	157.0%	140.5%	149.8%	116.0%	215.2%
Dividend Yield (Most Recent Quarter)	2.26%	2.27%	2.04%	0.00%	3.54%

(1)	Market performance multiples as of September 13, 2019
(2)	Earnings per share estimates based on publicly available consensus Street estimates

Precedent Transactions Analysis

Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions,” (2) “Regional Transactions,” and (3) “Performance Transactions.”

“Nationwide Transactions” included 18 transactions where:

•	the selling company was a bank or thrift headquartered in the United States;

•	the selling company’s total assets were between $100 million and $250 million;

•	the transaction was announced between January 1, 2019 and September 13, 2019;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

“Regional Transactions” included 14 transactions where:

•	the selling company was a bank or thrift headquartered in West Virginia, Ohio, Western Pennsylvania and Kentucky;

•	the selling company’s total assets were between $100 million and $250 million;

•	the transaction was announced between January 1, 2017 and September 13, 2019;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

“Performance Transactions” included 14 transactions where:

•	the selling company was a bank or thrift headquartered in the United States;

•	the selling company’s total assets were between $100 million and $250 million;

•	the selling company’s ROAA for the previous twelve months was between 0.50%—1.00%;

•	the selling company’s NPAs / Assets for the quarter ended June 30, 2019 were below 0.50%;

•	the transaction was announced between January 1, 2017 and September 13, 2019;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

The following tables set forth the transactions included in “Nationwide Transactions,” “Regional Transactions,” and “Performance Transactions,” and are sorted by announcement date:

Nationwide Transactions

Announcement Date	Acquirer	Target
9/06/2019* 9/05/2019* 8/29/2019* 8/13/2019* 8/09/2019* 7/29/2019* 7/09/2019* 7/01/2019* 7/01/2019* 6/05/2019* 6/05/2019* 5/21/2019* 5/09/2019* 3/19/2019* 2/27/2019 2/20/2019 1/22/2019 1/10/2019

RBB Bancorp

BV Financial, Inc. (MHC)

FCN Banc Corp.

C&F Financial Corporation

Eagle Bancorp Montana, Inc.

Ames National Corporation

Premier Financial Bancorp, Inc.

Farmers Bancorp, Inc. of Marion, Kentucky

BayCom Corp

River Financial Corporation

Waterford Bancorp, Inc.

Citizens Holding Company

Allegheny Bancshares, Inc.

First Bank

Sword Financial Corporation

Wintrust Financial Corporation

Citizens Community Bancorp, Inc.

First Citizens BancShares, Inc.

PGB Holdings, Inc.

MB Bancorp, Inc.

DSA Financial Corporation

Peoples Bankshares, Incorporated

Western Holding Company of Wolf Point

Iowa State Savings Bank

First National Bank of Jackson

Community Bancorp of Kentucky, Inc.

TIG Bancorp

Trinity Bancorp, Inc.

Clarkston Financial Corporation

Charter Bank

Mount Hope Bankshares, Inc.

Grand Bank, National Association

Markesan Bancshares, Inc.

Rush-Oak Corporation

F. & M. Bancorp of Tomah, Inc.

First South Bancorp, Inc.

*	Indicates the transaction was pending as of September 13, 2019

Regional Transactions

Announcement Date	Acquirer	Target
7/09/2019* 7/01/2019* 5/09/2019* 12/20/2018 12/19/2018 7/25/2018 7/24/2018 7/11/2018 6/26/2018 5/31/2018 5/25/2018 4/19/2018 1/10/2018 3/22/2017

Premier Financial Bancorp, Inc.

Farmers Bancorp, Inc. of Marion, Kentucky

Allegheny Bancshares, Inc.

Merchants Bancorp, Incorporated

Stock Yards Bancorp, Inc.

Richwood Bancshares, Inc.

Summit Financial Group, Inc.

City Holding Company

Forcht Bancorp, Inc.

Orrstown Financial Services, Inc.

Emclaire Financial Corp

Premier Financial Bancorp, Inc.

First Commonwealth Financial Corporation

United Bancshares, Inc.

First National Bank of Jackson

Community Bancorp of Kentucky, Inc.

Mount Hope Bankshares, Inc.

Citizens Independent Bancorp, Inc.

King Bancorp, Inc.

Home City Financial Corporation

Peoples Bankshares, Inc.

Farmers Deposit Bancorp, Inc.

MW Bancorp, Inc.

Mercersburg Financial Corporation

Community First Bancorp, Inc.

First Bank of Charleston, Inc.

Garfield Acquisition Corp

Benchmark Bancorp, Inc.

*	Indicates the transaction was pending as of September 13, 2019

Performance Transactions

Announcement Date	Acquirer	Target
12/18/2018 10/11/2018 7/25/2018 7/24/2018 6/27/2018 5/31/2018 5/23/2018 3/14/2018 2/22/2018 1/29/2018 7/31/2017 6/27/2017 4/26/2017 3/23/2017

Colony Bankcorp, Inc.

First Interstate BancSystem, Inc.

Richwood Bancshares, Inc.

Summit Financial Group, Inc.

SmartFinancial, Inc.

Orrstown Financial Services, Inc.

Timberland Bancorp, Inc.

Plains Bancshares, Inc.

Bank of Southern California, NA

Guaranty Bancshares, Inc.

Bank of Marin Bancorp

Entegra Financial Corp.

Mid-America Financial Corporation

Northwest Bancorporation, Inc.

LBC Bancshares, Inc.

Community 1st Bank

Home City Financial Corporation

Peoples Bankshares, Inc.

Foothills Bancorp, Inc.

Mercersburg Financial Corporation

South Sound Bank

Sixth Bancshares, Inc.

Americas United Bank

Westbound Bank

Bank of Napa, N.A.

Chattahoochee Bank of Georgia

Morgan Financial Corporation

CenterPointe Community Bank

For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

•

transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•

transaction price compared to earnings per share for the last twelve months and transaction price compared to adjusted earnings per share(1) for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

(1) Adjusted P/E based on pre-tax income for prior twelve months, net of taxes based on target’s average state tax rate

Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of Cornerstone as of or for the twelve-month or three-month period ended June 30, 2019. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Nationwide				Regional				Performance
	Cornerstone	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$170	$178	$173	$100	$230	$161	$158	$104	$216	$185	$178	$105	$246
Return on Average Assets (Last Twelve Months)	0.92%	0.75%	0.62%	-1.70%	1.61%	0.65%	0.89%	-0.35%	4.08%	0.77%	0.74%	0.50%	0.91%
Return on Average Equity (Last Twelve Months)	9.28%	5.51%	5.68%	-20.40%	16.66%	5.01%	7.77%	-3.13%	37.58%	6.68%	6.81%	4.18%	10.26%
Tangible Common Equity Ratio	11.20%	11.02%	11.12%	6.33%	22.84%	11.62%	11.62%	6.33%	17.79%	11.13%	10.85%	7.84%	15.84%
Efficiency Ratio (Last Twelve Months)	60.9%	68.7%	74.6%	56.6%	112.0%	72.5%	73.2%	57.1%	92.5%	66.4%	67.6%	58.6%	79.3%
Non-Performing Assets / Total Assets	0.00%	1.00%	2.84%	0.00%	20.97%	0.55%	0.88%	0.03%	2.73%	0.04%	0.13%	0.00%	0.45%

Transaction Multiples
		Nationwide				Regional				Performance
	Cornerstone	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tangible Book Value (Per Share)	150.9%	138.5%	133.7%	57.7%	188.7%	154.5%	153.8%	95.4%	195.4%	155.5%	155.3%	115.6%	191.7%
Transaction Price / Tangible Book Value (Aggregate)	150.9%	138.5%	133.7%	57.7%	188.7%	157.4%	154.6%	95.4%	195.4%	158.8%	158.1%	115.6%	191.7%
Transaction Price / Last Twelve Months EPS	18.3x	16.1x	18.1x	9.6x	36.2x	26.1x	25.3x	11.3x	35.7x	24.5x	24.8x	15.6x	35.7x
Transaction Price / Adj. Last Twelve Months EPS(1)	18.3x	14.5x	19.2x	8.8x	54.4x	23.0x	22.7x	16.1x	30.7x	22.7x	21.9x	15.4x	30.7x
Tangible Book Premium / Core Deposits(2)	8.8%	5.4%	5.3%	-4.4%	16.3%	10.6%	10.8%	-1.1%	20.0%	9.2%	8.9%	2.5%	16.3%

(1)	Adjusted P/E based on pre-tax income for prior twelve months, net of taxes based on target’s average state tax rate
(2)

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for Cornerstone

Davidson performed an analysis that estimated the net present value per share of Cornerstone common stock under various circumstances. The analysis assumed: (i) Cornerstone performed in accordance with Cornerstone management’s financial forecasts for the year ending December 31, 2019; and (ii) estimated long-term growth rates for the years thereafter, as discussed with and confirmed by Cornerstone management. To approximate the terminal value of Cornerstone common stock at December 31, 2024, Davidson applied price to earnings multiples of 8.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 220.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.00% to 18.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cornerstone’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 17, 2019 Cornerstone board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Cornerstone common stock of $1,971.38 to $5,740.11 when applying the price to earnings multiples to the financial forecasts and $2,625.17 to $7,020.95 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.00%	$2,556.92	$3,087.45	$3,617.98	$4,148.52	$4,679.05	$5,209.58	$5,740.11
13.00%	$2,445.31	$2,950.49	$3,455.66	$3,960.84	$4,466.01	$4,971.19	$5,476.37
14.00%	$2,339.80	$2,821.04	$3,302.27	$3,783.51	$4,264.75	$4,745.99	$5,227.23
15.00%	$2,239.99	$2,698.62	$3,157.25	$3,615.89	$4,074.52	$4,533.15	$4,991.78
16.00%	$2,145.54	$2,582.81	$3,020.07	$3,457.34	$3,894.61	$4,331.87	$4,769.14
17.00%	$2,056.11	$2,473.18	$2,890.24	$3,307.31	$3,724.38	$4,141.45	$4,558.52
18.00%	$1,971.38	$2,369.35	$2,767.31	$3,165.27	$3,563.24	$3,961.20	$4,359.16

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%
12.00%	$3,428.50	$4,027.24	$4,625.98	$5,224.73	$5,823.47	$6,422.21	$7,020.95
13.00%	$3,275.23	$3,845.36	$4,415.49	$4,985.61	$5,555.74	$6,125.86	$6,695.99
14.00%	$3,130.40	$3,673.51	$4,216.62	$4,759.73	$5,302.84	$5,845.95	$6,389.07
15.00%	$2,993.45	$3,511.05	$4,028.64	$4,546.24	$5,063.84	$5,581.43	$6,099.03
16.00%	$2,863.90	$3,357.39	$3,850.87	$4,344.36	$4,837.84	$5,331.33	$5,824.81
17.00%	$2,741.29	$3,211.98	$3,682.67	$4,153.36	$4,624.05	$5,094.74	$5,565.43
18.00%	$2,625.17	$3,074.30	$3,523.43	$3,972.56	$4,421.69	$4,870.82	$5,319.95

Davidson also considered and discussed with the Cornerstone board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Cornerstone estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Cornerstone common stock, using the same price to earnings multiples of 8.0x to 20.0x and a discount rate of 15.00%.

Variance to 2024 EPS	Earnings Per Share Multiple
	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.00%	$2,606.90	$3,157.25	$3,707.61	$4,257.97	$4,808.33	$5,358.68	$5,909.04
15.00%	$2,515.17	$3,042.60	$3,570.02	$4,097.45	$4,624.87	$5,152.30	$5,679.72
10.00%	$2,423.45	$2,927.94	$3,432.43	$3,936.93	$4,441.42	$4,945.91	$5,450.41
5.00%	$2,331.72	$2,813.28	$3,294.84	$3,776.41	$4,257.97	$4,739.53	$5,221.09
0.00%	$2,239.99	$2,698.62	$3,157.25	$3,615.89	$4,074.52	$4,533.15	$4,991.78
-5.00%	$2,148.27	$2,583.97	$3,019.67	$3,455.36	$3,891.06	$4,326.76	$4,762.46
-10.00%	$2,056.54	$2,469.31	$2,882.08	$3,294.84	$3,707.61	$4,120.38	$4,533.15
-15.00%	$1,964.81	$2,354.65	$2,744.49	$3,134.32	$3,524.16	$3,914.00	$4,303.83
-20.00%	$1,873.09	$2,239.99	$2,606.90	$2,973.80	$3,340.71	$3,707.61	$4,074.52

Net Present Value Analysis for Summit

Davidson performed an analysis that estimated the net present value per share of Summit common stock under various circumstances. The analysis assumed: (i) Summit performed in accordance with publicly available Street net income consensus for the years ending December 31, 2019 and December 31, 2020, and (ii) estimated long-term growth rates for the years thereafter, as discussed with and confirmed by Cornerstone management. To approximate the terminal value of Summit common stock at December 31, 2024, Davidson applied price to earnings multiples of 8.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 220.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Summit’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 17, 2019 Cornerstone board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Summit common stock of $15.03 to $45.24 when applying the price to earnings multiples to the financial forecasts and $16.12 to $43.37 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.00%	$19.80	$24.04	$28.28	$32.52	$36.76	$41.00	$45.24
10.00%	$18.89	$22.92	$26.95	$30.98	$35.01	$39.05	$43.08
11.00%	$18.03	$21.86	$25.70	$29.53	$33.37	$37.20	$41.04
12.00%	$17.21	$20.86	$24.51	$28.17	$31.82	$35.47	$39.12
13.00%	$16.44	$19.92	$23.40	$26.87	$30.35	$33.83	$37.30
14.00%	$15.72	$19.03	$22.34	$25.65	$28.96	$32.28	$35.59
15.00%	$15.03	$18.19	$21.34	$24.50	$27.65	$30.81	$33.97

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%
9.00%	$21.26	$24.95	$28.63	$32.32	$36.00	$39.69	$43.37
10.00%	$20.28	$23.78	$27.29	$30.79	$34.29	$37.80	$41.30
11.00%	$19.35	$22.68	$26.02	$29.35	$32.68	$36.02	$39.35
12.00%	$18.47	$21.65	$24.82	$27.99	$31.16	$34.34	$37.51
13.00%	$17.64	$20.67	$23.69	$26.71	$29.73	$32.75	$35.77
14.00%	$16.86	$19.74	$22.62	$25.49	$28.37	$31.25	$34.13
15.00%	$16.12	$18.86	$21.61	$24.35	$27.09	$29.83	$32.58

Davidson also considered and discussed with the Cornerstone board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Summit estimated earnings per share in 2024 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Summit common stock, using the same price to earnings multiples of 8.0x to 20.0x and a discount rate of 12.00%.

Variance to 2024 EPS	Earnings Per Share Multiple
	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.00%	$20.13	$24.51	$28.90	$33.28	$37.66	$42.04	$46.42
15.00%	$19.40	$23.60	$27.80	$32.00	$36.20	$40.40	$44.59
10.00%	$18.67	$22.69	$26.70	$30.72	$34.74	$38.75	$42.77
5.00%	$17.94	$21.78	$25.61	$29.44	$33.28	$37.11	$40.94
0.00%	$17.21	$20.86	$24.51	$28.17	$31.82	$35.47	$39.12
-5.00%	$16.48	$19.95	$23.42	$26.89	$30.36	$33.82	$37.29
-10.00%	$15.75	$19.04	$22.32	$25.61	$28.90	$32.18	$35.47
-15.00%	$15.02	$18.13	$21.23	$24.33	$27.44	$30.54	$33.64
-20.00%	$14.29	$17.21	$20.13	$23.05	$25.97	$28.90	$31.82

Illustrative Net Present Value Analysis for Pro Forma Summit

For illustrative purposes, Davidson performed an analysis that estimated the net present value per share of Summit common stock under various circumstances, including the impact of the merger with Cornerstone. The analysis assumed (i) Summit performed in accordance with publicly available Street net income consensus for the years ending December 31, 2019 and December 31, 2020, (ii) estimated long-term growth rates for the years thereafter, as discussed with and confirmed by Cornerstone management, and (iii) the pro forma financial impact of the merger with Cornerstone including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Cornerstone management. The analysis also assumed (i) Cornerstone performed in accordance with management’s financial forecasts for the year ending December 31, 2019, and (ii) estimated long-term growth rates for the years thereafter, as discussed with and confirmed by Cornerstone. To approximate the terminal value of Summit common stock at December 31, 2024, Davidson applied price to earnings multiples of 8.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 220.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Summit’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 17, 2019 Cornerstone board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Summit common stock after adjusting for mixed election of $15.93 to $48.27 when applying the price to earnings multiples to the financial forecasts and $16.33 to $44.00 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.00%	$21.01	$25.55	$30.10	$34.64	$39.18	$43.72	$48.27
10.00%	$20.04	$24.36	$28.68	$33.00	$37.32	$41.64	$45.96
11.00%	$19.12	$23.23	$27.34	$31.45	$35.56	$39.67	$43.78
12.00%	$18.26	$22.17	$26.08	$29.99	$33.90	$37.81	$41.72
13.00%	$17.44	$21.16	$24.89	$28.61	$32.33	$36.06	$39.78
14.00%	$16.66	$20.21	$23.76	$27.31	$30.86	$34.40	$37.95
15.00%	$15.93	$19.31	$22.69	$26.08	$29.46	$32.84	$36.22

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%
9.00%	$21.55	$25.29	$29.04	$32.78	$36.52	$40.26	$44.00
10.00%	$20.55	$24.11	$27.67	$31.23	$34.79	$38.34	$41.90
11.00%	$19.61	$23.00	$26.38	$29.77	$33.15	$36.54	$39.92
12.00%	$18.72	$21.94	$25.16	$28.39	$31.61	$34.83	$38.05
13.00%	$17.88	$20.95	$24.02	$27.08	$30.15	$33.22	$36.29
14.00%	$17.09	$20.01	$22.93	$25.85	$28.78	$31.70	$34.62
15.00%	$16.33	$19.12	$21.90	$24.69	$27.48	$30.26	$33.05

Davidson also considered and discussed with the Cornerstone board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Summit’s pro forma estimated earnings per share in 2024 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Cornerstone common stock after adjusting for the exchange ratio of 228.0000 using the same price to earnings multiples of 8.0x to 20.0x, and using a discount rate of 12.00%.

Variance to 2024 EPS	Earnings Per Share Multiple
	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.00%	$21.38	$26.08	$30.77	$35.46	$40.16	$44.85	$49.55
15.00%	$20.60	$25.10	$29.60	$34.10	$38.59	$43.09	$47.59
10.00%	$19.82	$24.12	$28.42	$32.73	$37.03	$41.33	$45.63
5.00%	$19.04	$23.14	$27.25	$31.36	$35.46	$39.57	$43.68
0.00%	$18.26	$22.17	$26.08	$29.99	$33.90	$37.81	$41.72
-5.00%	$17.47	$21.19	$24.90	$28.62	$32.34	$36.05	$39.77
-10.00%	$16.69	$20.21	$23.73	$27.25	$30.77	$34.29	$37.81
-15.00%	$15.91	$19.23	$22.56	$25.88	$29.21	$32.53	$35.86
-20.00%	$15.13	$18.26	$21.38	$24.51	$27.64	$30.77	$33.90

Financial Impact Analysis

Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Cornerstone and Summit. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Summit. In the course of this analysis, Davidson used the publicly available Street net income consensus for Summit for the years ending December 31, 2019 and December 31, 2020, and used management’s financial forecast for Cornerstone for the year ending December 31, 2019 and estimated long-term growth rates for the years thereafter, as discussed with and confirmed by Cornerstone management. This analysis indicated that the merger is expected to be accretive to Summit’s estimated earnings per share beginning in 2020, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Summit and that Summit would maintain capital ratios in excess of those required for Summit to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Cornerstone and Summit prior to and following the merger will vary from the projected results, and the variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to Cornerstone’s board of directors as to the fairness, from a financial point of view, of the consideration to be paid to the holders of Cornerstone’s common stock in the proposed merger and to assist Cornerstone’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Cornerstone, Summit or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the Cornerstone’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Cornerstone or management with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Cornerstone in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Cornerstone, Summit and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Cornerstone and Summit for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Cornerstone selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on June 28, 2019, Cornerstone engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Cornerstone agreed to pay Davidson a cash retainer fee of $25,000 upon execution of the engagement letter and a cash fee of $100,000 concurrently with the rendering of its opinion. Cornerstone will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 1.75% of the first $25 million of the aggregate consideration and 2.00% of the aggregate consideration over $25 million, less the $25,000 retainer fee and the $100,000 fee paid in connection with the opinion. Cornerstone has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Davidson has not, in the past, provided investment banking services to Cornerstone and its affiliates, has not had a material relationship with Cornerstone and its affiliates and has not received compensation and reimbursement of out-of- pocket expenses for such services. During the two years preceding the date of the opinion, Davidson received no compensation from Cornerstone. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Certain Cornerstone Unaudited Prospective Financial Information

Cornerstone does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Cornerstone is including in this prospectus and proxy statement certain unaudited internal financial forecasts that were made available to Davidson, as Cornerstone’s financial advisor, for purposes of net present value analysis of Cornerstone, the illustrative net present value analysis for pro forma Summit assuming the completion of the merger and the financial impact analysis on Summit performed by Davidson in connection with its opinion to the Cornerstone board of directors. The inclusion of these financial forecasts should not be regarded as an indication that any of Cornerstone, Summit or Davidson, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The unaudited internal financial forecasts included below were prepared solely for the internal use of Cornerstone and were provided to Davidson for purposes of its discounted dividend analysis of Cornerstone and its financial impact analysis on Summit and are subjective in many respects. The unaudited internal financial forecasts reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Cornerstone’s business, all of which are difficult to predict and many of which are beyond Cornerstone’s control. The unaudited internal financial forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Cornerstone can give no assurance that the unaudited internal financial forecasts and the underlying estimates and assumptions will be realized. In addition, since the unaudited internal financial forecasts cover multiple years, such forecasts by their nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited internal financial forecasts to be inaccurate include, but are not limited to, risks and uncertainties relating to Cornerstone’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17 and page 28, respectively, of this prospectus and proxy statement.

The unaudited internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited internal financial forecasts require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in Cornerstone’s historical GAAP financial statements. Neither Cornerstone’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Cornerstone can give no assurance that, had the unaudited internal financial forecasts been prepared either as of the date of the merger agreement or as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. Cornerstone does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited internal financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited internal financial forecasts do not take into account the possible financial and other effects on either Cornerstone or Summit, as applicable, of the merger and do not attempt to predict or suggest future results of the combined company. The unaudited internal financial forecasts do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either Cornerstone or Summit, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited internal financial forecasts do not take into account the effect on either Summit or Cornerstone, as applicable, of any possible failure of the merger to occur. None of Cornerstone, Summit or Davidson or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Cornerstone, shareholder of Summit or other person regarding Cornerstone’s ultimate performance compared to the information contained in the unaudited internal financial forecasts or that the projected results will be achieved.

The inclusion of the unaudited internal financial forecasts herein should not be deemed an admission or representation by Summit or Cornerstone that such forecasts are viewed as material information of Cornerstone, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited internal financial forecasts included below are not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided solely because they were made available to Cornerstone’s financial advisor, Davidson, and Summit in connection with the merger.

In light of the foregoing, and considering that the Cornerstone special meeting will be held several months after unaudited internal financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, Cornerstone shareholders are cautioned not to place unwarranted reliance on such information.

The following unaudited internal financial forecasts were prepared by Cornerstone’s management and were reviewed and used by Davidson for purposes of net present value analysis of Cornerstone, the illustrative net present value analysis for pro forma Summit assuming the completion of the merger and the financial impact analysis on Summit performed in connection with its opinion to the Cornerstone board of directors:

•	Net income for Cornerstone in 2019 of $1,745,354

•	Growth rate in 2020 of 12.9%

•	Growth rate in 2021 of 5.6%

•	Growth rate of 6.0% thereafter.

The following unaudited pro forma financial information reflecting the effect of the merger was used by Davidson in its financial impact analysis following discussions with senior management of Cornerstone and Summit:

•	Cost savings equal to 15% of Cornerstone’s projected non-interest expense (100% phased-in by 2020);

•	Total pre-tax transaction expenses of $2.0 million, or $1.7 million after tax;

•	Fair value adjustment on loan portfolio of -0.71%, or -$314,000 (equal to current reserves); and

•	Core deposit intangible of 2.74%, or $3.0 million, amortized over a 10-year period based on a straight-line methodology.

Certain Summit Unaudited Prospective Financial Information

Summit does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, solely in connection with the merger, Summit is including in this prospectus and proxy statement certain unaudited internal financial information that was made available to Cornerstone and also to Davidson, as Cornerstone’s financial advisor, for purposes of performing net present value analysis of Summit, the illustrative net present value analysis for pro forma Summit assuming the completion of the merger and the financial impact analysis on Summit in connection with Davidson’s opinion to the Cornerstone board of directors. This financial information is included to provide Cornerstone shareholders access to certain non-public information provided to Cornerstone board of directors and Davidson in connection with the merger. The inclusion of this financial information should not be regarded as an indication that any of Summit, Cornerstone or Davidson, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such by the Cornerstone shareholders or any other person.

The financial information included below was prepared solely for the internal use of Summit and is subjective in many respects. The unaudited internal financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Summit’s business, Cornerstone’s business and the effect of the merger, all of which are difficult to predict and many of which are beyond Summit’s control. The unaudited internal financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial information constitutes forward-looking information. Summit can give no assurance that the unaudited internal financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited internal financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Summit’s business, industry performance, general business and economic conditions, customer requirements, competition, litigation, and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17 and page 28, respectively, of this prospectus and proxy statement and in Summit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other reports filed by Summit with the SEC.

The unaudited internal financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Summit’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited internal financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited internal financial information does not take into account any circumstances or events occurring after the date they were prepared. Summit can give no assurance that, had the unaudited internal financial information been prepared either as of the date of the merger agreement or as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. Summit does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited internal financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited internal financial information may not take into account all possible financial and other effects on either Summit or Cornerstone, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. Further, the unaudited internal financial information does not take into account the effect on either Summit or Cornerstone, as applicable, of any possible failure of the merger to occur. None of Cornerstone, Summit or Davidson or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Cornerstone, shareholder of Summit or other person regarding Summit’s ultimate performance compared to the information contained in the unaudited internal financial information or that the projected results will be achieved.

The inclusion of the unaudited internal financial information herein should not be deemed an admission or representation by Summit or Cornerstone that such forecasts are viewed as material information of Summit, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited internal financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because they were made available to Cornerstone and Davidson in connection with the merger.

In light of the foregoing, and considering that the Cornerstone special meeting will be held several months after the unaudited internal financial information was prepared, as well as the uncertainties inherent in any forecasted information, Cornerstone shareholders are cautioned not to place unwarranted reliance on such information, and Summit urges all Cornerstone shareholders to review Summit’s most recent SEC filings for a description of Summit’s reported financial results. See “Where You Can Find More Information” on page 105 of this prospectus and proxy statement.

The following unaudited pro forma financial information reflecting the effect of the merger was provided by senior management of Summit and was reviewed and used by Davidson in connection with the proposed merger for purposes of the net present value analysis of Summit, the illustrative net present value analysis for pro forma Summit assuming the completion of the merger and the financial impact analysis on Summit performed by Davidson in connection with its opinion to the Cornerstone board of directors:

•	Publicly available consensus street estimates for 2019 and 2020

•	Growth rate of 24.6% in 2021

•	Growth rate of 5.4% in 2022

•	Growth rate of 6.3% in 2023

•	Growth rate of 6.0% in 2024.

Public Trading Markets

Summit common stock trades on NASDAQ under the symbol “SMMF.” There is no established public trading market for Cornerstone common stock. Before the effective time of the merger, Summit has agreed to use its reasonable best efforts to cause the shares of Summit common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of Summit common stock is also a condition to the consummation of the merger.

Dissenters’ or Appraisal Rights

If the merger is consummated, holders of record of Cornerstone common stock who follow the procedures specified by Sections 31D-13-1301 through 31D-13-1331 of the WVBCA will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective time of the merger until the date of payment. Cornerstone shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger agreement by a holder of Cornerstone common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares as dissenting shareholders.

The following summary of the provisions of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix C to this prospectus and proxy statement, and is qualified in its entirety by reference thereto.

A holder of Cornerstone common stock electing to exercise appraisal rights must deliver to Cornerstone a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be delivered before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to appraisal rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status. It should be noted that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to, and do not address, “fair value” under the WVBCA.

Within 10 days after the effective time of the merger, Summit, as surviving corporation of the merger, will give written notice of the effective time of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will provide (i) where demand for payment must be sent and where and when share certificates, if any, must be deposited, (ii) supply a form for demanding payment in compliance with Section 31D-13-1322 of the WVBCA, (iii) set a date by which Summit must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is sent, (iv) state Summit’s estimated fair value of the shares; (v) state that the shareholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by Summit by such specified date, (vi) state that, if requested in writing, Summit will provide to the requesting shareholder within 10 days after the date set forth in subsection (iii) above, the number of shareholders that return a form demanding payment by the specified date and the total number of shares owned by such shareholders, (vii) state the date by which the notice to withdraw must be received, which date must be within 20 days after the date set forth in subsection (iii) above, and (viii) be accompanied by a copy of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, inclusive.

Within the time period set forth in the notice, the dissenting shareholder must (i) sign and return the form sent by Summit demanding payment of the fair value of his or her shares, (ii) certify that the shareholder acquired beneficial ownership of the shares before the date required as set forth in the notice, and (iii) deposit his or her share certificates, if any, in accordance with the terms of the notice. Once the shareholder deposits his or her share certificates, or, in the case of uncertificated shares makes demand for payment, that shareholder loses all rights as a shareholder, unless he or she withdraws from the appraisal process by the date described in subsection (vii) of the immediately preceding paragraph.

Within 30 days after the receipt of the dissenting shareholder’s demand for payment, Summit, as the surviving corporation, will pay each dissenting shareholder who complied with the required procedures the amount it estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Summit will include along with the payment to each dissenting shareholder (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year, or, where such financial statements or not reasonably available, then such reasonably equivalent financial information, and the latest available interim financial statements, if any, and a report by the public accountant or statement by the president or other person responsible for Cornerstone’s accounting records that complies with Section 31D-13-1324(b) of the WVBCA, (ii) a statement of Summit’s estimate of the fair value of the shares which shall be equal to or exceed the estimate of the fair value provided in the notice, and (iii) a statement of the dissenting shareholder’s right to demand further payment under 31D-13-1326 of the WVBCA and that if any such shareholder does not do so within the period specified, such shareholder shall be deemed to have accepted such payment in full satisfaction of Summit’s obligations under the WVBCA.

Following receipt of payment, a dissenting shareholder, within 30 days, may send Summit notice containing such shareholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to Summit’s payment of fair value to such shareholder. This right is waived if the dissenting shareholder does not make written demand within 30 days of Summit’s payment for the shareholder’s shares. If a demand for payment remains unsettled, Summit will petition the court to determine fair value and accrued interest. If Summit fails to commence an action within 60 days following the receipt of a dissenting shareholder’s demand, Summit will pay each dissenting shareholder whose demand remains unsettled the amount demanded by each dissenting shareholder, plus interest.

All dissenting shareholders whose demands remain unsettled, whether residents of West Virginia or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting shareholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess all court costs, including reasonable fees of appraisers appointed by the court, against such shareholder. Otherwise the court costs will be assessed against Summit. In addition, reasonable fees and expenses of counsel and experts will be determined by the court and may be assessed against Summit if the court finds that it did not substantially comply with the requirements of the West Virginia appraisal rights statute or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under West Virginia law.

If you are a holder of shares and you wish to seek appraisal rights, you are urged to review the applicable West Virginia statutes attached to this prospectus and proxy statement as Appendix C.

Interests of Certain Directors and Executive Officers in the Merger

In considering the recommendations of the Cornerstone board of directors that Cornerstone shareholders vote in favor of the Cornerstone merger proposal, Cornerstone shareholders should be aware that Cornerstone directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cornerstone. The Cornerstone board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Cornerstone Director to Join Summit and Summit Community Bank Boards of Directors

The merger agreement provides that the Summit Board and Summit Community Bank board shall appoint one director to the Summit and Summit Community Bank boards of directors, which director shall be mutually agreed upon by the parties. Upon the effective time, one director of the Cornerstone board will join the Summit and Summit Community Bank boards of directors until the next annual meeting of shareholders of Summit and Summit Community Bank. Subject to compliance by the boards of directors of its fiduciary duties, Summit and Summit Community Bank have agreed to nominate such director for reelection to the boards of directors at the first annual meeting of shareholders following the effective time.

Employment Agreement for Cornerstone Executive Officer

Cornerstone has a written employment agreement with its president, Lorraine L. Brisell. Ms. Brisell’s current salary is $171,343. Ms. Brisell also participates in customary benefits made available to other employees of Cornerstone. Ms. Brisell’s agreement provides that, in a change-in-control transaction for Cornerstone Bank, the acquirer may either (i) renew the agreement for a one-year period, with employment being terminable in such one-year period for good cause or (ii) terminate the agreement and pay Ms. Brisell one-year’s salary as of the date of the consummation of the change-in-control transaction. As described below, Ms. Brisell has entered into a new employment agreement with Summit that will be effective upon the effective time of the merger, and therefore will not receive any severance or change-in-control payments as a result of the merger.

Additionally, Ms. Brisell is a party to an executive salary continuation agreement with Cornerstone Bank, as amended, pursuant to which Cornerstone Bank will provide Ms. Brisell with an annual salary continuation benefit equal to $143,916 upon Ms. Brisell’s retirement from Cornerstone Bank until her death, subject to certain conditions, including continuous service to Cornerstone Bank until the age of 65 and Ms. Brisell’s retirement on or after her 65th birthday. In the event of a change in control, including the merger, Cornerstone Bank will provide Ms. Brisell with the same annual salary continuation benefit upon her attainment of age 65 without the continued service requirement. The obligations under the Brisell salary continuation agreement are being assumed by Summit in connection with the merger.

Employment with Summit Community Bank Following the Merger

Ms. Lorraine L. Brisell has entered into an employment agreement with Summit Community Bank, effective upon the effective time, with a two-year term. Ms. Brisell is expected to be Market President of Summit Community Bank. Ms. Brisell’s base salary will be at least $200,000 annually. Ms. Brisell will also receive shares of restricted stock of Summit with a fair market value of $50,000 on the effective time, subject to the terms and conditions set forth in a restricted stock agreement to be executed in connection with the consummation of the merger. Ms. Brisell will participate in the employee benefit plans, programs and arrangements of Summit Community Bank in the same manner as similarly situated Summit Community Bank employees.

If Ms. Brisell’s employment is terminated by Summit Community Bank without cause prior to the end of the two-year period, Ms. Brisell shall be entitled to receive any wages, including accrued benefits, that have been earned by Ms. Brisell through the effective date of such termination and she shall be entitled to receive a lump sum cash payment equal to the amount of base salary that she would have received between (i) the effective date of such termination without cause and (ii) the last day of the two-year period (such lump sum cash payment is referred to as the severance payment), provided that as an additional precondition to Summit Community Bank’s obligation to pay the severance payment, Ms. Brisell is required to sign and deliver a release of claims so that such release becomes irrevocable no later than 60 days after such termination of employment by Summit Community Bank. Any severance payments to Ms. Brisell are subject to any applicable timing delays under Internal Revenue Code Section 409A, if any such delays are applicable and required for compliance with Code Section 409A.

If Ms. Brisell’s employment is terminated due to death or disability or by Summit Community Bank with cause or by Ms. Brisell upon 30 days’ advance notice to Summit, Ms. Brisell shall be entitled to receive any wages, including accrued benefits, that have been earned by Ms. Brisell through the effective date of such termination.

Ms. Brisell’s agreement will include customary non-compete, non-solicit and confidentiality covenants.

Assumption of Director Fee Continuation Agreements in Favor of Certain Directors by Summit

Cornerstone directors Lorraine L. Brisell, Ronald B. Spencer, Rhonda M. Rossetti and Michael T. Hall are each a party to a director fee continuation agreement, as amended, with Cornerstone Bank, pursuant to which such director will receive an annual benefit equal to $60,000 upon such director’s retirement as a director of Cornerstone Bank for a period of 10 years, subject to certain conditions, including continuous service to Cornerstone Bank until the age of 75.

In connection with a change-in-control transaction, the terms of each director fee continuation agreement provide that the benefits provided thereunder will be payable to each director upon such director’s attainment of age 75 as if such director had been continuously serving as a director of Cornerstone Bank until such director’s applicable 75th birthday.

The obligations under the director fee continuation agreements are being assumed by Summit in connection with the merger.

Indemnification and Insurance

Following the effective time of the merger and for a period of four years thereafter, Summit must indemnify, defend and hold harmless the present directors, officers and employees of Cornerstone and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the merger agreement) to the fullest extent that Cornerstone is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, Cornerstone and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, Cornerstone and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

For a period of four years from the effective time of the merger, Summit must use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the effective time of the merger) with respect to claims against present and former directors and officers of Cornerstone and its subsidiaries arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Cornerstone and its subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by Cornerstone or its subsidiaries to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this provision, Summit must use its reasonable best efforts to obtain as much comparable insurance as is available for the insurance amount; and provided, further, that officers and directors of Cornerstone or its subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

Summit has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of Summit and its subsidiaries assume the obligations of indemnification (for a period of four years from the effective time of the merger) under the merger agreement.

These provisions shall survive the effective time of the merger and are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Accounting Treatment of the Merger

The merger will be accounted for using acquisition accounting in accordance with U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Cornerstone as of the effective time of the merger will be recorded at their respective fair values and added to those of Summit. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Summit issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Cornerstone.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this prospectus and proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the merger agreement that may be important to you. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Summit board of directors and the Cornerstone board of directors has approved the merger agreement, which provides for the merger of Cornerstone with and into merger sub, a limited liability company and wholly-owned subsidiary of Summit Community Bank, with merger sub as the surviving entity in the merger. Immediately following the merger, merger sub will be liquidated so that Summit Community Bank will own all of the outstanding shares of Cornerstone’s wholly-owned banking subsidiary Cornerstone Bank. Immediately following the liquidation of merger sub, Cornerstone Bank will be merged with and into Summit Community Bank, or the bank merger, with Summit Community Bank surviving as the surviving bank in the bank merger.

The Summit Community Bank articles of incorporation and the Summit Community Bank bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

Under the terms of the merger agreement, each share of Cornerstone common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive:

•	228 shares of Summit common stock (unless adjusted in the manner described below);

•	$5,700 in cash; or

•	a combination of Summit common stock and cash.

However, the aggregate number of shares of Cornerstone common stock that will be converted for cash consideration will be equal to 2,500 shares, or approximately 50% of the merger consideration, and the aggregate per share cash consideration will be equal to $14,250,000, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 2,500 shares of Cornerstone common stock converting to a maximum of 570,000 shares of Summit common stock after applying the exchange ratio. Accordingly, elections by Cornerstone shareholders to receive a particular form of consideration, whether cash or shares of Summit common stock, will be prorated as necessary to cause the total amount of cash payable and shares issued by Summit in the merger to equal, as closely as possible, the total of cash and stock consideration discussed above.

Based upon the closing sale price of the Summit common stock on NASDAQ of $[●] on [●], 2019 the most current date available prior to the printing of this prospectus and proxy statement, each common share of Cornerstone will be entitled to be exchanged for total stock consideration equal to $[●] per share.

No fractional shares of Summit common stock will be issued in connection with the merger. Instead, Summit will make to each Cornerstone shareholder who would otherwise receive a fractional share of Summit common stock a cash payment (rounded to the nearest whole cent and without interest) equal to (i) such fractional part of a share of Summit common stock multiplied by (ii) $5,700, the per share cash consideration. We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the merger consideration.

A Cornerstone shareholder also has the right to obtain the fair value of his, her or its shares of Cornerstone common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the WVBCA. Shares of Cornerstone common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the WVBCA are referred to as “dissenting shares.” See “The Merger—Dissenters’ or Appraisal Rights” on page 60.

If Summit changes the number of shares of Summit common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the Summit common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to Summit and Cornerstone.

The value of the shares of Summit common stock to be issued to Cornerstone shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Summit common stock. See “Risk Factors—Because the sale price of the Summit common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.”

Shareholders’ Equity

As of the last day of the second full month immediately preceding the effective time, if Cornerstone’s shareholders’ equity, as presented on Cornerstone’s balance sheet, determined in accordance with GAAP (including adjustments for the defined benefit pension plan) and adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities and derivative financial instruments included in accumulated other comprehensive income, referred to as the adjusted shareholders’ equity, is less than $17,645,000, then the aggregate value of the merger consideration shall be reduced one dollar for every dollar by which the adjusted shareholders’ equity is less than $17,645,000. In calculating the adjusted shareholders’ equity, all costs and expenses of Cornerstone associated with the merger shall have been paid or accrued prior to the effective time, including but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination, deconversion, or penalty fees for data processing or other contractual arrangement and any change-in-control or similar payments (to employees or otherwise). Any reduction in the merger consideration shall be allocated between the cash consideration and the stock consideration proportionately in accordance with the limitations discussed below.

Cornerstone may distribute, in a lump sum, to the Cornerstone shareholders, immediately prior to the effective time, a cash distribution per share, referred to as the special distribution, in the amount by which adjusted shareholders’ equity exceeds $19,145,000 as of the last day of the second full month immediately preceding the effective time, if any, divided by the number of shares of Cornerstone, provided that such distribution does not cause the merger to be considered something other than a tax-free reorganization in accordance with Section 368(a) the Code and any regulations promulgated thereunder. Accordingly, the merger agreement provides that the aggregate amount of the special distribution shall not exceed (i) when combined with amounts paid to dissenting shareholders, Cornerstone assets used to pay its reorganization expenses and all redemptions and distributions (except for normal regular dividends) paid by Cornerstone immediately preceding the merger, an amount that would result in either (A) less than 90% of the fair market value of net assets of Cornerstone, or (B) less than 70% of the fair market value of gross assets held by Cornerstone immediately prior to the special distribution, being transferred to merger sub in the merger, or (ii) when combined with the cash consideration, 60% of the value of the merger consideration (determined by adding amounts paid to dissenting shareholders to the merger consideration and the aggregate amount of the special distribution). If Cornerstone’s adjusted shareholders’ equity does not exceed $19,145,000, then the special distribution shall not occur.

Election Procedures; Surrender of Cornerstone Stock Certificates

An election form must be mailed at least 25 days prior to the anticipated effective time of the merger, or the mailing date. The election form (together with transmittal materials) will be mailed to Cornerstone shareholders of record as of five business days prior to the mailing date, referred to as the election form record date. Cornerstone shareholders should carefully review and follow the instructions that will be included with the election form. Each holder of Cornerstone common stock must complete and return the election form to the exchange agent by 5:00 p.m. Eastern Time on the 20th day following the mailing date of the election form to Cornerstone shareholders. The election form must be accompanied by the stock certificates representing the Cornerstone common stock held by the Cornerstone shareholder.

Election forms may be revoked or amended at any time prior to the election deadline.

Summit has appointed Computershare as the exchange agent under the merger agreement. The exchange agent will mail to each holder of record of Cornerstone common stock the election form along with instructions for completing the election form and delivering back to the exchange agent the completed election form along with the stock certificates representing the shares of Cornerstone common stock held by the shareholder.

Summit shall make available an election form to all persons who become holders (or beneficial owners) of Cornerstone common stock between the election form record date and close of business on the business day prior to the election deadline, and Cornerstone shall provide to the exchange agent all information reasonably necessary for it to perform as specified herein. Cornerstone acknowledges that no deadlines for mailing election forms contained in the merger agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

Within five business days after the election deadline, unless the effective time has not yet occurred, in which case as soon thereafter as practicable, Summit shall cause the exchange agent to effect the allocation among the holders of Cornerstone common stock of rights to receive the stock consideration or the cash consideration in the merger in accordance with the election forms, subject to the adjustments addressed in the merger agreement and set out below.

Upon surrender to the exchange agent of the certificate(s) representing his, her or its shares of Cornerstone common stock, accompanied by a properly completed and executed election form, a Cornerstone shareholder will be entitled to receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to Summit common stock after completion of the merger will be paid to the holder of any unsurrendered Cornerstone stock certificates with respect to the shares of Summit common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Cornerstone stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) any cash payable with respect to a fractional share of Summit common stock to which such holder is entitled to pursuant to the merger agreement, if applicable, and the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Summit common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Summit common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Summit common stock issuable in exchange for that certificate.

Shares of Summit common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Cornerstone stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Summit that such taxes have been paid or are not applicable.

None of Summit, the exchange agent or any other person will be liable to any former Cornerstone shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Cornerstone stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by the exchange agent, post a bond in such amount as the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

The total number of shares of Cornerstone common stock to be converted into the right to receive the stock consideration shall be equal to 2,500 shares of Cornerstone common stock, converting to a maximum of 570,000 shares of Summit common stock or approximately 50% of the merger consideration, and the total number of shares of Cornerstone common stock to be converted into the right to receive the cash consideration shall be equal to 2,500 shares of Cornerstone common stock, for total cash consideration of approximately $14,250,000.

Stock Consideration Proration.

If the aggregate number of shares of Cornerstone common stock with respect to which stock election shares and mixed stock shares shall have been validly made, referred to as the stock election number, exceeds the maximum stock consideration, then all cash election shares and all no election shares of each holder thereof shall be converted into the right to receive the cash consideration, and stock election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of stock election equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the maximum stock consideration and the denominator of which is the stock election number, with the remaining number of such holder’s stock election shares being converted into the right to receive the cash consideration.

By way of example, if there are a total of 3,000 stock election shares, thus exceeding the maximum stock consideration of 2,500, by 500, then the shares of Cornerstone common stock held by a shareholder with 100 stock election shares would be exchanged in the following manner:

(i)

83 shares of Cornerstone common stock would be exchanged for shares of Summit common stock (determined by multiplying (x) the number of stock election shares (100) by (y) a fraction, the numerator of which is the maximum stock consideration and the denominator of which is the stock election number (2,500 /3,000, or 0.833); and

(ii)	17 shares of Cornerstone common stock would be exchanged for cash.

Cash Consideration Proration.

If the stock election number is less than the maximum stock consideration (the amount by which the maximum stock consideration exceeds the stock election number is referred to as the shortfall number), then all stock election shares shall be converted into the right to receive the stock consideration, and the no election shares and cash election shares shall be treated as described below.

If the shortfall number is less than or equal to the number of no election shares, then all cash election shares shall be converted into the right to receive the cash consideration, and the no election shares of each holder thereof shall convert into the right to receive the stock consideration in respect of that number of no election shares equal to the product obtained by multiplying (1) the number of no election shares held by such holder by (2) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of no election shares, with the remaining number of such holder’s no election shares being converted into the right to receive the cash consideration.

Or, if the shortfall number exceeds the number of no election shares, then all no election shares shall be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof shall convert into the right to receive the stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of no election shares and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares being converted into the right to receive the cash consideration.

By way of example, assuming that all shareholders make an election (and as a result, there are zero no election shares), if there are a total of 2,000 stock election shares, a total of 3,000 cash election shares and the maximum stock consideration equals 2,500, resulting in a shortfall number of 500, then the shares of Cornerstone common stock held by a shareholder with 100 cash election shares electing cash would be exchanged in the following manner:

(i)

17 shares of Cornerstone common stock would be exchanged for shares of Summit common stock (determined by multiplying (x) the number of cash election shares electing cash held by such holder by (y) a fraction, the numerator of which is the shortfall number less the number of no election shares (or zero) and the denominator of which is the total cash election shares (500 / 3,000, or 0.1667); and

(ii)	83 shares of Cornerstone common stock would be exchanged for cash.

The pro rata selection process to be used by the exchange agent shall consist of such equitable pro ration processes as shall be mutually determined by Summit and Cornerstone.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Summit and Cornerstone to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Cornerstone shareholders;

•	the authorization for listing on NASDAQ of the shares of Summit common stock to be issued in the merger;

•

(a) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any governmental entity that are necessary to obtain the requisite regulatory approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (b) any other consents or approvals from any governmental entity or other third party relating to the merger, the bank merger or any of the other transactions provided for in the merger agreement, except in the case of clause (b) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Summit Community Bank shall have been obtained, and all such consents or approvals shall be in full force and effect;

•

the effectiveness of the Registration Statement on Form S-4, of which this prospectus and proxy statement is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•

no requisite regulatory approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the merger or bank merger by any governmental entity of competent jurisdiction that, in connection with the grant of a requisite regulatory approval or otherwise,

(a)	requires any of the parties to pay any amounts that would be material to any of the parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or

(b)

imposes any condition, requirement or restriction upon Summit or its subsidiaries, that, in the case of either (a) or (b), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its subsidiaries;

•

the accuracy of such party’s representations and warranties, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such parties;

•	the performance in all material respects by the other party of its respective obligations under the merger agreement;

•

the receipt by each party of an officer’s certificate executed by the chief executive officer and chief financial officer of the other party certifying that the previous two conditions listed above have been satisfied; and

•	the receipt by each party of its counsel’s opinion that the merger shall be classified as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of Summit. In addition to the mutual closing conditions, Summit’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

as of the effective time, the number of issued and outstanding shares of Cornerstone common stock shall not exceed 5,000 and all representations by Cornerstone regarding its capital structure shall be true and correct in all respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time;

•	the Dissenting Shares must constitute less than 5.0% of the outstanding shares of Cornerstone common stock;

•

simultaneously with the execution of the merger agreement, Summit received from each of the individuals set forth on the disclosure schedules, the voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement; and

•

simultaneously with the execution of the merger agreement, Summit received from each of the directors of Cornerstone, a director support agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement.

Additional Closing Condition for the Benefit of Cornerstone. In addition to the mutual closing conditions, Cornerstone’s obligation to complete the merger is subject to the execution of the key employee contract referenced in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of Summit and Cornerstone relating to their respective businesses, which were made solely for the purposes of the merger agreement. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. In addition, these representations and warranties:

•

may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those qualifications set forth in confidential disclosure schedules in connection with signing the merger agreement;

•

will not survive consummation of the merger, except for those representations and warranties that by their terms apply or are to be performed in whole or in part after the effective time of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger.

Summit will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosures as required by federal securities laws.

The representations and warranties made by Summit and Cornerstone to each other primarily relate to:

•	corporate organization, existence and power;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of Summit, the SEC;

•	absence of material adverse effect on each party since December 31, 2018 through the date of the merger agreement;

•	compliance with laws and the absence of regulatory agreements;

•	accounting methods and internal controls;

•	litigation;

•	agreements with regulators;

•	derivative instruments and transactions;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this prospectus and proxy statement; and

•	fees paid to financial advisors.

Cornerstone has also made representations and warranties to Summit with respect to:

•	financial statements;

•	undisclosed liabilities;

•	tax matters;

•	material contracts;

•	employee benefit plans and labor matters;

•	the inapplicability to the merger of state takeover laws;

•	the vote required by Cornerstone shareholders to approve the merger;

•	ownership and other property rights;

•	condition of assets;

•	intellectual property;

•	loan matters;

•	deposits;

•	investment securities and commodities;

•	maintenance of insurance policies;

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification;

•	transactions with affiliates;

•	absence of certain gifting practices;

•	environmental matters;

•	accuracy of books and records;

•	employee relationships;

•	forms of lending and security instruments;

•	administration of fiduciary accounts;

•	the opinion of Cornerstone’s financial advisor;

•	dissenting shareholders; and

•	no other representations or warranties, express or implied having been made.

Summit also has represented to Cornerstone that no vote of its shareholders is required to consummate the merger and it has, and at the closing of the merger will have, access to sufficient funds available to make all cash payments required to consummate the transactions contemplated by the merger agreement. Summit further represented that no other representations or warranties, express or implied have been made.

Waiver and Amendment

Summit and Cornerstone may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Summit and Cornerstone may not do so after Cornerstone shareholders approve the merger agreement if the amendment or waiver would violate the WVBCA, require further approval from Cornerstone’s shareholders or such amendment changes the form or amount of merger consideration in a manner that is adverse in any respect to Cornerstone’s shareholders.

Indemnification; Directors’ and Officers’ Insurance

Following the effective time of the merger and for a period of four years thereafter, Summit must indemnify, defend and hold harmless the present directors, officers and employees of Cornerstone and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the merger agreement) to the fullest extent that Cornerstone is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, Cornerstone and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, Cornerstone and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

For a period of four years from the effective time of the merger, Summit must use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the effective time of the merger) with respect to claims against present and former directors and officers of Cornerstone and its subsidiaries arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Cornerstone and its subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by Cornerstone or its subsidiaries to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this provision, Summit must use its reasonable best efforts to obtain as much comparable insurance as is available for the insurance amount; and provided, further, that officers and directors of Cornerstone or its subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

Summit has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of Summit and its subsidiaries assume the obligations of indemnification (for a period of four years from the effective time of the merger) under the merger agreement.

These provisions shall survive the effective time of the merger and are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Acquisition Proposals

Cornerstone has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, agents, advisors and affiliates not to: solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any acquisition proposal (as defined below); disclose to any third party any information concerning the business, properties, books or records of Cornerstone or any Cornerstone subsidiary or otherwise relating to an acquisition proposal, other than as provided in the merger agreement or as compelled by law; release any person from a confidentiality agreement or standstill agreement; or cooperate with any third party to make any acquisition proposal, other than the sale by Cornerstone Bank of assets in the ordinary course of business. However, none of the foregoing prohibits Cornerstone or its subsidiaries’ officers, directors, agents, advisors, and affiliates from informing any person of the terms of this provision or from contacting any person (or such person’s representatives) who has made, after the date of the merger agreement, an acquisition proposal solely to request clarification of the terms and conditions thereof so as to determine whether the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below). Cornerstone must immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the merger agreement with any persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. Within two (2) days of receipt of any unsolicited offer, Cornerstone will communicate to Summit the terms of any proposal or request for information and the identity of the parties involved.

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the Cornerstone shareholders, if Cornerstone receives an unsolicited acquisition proposal that the Cornerstone board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal, then Cornerstone may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Cornerstone than the confidentiality agreement entered into by Cornerstone and Summit prior to the execution of the merger agreement; (ii) furnish Cornerstone confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Cornerstone board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Cornerstone Bank will promptly, and in any event within two (2) days of receipt of any unsolicited, bona fide written acquisition proposal, (x) notify Summit in writing of the receipt of such acquisition proposal or any request for nonpublic information relating to Cornerstone Bank or for access to the properties, assets, books or records of Cornerstone Bank by any person that has made, or to the knowledge of Cornerstone Bank may be considering making, an acquisition proposal and (y) communicate the name of such person and the material terms of such acquisition proposal to Summit, including as they may change upon any modification or amendment to the terms thereof. Cornerstone Bank will keep Summit fully apprised of the status of and other matters relating in any material respect to any such Acquisition Proposal on a reasonably timely basis.

An “acquisition proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Cornerstone or any of its subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, Cornerstone or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

A “superior proposal” means a written acquisition proposal that the Cornerstone board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “superior proposal,” the references to “15.0% or more” and “at least 10.0%” in the definition of acquisition proposal shall be deemed to be references to “a majority”.

The merger agreement generally prohibits the Cornerstone board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Summit the recommendation of the Cornerstone board of directors’ set forth in this prospectus and proxy statement that the Cornerstone shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Summit such recommendation). At any time prior to the approval of the merger agreement by the Cornerstone shareholders, however, the Cornerstone board of directors may effect a change in recommendation or terminate the merger agreement to enter into an agreement in response to a bona fide written unsolicited acquisition proposal that the Cornerstone board of directors determines in good faith constitutes a superior proposal if the Cornerstone board of directors determines (after consultation with counsel) that the failure to do so could be inconsistent with its fiduciary obligations to Cornerstone shareholders under applicable law. The Cornerstone board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless:

(i)	Cornerstone has not breached any of the provisions of the merger agreement relating to acquisition proposals; and

(ii)

the Cornerstone board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Summit), Cornerstone has given Summit at least four business days’ prior written notice of its intention to take such action and before making such change in recommendation, Cornerstone has negotiated in good faith with Summit during the notice period (to the extent Summit wishes to negotiate) to enable Summit to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Cornerstone board of directors makes a change in recommendation, or if Cornerstone pursues a superior proposal, Cornerstone could be required to pay Summit a termination fee of $1,282,500 in cash. See “Termination Fee” beginning on page 82.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of State). Unless otherwise agreed to by Summit or Cornerstone, the closing of the merger will take place on the first day of the following month after the last of the conditions to the merger have been satisfied or waived.

Summit may delay the closing of the merger to the first day of the second month if the last necessary approval received is less than three business days from the end of a month, and if during the period of such delay Summit sets a record date for any dividend or other distribution in respect of shares of Summit common stock such that holders of Cornerstone common stock would not be entitled to participate in such dividend or distribution, each holder of Cornerstone common stock will receive a payment equal to the amount and kind of dividend or distribution that each such holder of Cornerstone common stock would have received had such holder been a holder of record of the shares of Summit common stock issuable to such holder in the merger on the record date for such Summit dividend or distribution.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Deposit Insurance Corporation, or the FDIC, and the West Virginia Board of Banking and Financial Institutions, or the WV BBFI, and a waiver from the Board of Governors of the Federal Reserve System, or the Federal Reserve. As bank holding companies, Summit and Cornerstone are subject to regulation under the Bank Holding Company Act of 1956, as amended, or the BHCA. Cornerstone Bank and Summit Community Bank are West Virginia banking corporations and are regulated by the WV BBFI and the West Virginia Division of Financial Institutions, or the WV DFI. On October 9, 2019, Summit requested a waiver of a Section 3 application under the Bank Holding Company Act from the Federal Reserve, and Summit Community Bank filed an application to obtain approval from the FDIC to acquire Cornerstone Bank under the Bank Merger Act and from the WV DFI under the State Banking Code of West Virginia.

Under the BHCA, the FDIC is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The FDIC has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the FDIC can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market.

Further, the FDIC must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The WV DFI reviews the merger under similar standards. The merger cannot be consummated prior to receipt of all required approvals. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds.

The merger requires the approval of the Federal Reserve Board pursuant to the BHCA, unless the Federal Reserve Board is willing to grant a waiver pursuant to its regulations allowing for such waivers. If a waiver is not received, the Federal Reserve Board will also consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors. In such case, the merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds.

The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Summit and Cornerstone are not aware of any other governmental approvals or actions be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that such further necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Cornerstone common stock to Summit common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Cornerstone and Summit have agreed to certain restrictions on their activities until the effective time of the merger. Cornerstone has agreed that it will, and will cause each of its subsidiaries to, do the following:

•	cooperate with Summit and its subsidiaries to cause Cornerstone to merge with and into merger sub;

•	take such action as may be necessary to terminate its SIMPLE IRA plan effective December 31, 2019, including accruing the estimated expense associated with terminating the SIMPLE IRA plan or trust;

•

make all payments with respect to contracts to which Cornerstone or any of its subsidiaries is a party that would give rise to any liability, fee, cost or expense (including any change-in-control fee) arising from the consummation of the merger, except if pursuant to the employment agreements described in the merger agreement such change-in-control provisions are waived; and

•

use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the merger occurs, be terminated after the consummation of the merger on a date to be mutually agreed upon by Cornerstone and Summit.

Cornerstone has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as expressly permitted by the merger agreement or the prior written consent of Summit:

•	enter into any new line of business;

•

change its or its subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by applicable legal requirements or by policies imposed by a governmental entity;

•

incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

•

enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in the merger agreement) or make any change to any existing material leases, contracts or agreements, except as required by applicable legal requirements or by policies imposed by a governmental entity;

•	take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement;

•

declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Cornerstone, or as specifically contemplated in the merger agreement and its regular annual dividend of $100.00 per share consistent with past practice;

•

split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•

purchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (other than the acquisition of shares of debts previously contracted, or DPC shares, in the ordinary course of business consistent with past practice);

•

issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned subsidiary of its capital stock to its parent;

•

amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by the merger agreement, enter into, or permit any subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of Cornerstone;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or acquisitions of other DPC shares in the ordinary course of business;

•

sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its subsidiaries and indebtedness of others held by Cornerstone and its subsidiaries) exceeding $150,000, in the aggregate, in any calendar month, except for sales of OREO, mortgages originated or held by Cornerstone Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by applicable legal requirements or by policies imposed by a governmental entity;

•

incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long term debt securities of Cornerstone or any of its subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any subsidiary of Cornerstone to Cornerstone or to another subsidiary of Cornerstone;

•	prepay or voluntarily repay any subordinated indebtedness;

•

make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $1,000,000, except as contemplated by the merger agreement;

•

maintain the allowance for loan and lease losses account for Cornerstone Bank in an amount adequate in all material respects and consistent with past practices and in compliance with applicable regulatory requirements, including GAAP and all applicable rules and regulations;

•

intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, or (unless such action is required by applicable legal requirements) which would adversely affect the ability of the parties to obtain any of the requisite regulatory approvals without imposition of a condition or restriction of the type referred to in the merger agreement;

•

make any material change in its methods of accounting in effect at December 31, 2018, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by Cornerstone’s independent auditors or required by a governmental entity;

•	make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund;

•

enter into, adopt, amend or terminate (except for such amendments as may be required by applicable legal requirements or as provided under the merger agreement) any Cornerstone benefit plan, or any agreement, arrangement, plan or policy between Cornerstone or a subsidiary of Cornerstone and one or more of its directors or officers;

•

except for normal pay increases to rank and file employees and Cornerstone’s standard annual employee bonus, in the ordinary course of business consistent with past practice, or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits;

•

enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by the merger agreement, either alone or in combination with some other event;

•

grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except Cornerstone’s standard annual employee bonus, or as required as an existing obligation of Cornerstone under the terms of any existing agreement;

•

materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•

the deposits of Cornerstone Bank shall be of substantially the same character, mix, type, and makeup as such deposits were as of June 30, 2019. Such deposits shall include no additional brokered deposits, except for such additional brokered deposits agreed to by Summit; or

•	agree to, or make any commitment to, take, or authorize, any of the actions prohibited by the foregoing, except with respect to actions taken as trustee, custodian or other fiduciary.

Summit has agreed that it will not, and will not permit any of its subsidiaries, to do the following, except as expressly permitted by the merger agreement or the prior written consent of Cornerstone:

•	amend the articles or bylaws of Summit in a manner that would adversely affect Cornerstone or any of its subsidiaries;

•	take any action that would reasonably be expected to result in the merger and the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•

take any action that is likely to materially impair Summit’s ability to perform any of its obligations under the merger agreement or merger sub’s or Summit Community Bank’s ability to perform any of its obligations under the bank merger agreement;

•	make an election for merger sub to be treated as a corporation for federal income tax purposes; or

•	agree or commit to do any of the foregoing.

In general, each party has also agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of applicable legal requirements;

•

file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant governmental entities and to obtain all of the requisite regulatory approvals between the date of the merger agreement and the effective time of the merger;

•

use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the effective time of the merger;

•

prior to the effective time of the merger, (a) each of Cornerstone and Summit shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations, (b) Cornerstone shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Cornerstone shall not be required to agree to any material obligation that is not contingent upon the consummation of the merger; and

•	use commercially reasonable efforts to cause to be delivered at the closing all documents required as conditions precedent to the consummation of the merger, as applicable.

Regulatory Matters

This prospectus and proxy statement forms part of a Registration Statement on Form S-4, which Summit has filed with the SEC. Each of Summit and Cornerstone has agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

Summit has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Cornerstone has agreed to furnish all information concerning Cornerstone and the holders of Cornerstone common stock as may be reasonably requested in connection with any such action.

Summit and Cornerstone have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the merger and the bank merger and to make effective the other transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement. However, neither Summit nor Cornerstone shall be obligated to take any action if the taking of such action or the obtaining of a consent, authorization, order, approval or exemption shall result in a condition or restriction upon such party or on the surviving entity that would have any of the following effects upon such party, (i) require a party to pay an amount that would be material to such party or to divest any banking office, line of business or operations or to increase regulatory capital or (ii) impose any condition, requirement or restriction upon Summit or its subsidiaries, that, in the case of (i) or (ii) above, would individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its subsidiaries.

Cornerstone and Summit have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Cornerstone or Summit, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Summit and Cornerstone will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. Summit and Cornerstone shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of Summit and Cornerstone has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this prospectus and proxy statement, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of Summit, Cornerstone or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

NASDAQ Listing

Summit has agreed to use its commercially reasonable best efforts to cause the shares of Summit common stock to be issued to the holders of Cornerstone common stock in the merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Summit will provide employees of Cornerstone with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Summit. Summit will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Cornerstone benefit plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. To the extent permitted by Summit’s benefit plans, Summit will give the covered employees full credit for their prior service with Cornerstone and its subsidiaries for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans.

Except for employees of Cornerstone Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit will pay each employee of Cornerstone Bank who is involuntarily terminated by Summit or any of its subsidiaries (other than for cause) concurrently with the effective time or within twelve months of the effective time, two weeks of severance per full year of service with Cornerstone Bank, with a minimum of four weeks of severance pay and a maximum of 26 weeks of severance pay.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except for any applicable termination fees, and furthermore, with respect to Cornerstone and its subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of adjusted shareholders’ equity pursuant to the merger agreement, and except that (a) if the merger and the bank merger are consummated, the surviving entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing this prospectus and proxy statement shall be shared equally by Summit and Cornerstone.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Cornerstone shareholders, as follows:

•	by mutual written consent of Summit and Cornerstone;

•

by either Summit or Cornerstone, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either Summit or Cornerstone, if the merger has not been completed by March 31, 2020;

•

by Summit, upon written notice to Cornerstone, if any application for requisite regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental entity from which a requisite regulatory approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its subsidiaries, as applicable;

•

by either Summit or Cornerstone, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within thirty (30) days following written notice to the breaching party or by its nature or timing cannot be cured within that time period;

•	by Summit, upon written notice to Cornerstone, if, since the date of the merger agreement, there shall have occurred a material adverse effect with respect to Cornerstone;

•	by Cornerstone, upon written notice to Summit, if, since the date of the merger agreement, there shall have occurred a material adverse effect with respect to Summit;

•

by Summit, if the Cornerstone board of directors fails to recommend that the Cornerstone shareholders approve the merger agreement or makes a change in recommendation, or if Cornerstone materially breaches any of the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals”;

•

by Cornerstone, prior to obtaining the approval of the merger agreement by the Cornerstone shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third-party proposals, as described under “Acquisition Proposals” on page 73 (provided that Cornerstone has not materially breached any such provisions and pays Summit the termination fee described under “Termination Fee” on page 82);

•

by either Summit or Cornerstone, if the Cornerstone shareholders fail to approve the merger agreement at a duly held meeting of Cornerstone shareholders or any adjournment or postponement thereof (provided that the Cornerstone board of directors has recommended that the Cornerstone shareholders approve the merger agreement and has not made a change in recommendation); and

•

by Cornerstone, if the average closing price of Summit common stock declines by more than 15% from $25.35 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Cornerstone common stock.

Termination Fee

Cornerstone must pay Summit a termination fee of $1,282,500:

•

if the merger agreement is terminated by Summit because the Cornerstone board of directors did not recommend that the Cornerstone shareholders approve the merger agreement or made a change in recommendation, or because Cornerstone materially breached any of the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals” on page 73; or

•

if the merger agreement is terminated by Cornerstone, prior to obtaining approval of the merger agreement by the Cornerstone shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals” on page 73.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Cornerstone, Summit, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•

the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Other than in a case of willful and material breach of the merger agreement, the payment of the termination fee fully discharges Cornerstone from, and is the sole and exclusive remedy of Summit with respect to, any and all losses that may be suffered by Summit based upon, resulting from or arising out of the circumstances giving rise to such termination of the merger agreement.

Surrender of Stock Certificates

Computershare will act as exchange agent in the merger and in that role will process the exchange of Cornerstone stock certificates for Summit common stock. The exchange agent, or Summit and Cornerstone if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Cornerstone common stock in the absence of manifest error. In any event, do not forward your Cornerstone stock certificates with your proxy card.

After the effective time of the merger, each certificate formerly representing Cornerstone common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Summit common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Summit common stock and any dividend or other distribution with respect to Summit common stock with a record date occurring after the effective time of the merger. The holder of such unexchanged certificates will not be entitled to receive any dividends or distributions payable by Summit until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Summit common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Cornerstone common stock. Cornerstone stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Cornerstone stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Summit common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) $5,700, the per share cash consideration. A Cornerstone shareholder whose direct shareholdings are represented by multiple Cornerstone stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

Accounting Treatment

The merger will be accounted for using acquisition accounting in accordance with U.S. generally accepted accounting principles. As such, the assets and liabilities of Cornerstone, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of Summit issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Cornerstone will be included in Summit’s consolidated financial statements from the date the merger is consummated and afterwards.

Management and Operations after the Merger

The remaining current directors and senior officers of Summit and Summit Community Bank are expected to continue in their current positions. Information about the current Summit directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 105.

Resales of Summit Common Stock

The shares of Summit common stock to be issued to shareholders of Cornerstone under the merger agreement have been registered under the Securities Act and may be freely traded without restriction by holders, including holders who were affiliates of Cornerstone on the date of the special meeting (except for such holders who become affiliates of Summit as of the effective time of the merger via their appointment to the board of directors of Summit or otherwise). All directors and executive officers of Cornerstone are considered affiliates of Cornerstone for this purpose.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion and legal conclusions contained herein constitute and represent the opinion of Hunton Andrews Kurth LLP, counsel to Summit, and the opinion of Bowles Rice LLP, counsel to Cornerstone, as to the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Cornerstone common stock that exchange their shares of Cornerstone common stock for the merger consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this prospectus and proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Cornerstone common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, without limitation, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, or passive foreign investment companies; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar, holders who hold shares of Cornerstone common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who exercise appraisal rights; holders who actually or constructively own more than 5% of Cornerstone common stock; or holders who acquired their shares of Cornerstone common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cornerstone common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity or an arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (b) such trust was in existence on August 20, 1996 and has made a valid election to continue to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Cornerstone common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Cornerstone common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and the effect of possible changes in those laws after the date of this proxy statement.

Tax Consequences of the Merger Generally

The merger and the bank merger will qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligations of Summit that it receive an opinion from Hunton Andrews Kurth LLP and of Cornerstone that it receive an opinion from Bowles Rice LLP, each in form reasonably satisfactory to such recipient, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Summit nor Cornerstone currently intends to waive this opinion condition to its obligation to consummate the merger. If either Summit or Cornerstone waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Cornerstone shareholders have materially changed, Summit and Cornerstone will recirculate appropriate soliciting materials to resolicit the votes of Cornerstone shareholders. The opinion will be based on representation letters provided by Summit and Cornerstone and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. The opinion described herein will not be binding on the Internal Revenue Service, which we refer to as the IRS, or any court.

Summit and Cornerstone have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The remainder of this discussion is based on the mergers qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Subject to the qualifications and limitations referenced and summarized above, the U.S. federal income tax consequences of the merger are as follows:

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any Cornerstone shareholder who receives solely stock consideration in the merger, upon exchanging his, her or its Cornerstone common stock for Summit common stock, will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Summit common stock (as discussed below);

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any Cornerstone shareholder who receives solely cash consideration pursuant to the merger or who receives solely cash by making a valid election to exercise appraisal rights will recognize gain or loss upon surrendering his, her or its Cornerstone common stock in an amount equal to the difference between the amount of cash received and his, her or its aggregate adjusted tax basis in the shares of Cornerstone common stock surrendered therefor; and

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any Cornerstone shareholder who receives both cash consideration (other than cash received instead of fractional shares of Summit common stock) and stock consideration in the merger, (1) will not recognize any loss upon surrendering his, her or its Cornerstone common stock, and (2) will recognize gain upon surrendering his, her or its Cornerstone common stock equal to the lesser of (a) the amount by which the fair market value of the Summit common stock and cash consideration received (other than cash received in lieu of a fractional share of Summit common stock) by such shareholder, as a U.S. holder of Cornerstone common stock, exceeds his, her, or its adjusted tax basis in his, her, or its Cornerstone common stock, and (b) the amount of cash consideration that such shareholder receives in the merger (excluding cash received instead of fractional shares of Summit common stock).

Gain or loss described in the second bullet point above generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares of Cornerstone common stock exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain described in the third bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of Cornerstone’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Cornerstone common stock solely in exchange for Summit common stock (instead of the combination of Summit common stock and cash actually received) and then Summit immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash in such deemed redemption will generally be treated as capital gain and will not have the effect of a dividend to you if such deemed redemption is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Cornerstone shareholder’s deemed percentage stock ownership of Summit following the merger. The determination generally requires a comparison of (1) the percentage of the outstanding Summit voting stock that you are deemed actually and constructively to have owned immediately before the deemed redemption to (2) the percentage of the outstanding Summit voting stock that you own immediately after the deemed redemption. In general, the deemed redemption will be “substantially disproportionate” with respect to a Cornerstone shareholder if the percentage of Summit voting stock that you own immediately after the deemed redemption is less than 80% of the percentage of Summit voting stock that you are deemed actually and constructively to have owned immediately before the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs is considered a “meaningful reduction” and would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Cornerstone common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Cornerstone common stock for a combination of Summit common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the Summit common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Cornerstone common stock that you surrender in the merger (less any tax basis attributable to cash received instead of a fractional share in Summit common stock), decreased by the amount of any cash consideration received (other than cash received instead of fractional shares of Summit common stock) and increased by the amount of any gain recognized in the merger (including any portion of the gain that is treated as a dividend, as described above, and excluding any gain recognized as a result of cash received instead of a fractional share). Your holding period for the shares of Summit common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Cornerstone common stock that you surrender in the merger. If you acquired different blocks of Cornerstone common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Cornerstone common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of Summit common stock should be allocated among different blocks of their Cornerstone common stock surrendered in the merger. The basis and holding period of each block of Summit common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Cornerstone common stock exchanged for such block of Summit common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Summit common stock, you will be treated as having received such fractional share of Summit common stock pursuant to the merger and then as having received cash in redemption for such fractional share of Summit common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the tax basis in your shares of Cornerstone common stock allocable to that fractional share of Summit common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of Cornerstone common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

A Medicare contribution tax is imposed on the “net investment income” of certain individuals, estates and trusts with income exceeding certain threshold amounts. A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her net investment income for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules applied to undistributed net investment income. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend) by holders of Cornerstone common stock, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Cornerstone common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Tax Treatment of Special Distribution

Under limited circumstances, Cornerstone may make a special distribution. Cornerstone intends to treat the special distribution as a distribution by Cornerstone to its shareholders in respect of their shares of Cornerstone common stock.    The IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the special distribution would be treated as additional cash received in connection with the merger, and not as a distribution as described in the prior sentence. If the special distribution is treated as a distribution with respect to Cornerstone common stock, it will be taxable dividend income to the extent of such holder’s share of Cornerstone’s current and accumulated earnings and profits. Any amount that exceeds Cornerstone’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in its Cornerstone common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain. Such capital gain will be long-term capital gain if the holder’s holding period for the shares of Cornerstone common stock exceeded one year at the distribution date of the special distribution. Any such taxable dividend or capital gain should be included in the U.S. holder’s income in the taxable year in which the special distribution is received.

In addition, if Cornerstone makes a special distribution, each holder of Cornerstone common stock receiving the special distribution who: (a) is not a nonresident alien; (b) is not a nominee; (c) is not a corporation subject to income taxation under Subchapter C of Chapter 1 of the Code; (d) is neither a regulated investment company, as defined in Section 851 of the Code, nor a real estate investment trust, as defined in Section 856 of the Code; (e) is not under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property; (f) does not know or have reason to know that the special distribution is in fact a payment in lieu of a dividend rather than an actual dividend and Cornerstone reports the special distribution to the holder of Cornerstone common stock on Form 1099-DIV; (g) does not elect to treat the special distribution as investment income under Section 163(d)(4)(B)(iii) of the Code; and (h) has held the Cornerstone common stock held by such holder for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the Cornerstone common stock becomes ex-dividend with respect to the special distribution, will likely be entitled to treat the amount of the special distribution received as qualified dividend income subject to federal income taxation as net capital gain under Section 1(h)(11) of the Code.

Cornerstone expects that its accumulated earnings and profits will exceed the amount of any special distribution and that it is not likely that any holder of Cornerstone common stock will recoup any income tax basis in any of their respective shares of Cornerstone common stock upon receipt of the special distribution.

HOLDERS OF CORNERSTONE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF THE SPECIAL DISTRIBUTION IF IT IS DECLARED AND PAID AS PART OF CONSUMMATING THE MERGER.

Information Reporting and Backup Withholding

Cornerstone shareholders are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Cornerstone common stock exchanged, the number of shares of Summit common stock received, the fair market value of the Cornerstone common stock exchanged, and the holder’s adjusted basis in the Summit common stock received.

If you are a non-corporate holder of Cornerstone common stock, you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) on any cash payments you receive pursuant to the merger. You generally will not be subject to backup withholding, however, if you:

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furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS Form W-9 (or substantially similar form) and otherwise comply with all the applicable requirements of the backup withholding rules;

•	provide a certification of foreign status on an appropriate IRS Form W-8 or successor form; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Summit common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Cornerstone common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Cornerstone shareholder that, immediately before the merger, (a) owned at least 5% (by vote or value) of the outstanding stock of Cornerstone, or (b) owned Cornerstone securities with a tax basis of $1.0 million or more.

This discussion of anticipated material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Cornerstone common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Cornerstone common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this prospectus and proxy statement.

INFORMATION ABOUT SUMMIT

General

Summit is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Summit was incorporated on March 3, 1987, organized on March 5, 1987, and began conducting business on March 5, 1987. As of December 31, 2018, Summit has one banking subsidiary “doing business” under the name of Summit Community Bank. Summit Community Bank offers a full range of commercial and retail banking services and products.

As a bank holding company registered under the BHCA, Summit’s present business is community banking. As of June 30, 2019, Summit’s consolidated assets approximated $2.3 billion and total shareholders’ equity approximated $236 million. At June 30, 2019, Summit’s loan portfolio, net of unearned income and allowance for loan losses, was $1.8 billion and its deposits were approximately $1.8  billion.

Properties

The principal executive offices of Summit are located in Moorefield, West Virginia at 300 North Main Street. The telephone number for Summit’s principal executive offices is (304) 530-1000. Summit operates 31 full service offices—19 located throughout West Virginia and 12 throughout Northern Virginia and the Shenandoah Valley.

For more information regarding Summit, please see Summit’s Annual Report on Form 10-K for the year ended December 31, 2018, its quarterly report on Form 10-Q for the quarter ended June 30, 2019 and its prospectus and proxy statement for its 2019 Annual Meeting of shareholders, each of which are incorporated into this prospectus and proxy statement by reference.

DESCRIPTION OF SUMMIT CAPITAL STOCK

General

The authorized capital stock of Summit consists of 20,250,000 shares, of which 20,000,000 shares are common stock, par value $2.50 per share, and 250,000 shares are preferred stock, par value $1.00 per share. As of the date of this prospectus and proxy statement, there were [●] shares of Summit’s common stock outstanding, held by approximately [●] shareholders of record. We previously have issued 40,000 shares of a series of preferred stock known as the “Rockingham National Bank Series Convertible Preferred Stock,” 3,710 shares of 8% Non-Cumulative Convertible Preferred Stock, Series 2009 and 12,000 shares of 8% Non-Cumulative Convertible Preferred Stock, Series 2011 all of which shares have since converted to common stock. The shares of the Rockingham National Bank Series Convertible Preferred Stock, the 8% Non-Cumulative Convertible Preferred Stock, Series 2009, and the 8% Non-Cumulative Convertible Preferred Stock, Series 2011 issued and converted to common stock were restored to the status of authorized and unissued shares of preferred stock without designation as to series.

As of the date of this prospectus and proxy statement, options to purchase an aggregate [●] shares of Summit’s common stock remain exercisable under Summit’s 1998 Option Plan and Summit’s 2009 Option Plan. At Summit’s annual meeting of shareholders that was held on May 15, 2014, Summit’s shareholders approved the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan, pursuant to which we are authorized to issue up to 500,000 shares of common stock upon the exercise of stock options, stock appreciation rights, restricted stock, and restricted stock units granted under the plan. 465,160 shares of Summit common stock remain reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan. Summit has made awards of [●] stock-settled stock appreciation rights under the 2014 Long-Term Incentive Plan as of the date of this prospectus and proxy statement.

Summit Common Stock

The following summary describes the material features and rights of Summit common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of Summit’s amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of Summit’s common stock. On all matters subject to a vote of shareholders, Summit’s shareholders will be entitled to one vote for each share of common stock owned. Summit’s shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Summit’s shareholders are entitled to receive dividends when and as declared by Summit’s board of directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Summit’s payment of dividends depends upon receipt of dividends from Summit Community Bank, Summit’s banking subsidiary. Payment of dividends by Summit Community Bank is regulated by the FDIC and the WV DFI and generally, the prior approval of the FDIC is required if the total dividends declared by Summit Community Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Summit’s affairs, the holders of Summit common stock are entitled to receive pro rata all of Summit’s assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Summit’s board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of Summit common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Summit.

Assessment and Redemption. Shares of Summit common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Summit common stock.

Preemptive Rights. No holder of any share of Summit capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Anti-Takeover Provisions. Provisions of Summit’s amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Summit without negotiation with Summit’s board of directors. The effect of these provisions is discussed briefly below.

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Authorized Stock. The shares of Summit’s common stock authorized by Summit’s amended and restated articles of incorporation but not issued provide Summit’s board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. Summit’s board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for preferred stock being issued, in an effort to deter attempts to gain control of Summit.

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Classification of Board of Directors. Summit’s amended and restated articles of incorporation currently provide that the board of directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the board of directors may discourage a takeover of Summit because a shareholder with a majority interest in the company would have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of the board of directors.

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Amendment of Amended and Restated Articles of Incorporation. Summit’s amended and restated articles of incorporation requires the approval of 66 2/3% of shareholders to amend certain of the provisions of Summit’s amended and restated articles of incorporation. This requirement is intended to prevent a shareholder who controls a majority of Summit common stock from avoiding the requirements of important provisions of Summit’s amended and restated articles of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of Summit common stock could block the future repeal or modification of certain provisions of Summit’s amended and restated articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of Summit common stock.

Business Combination Provisions. Summit’s amended and restated articles of incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares must approve certain business combination transactions unless the particular business combination transaction has been previously approved by at least 66 2/3% of the board of directors, in which case a simple majority vote of the shareholders is required. In addition, Summit’s amended and restated articles of incorporation provide that neither Summit nor any of its subsidiaries may become a party to any business combination transaction unless certain fair price requirements are satisfied.

Anti-Greenmail Provisions. Summit’s amended and restated articles of incorporation provide that it may not repurchase, directly or indirectly, any shares of Summit’s common stock at a purchase price that is greater than fair market value for such shares, from a 10% or greater shareholder (or an affiliate or associate of such shareholder) who acquired at least half of such shares within the last two years, unless such stock repurchase is approved by the holders of at least a majority of Summit’s outstanding shares of common stock (other than the interested shareholder).

Listing. Summit’s common stock is listed on NASDAQ under the symbol “SMMF.”

Transfer Agent. The transfer agent for Summit’s common stock is Computershare. The transfer agent’s address is P.O. Box 505000 Louisville, Kentucky 40233.

Certain Provisions of the Articles of Incorporation

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the WVBCA, the articles of incorporation of Summit contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of Summit or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses. Summit has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Summit are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Summit pursuant to the foregoing provisions, Summit has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of Summit common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

Summit cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Summit common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

INFORMATION ABOUT CORNERSTONE

General

Cornerstone is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Cornerstone was incorporated in 2003. Through Cornerstone Bank, Inc., or Cornerstone Bank, a West Virginia banking corporation, Cornerstone offers a full line of business-related loan, deposit and cash management products through experienced professionals. Cornerstone operates four full service offices in Doddridge, Harrison, Ritchie and Wood Counties of West Virginia.

As of June 30, 2019, Cornerstone had total assets of approximately $170 million, total deposits of approximately $148 million, and total shareholders’ equity of approximately $19 million.

Properties

The principal executive offices of Cornerstone are located at 251 Main Street, West Union, West Virginia. The telephone number for Cornerstone’s principal executive offices is (304) 873-2401. Cornerstone operates four full service offices, and 4 ATM locations throughout central and western West Virginia.

DESCRIPTION OF CORNERSTONE CAPITAL STOCK

The authorized capital stock of Cornerstone consists of 5,000 shares of common stock, par value $100.00 per share. As of the date of this prospectus and proxy statement, there were [5,000] shares of Cornerstone’s common stock outstanding, held by approximately [101] shareholders of record.

Cornerstone Common Stock

The following summary describes the material features and rights of Cornerstone’s common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of Cornerstone’s amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of Cornerstone’s common stock. On all matters subject to a vote of shareholders, Cornerstone’s shareholders will be entitled to one vote for each share of common stock owned. Cornerstone’s shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Cornerstone’s shareholders are entitled to receive dividends when and as declared by Cornerstone’s board of directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Cornerstone’s payment of dividends depends upon receipt of dividends from Cornerstone Bank, Cornerstone’s banking subsidiary. Payment of dividends by Cornerstone Bank is regulated by the Federal Reserve and the WV DFI and generally, the prior approval of the Federal Reserve is required if the total dividends declared by Cornerstone Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Cornerstone’s affairs, the holders of Cornerstone common stock are entitled to receive pro rata all of Cornerstone’s assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of Cornerstone common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Cornerstone common stock.

Preemptive Rights. No holder of any share of Cornerstone capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Transfer Agent. Cornerstone does not use a third-party transfer agent for its shares and handles shareholder records and transactions internally.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Summit shareholders and Cornerstone shareholders are governed by the WVBCA. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, the rights of Cornerstone shareholders that receive Summit common stock will be governed by the articles and bylaws of Summit. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Cornerstone’s articles of incorporation and bylaws, Summit’s articles of incorporation and bylaws, and West Virginia law.

Authorized Capital Stock

Summit	Cornerstone

20,000,000 shares of common stock, $2.50 par value per share,	5,000 shares of common stock, $100.00 par value per share.

250,000 shares of preferred stock, $1.00 par value per share.

Preemptive Rights

Summit	Cornerstone

The articles of incorporation of Summit provide that shareholders do not have preemptive rights to purchase, subscribe for, or take any part of any stock, whether unissued or treasury shares, or any part of the notes, debentures, bonds or other securities issued, optioned or sold by Summit.	Unless otherwise set forth in the corporation’s articles of incorporation, West Virginia law provides that shareholders do not have preemptive or preferential rights to subscribe for any shares, whether unissued or treasury shares, or to any obligations convertible into shares of a corporation. Cornerstone’s articles of incorporation are silent as to preemptive or preferential rights, and therefore, Cornerstone’s shareholders do not have preemptive or preferential rights.

Size of Board of Directors

Summit	Cornerstone

Summit’s bylaws provide that the board of directors shall consist of at least 9 and no more than 21 directors. Summit’s board of directors currently consists of 16 individuals, and immediately following the merger will consist of 17 individuals.	Cornerstone’s bylaws provide that the board of directors shall consist of at least five and no more than 25 directors, the exact number within such limits to be fixed each year by the board of directors. The Cornerstone board of directors currently consists of 6 individuals.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation. Shareholders of Summit and Cornerstone are allowed to cumulate their votes in the election of directors. Each share of Summit stock or Cornerstone stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors

Summit	Cornerstone

Summit’s Articles provide that the board of directors shall be divided into three (3) classes as nearly equal in size as possible. The term of office of directors of one class shall expire at each annual meeting of shareholders.	Cornerstone has one class of directors. The term of the class of directors shall expire at each annual meeting of the shareholders.

Qualifications of Directors

Summit	Cornerstone

Summit’s bylaws require that a person own a minimum of 2,000 shares of stock of Summit to be qualified as a director.	Cornerstone’s bylaws require that a person own a sufficient number of shares of Cornerstone stock to represent a $1,000 par value to be qualified as a director.

Filling Vacancies on the Board

Summit	Cornerstone

Summit’s bylaws provide that each vacancy existing on the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors at a regular or special meeting of the board of directors. Any directorship to be filled by reason of a vacancy may be filled for the unexpired term of his predecessor in office.	Cornerstone’s bylaws provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Any directorship to be filled by reason of a vacancy may be filled for the unexpired term of his predecessor in office.

Removal of Directors

Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Notice of Shareholder Proposals and Director Nominations

Summit	Cornerstone

Summit’s Articles provide that shareholders may make a nomination for director provided that such nomination or nominations must be made in writing and delivered or mailed to, the President of Summit no later than 30 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 30 days’ notice of the meeting is given to shareholders, such nomination or nominations shall be mailed or delivered to the President of Summit no later than the fifth (5th) day following the day on which the notice of meeting was mailed.	Cornerstone articles of incorporation and bylaws do not have any advanced notice requirements or director nomination requirements. Cornerstone shareholders may make shareholder proposals and director nominations prior to or at the meeting of shareholders.

Anti-Takeover Provisions—Business Combinations

Summit	Cornerstone

Summit’s Articles of Incorporation provide that at least 66 2⁄3% of the authorized, issued and outstanding voting shares of Summit must approve certain “business combinations” unless the “business combination” has been previously approved by at least 66 2⁄3% of the board of directors of Summit, in which case only a simple majority vote of the shareholders shall be required.	Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the affirmative vote of a majority of the votes cast on the matter assuming a quorum is present at the meeting. The articles of incorporation of Cornerstone do not provide for a different voting requirement.

Summit’s Articles of Incorporation additionally provide that neither Summit nor any of its subsidiaries shall become a party to any “business combination” unless certain fair price requirements are satisfied. West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.

Shareholder Action Without a Meeting

Unless otherwise set forth in the corporation’s articles of incorporation, West Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting, if a written consent that describes the action is signed by all of shareholders entitled to vote on the action, bears the date of each signature and is delivered for inclusion with the minutes or corporate records of the corporation. Summit’s bylaws and Cornerstone’s bylaws each provide that any action required to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote on the matter at issue.

Calling Annual Meetings of Shareholders

Summit	Cornerstone

The annual meeting of the shareholders of Summit shall be held on the third Thursday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at such place either within or outside the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.	The annual meeting of the shareholders of Cornerstone shall be held on the third Tuesday of March, at 1:00 p.m., local time, or at such other time on such other day within such month as the board of directors may designate.

Notice of Meeting

Summit	Cornerstone

Summits’ bylaws require that the notice of annual and special meetings be given by mailing notice to each shareholder at the address appearing on the books of the corporation. Notices of special meetings must state the purpose of the meeting. The notice must be mailed to the last address of the shareholders as they appear upon the books of the corporation, and for both annual and special meetings, not less than 10 days and no more than 60 days before the date of such meeting.	Cornerstone’s bylaws require that the notice of annual and special meetings be given personally or by mailing notice to each shareholder at the address appearing on the books of the corporation. Notices of special meetings must state the purpose of the meeting. The notice must be mailed to the last address of the shareholders as they appear upon the books of the corporation, and for both annual and special meetings, not less than 10 days and no more than 60 days before the date of such meeting.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

West Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of Summit and Cornerstone do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a shareholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

Summit	Cornerstone

Summit’s articles of incorporation require the affirmative vote of holders of at least 66 2⁄3% of the then outstanding voting shares of Summit; provided, however, such vote shall not be required for any such amendment, change or repeal recommended to the shareholders by the favorable vote of not less than 66 2⁄3% of the directors of Summit, and any such amendment, change or repeal so recommended shall require only a majority vote.	Pursuant to West Virginia law, the articles of incorporation of Cornerstone may be amended by the affirmative vote of a majority of the board of directors.

The articles of incorporation of Summit provide that at least 66 2⁄3% of the authorized, issued and outstanding voting shares of Summit must approve any merger or consolidation of Summit with another corporation or any sale, lease or exchange by liquidation or otherwise of all or substantially all of the assets of Summit unless such transaction has been previously approved by at least 66 2⁄3% of the board of directors in which case a simple majority vote of the shareholders shall be required.

Amendment of Bylaws

Summit	Cornerstone

Under West Virginia law, the Summit bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. Summit’s bylaws provide that the bylaws may only be altered, amended or repealed and new bylaws may only be adopted by the board of directors at a regular or special meeting of the board of directors by a vote of three fourths of the board of directors or by a majority of the shareholders.	Under West Virginia law, the Cornerstone bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. Cornerstone’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may only be adopted by the board of directors at a regular or special meeting of the board of directors by a majority of the board of directors subject to repeal or alteration by action of the shareholders.

Appraisal Rights

Under West Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates, senior executives, directors, beneficial shareholders, or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Dividends

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification

West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

Summit	Cornerstone

Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses which the court shall deem proper.	Cornerstone’s articles of incorporation are silent as to the indemnification of its officers or directors. Under West Virginia law, a corporation must indemnify a director or officer against expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to he/she was a party in his/her capacity as a director or officer. Cornerstone may otherwise indemnify a director or officer against liability incurred in a proceeding if the individual acted in good faith and otherwise believed his or her actions were in the best interests of the corporation and met the requirements of West Virginia law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF CORNERSTONE

The following table sets forth certain information as of October 8, 2019, concerning the number and percentage of shares of Cornerstone common stock beneficially owned by each of Cornerstone’s directors and executive officers and by Cornerstone’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to Cornerstone who own or may be deemed to own more than 5% of Cornerstone common stock as of October 8, 2019. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
5% Shareholder:
Craig G. Phillips	435	8.7%

Directors and Executive Officers:
James R. Barton	10	0.20%
Lorraine L. Brisell[1]	28	0.56%
Kevin A. Fluharty	10	0.20%
Michael T. Hall	139	2.78%
Rhonda M. Rossetti[2]	1,352	27.04%
Ronald B. Spencer [3]	1,364	27.28%
Pamela R. Stinespring[4]	0	0%
Directors and Executive Officers as a group (7 persons)	2,903	58.06%

1	President
2	Includes 659 shares held as trustee of The Earldean Spencer TR1 FBO Rhonda M. Rossetti
3	Includes 600 shares held as trustee of The Earldean Spencer TR1 FBO Ronald B. Spencer
4	Executive Vice President

LEGAL MATTERS

Hunton Andrews Kurth LLP and Bowles Rice LLP will opine as to the qualification of the merger as a merger and the income tax treatment of the consideration paid in connection with the merger under the Code. Bowles Rice LLP will opine as to the legality of the common stock of Summit offered by this prospectus and proxy statement.

EXPERTS

The consolidated financial statements of Summit appearing in Summit’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Summit’s internal control over financial reporting as of December 31, 2018, have been audited by Yount, Hyde & Barbour P.C., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Summit management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CORNERSTONE ANNUAL MEETING

Cornerstone will hold a 2020 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, Cornerstone’s board of directors will provide each shareholder of Cornerstone information relevant to Cornerstone’s 2020 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Summit filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Summit common stock to be issued to Cornerstone shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Summit and its common stock. The rules and regulations of the SEC allow Summit to omit certain information included in the registration statement from this prospectus and proxy statement. This prospectus and proxy statement is part of the registration statement and is a prospectus of Summit in addition to being Cornerstone’s proxy statement for the Cornerstone special meeting.

Summit (File No. 0-16587) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Summit, that file electronically with the SEC. The address of that site is http://www.sec.gov. Summit also posts its SEC filings on its web site, www.summitfgi.com. Information contained on the Summit website is not incorporated by reference into this prospectus and proxy statement, and you should not consider information contained in its website as part of this prospectus and proxy statement. You can also inspect reports, proxy statements and other information that Summit has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows Summit to “incorporate by reference” information into this prospectus and proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by Summit with the SEC. The information incorporated by reference is considered to be a part of this prospectus and proxy statement, except for any information that is superseded by information that is included directly in this prospectus and proxy statement.

This prospectus and proxy statement incorporates by reference the documents listed below that Summit has previously filed with the SEC:

Annual Report on Form 10-K	Year ended December 31, 2018.

Quarterly Reports on Form 10-Q	Quarters ended June 30, 2019 and March 31, 2019

Current Reports on Form 8-K	Filed on February 12, 2019, May 23, 2019 and September 18, 2019

Summit also incorporates by reference additional documents that may be filed under Sections 13(a), 14 and 15(d) of the Securities Exchange Act with the SEC between the date of this prospectus and proxy statement and the date of Cornerstone’s special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Definitive Proxy Materials for the 2019 Annual Meeting of Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this prospectus and proxy statement free of charge by requesting them in writing or by telephone from the following address:

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

Attention: Robert S. Tissue

Telephone: (304) 530-1000

If you would like to request any documents, please do so no later than five business days before the Cornerstone special meeting, or by [●], 2019, in order to receive them before the Cornerstone special meeting.

Neither Summit nor Cornerstone has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the materials that we have incorporated into this prospectus and proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this prospectus and proxy statement about Summit has been supplied by Summit and information about Cornerstone has been supplied by Cornerstone. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this prospectus and proxy statement and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Summit and Cornerstone, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Summit and Cornerstone rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of Summit, Cornerstone or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Summit or Cornerstone. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and proxy statement and in the documents incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” on page 105.

AGREEMENT AND PLAN OF MERGER

by and between

SUMMIT FINANCIAL GROUP, INC.

and

CORNERSTONE FINANCIAL SERVICES, INC.

Dated as of September 17, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 17, 2019 (this “Agreement”), is entered into between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”), and CORNERSTONE FINANCIAL SERVICES, INC., a West Virginia corporation (“Cornerstone”). Summit and Cornerstone are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the board of directors of Summit (the “Summit Board”) has determined that it is in the long-term best interests of Summit and its shareholders to effect a business combination with Cornerstone by means of a part cash, part stock merger of Cornerstone with and into Merger Sub (as defined herein) (the “Merger”), with Merger Sub as the surviving entity in the Merger (the “Surviving Entity”);

WHEREAS, Cornerstone owns all of the common stock of Cornerstone Bank, Inc. (“Cornerstone Bank”), a West Virginia banking corporation;

WHEREAS, Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”) will form a limited liability company as a wholly-owned subsidiary for the sole purpose of consummating the Merger (“Merger Sub”);

WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of Cornerstone Bank;

WHEREAS, immediately following the Liquidation and as part of the same overall transaction, Cornerstone Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”) (collectively, the Merger, the Liquidation and the Bank Merger are referred to as the “Transaction”);

WHEREAS, the Summit Board has duly adopted resolutions approving this Agreement and the Transaction and deeming it to be advisable and in the best interests of Summit and its shareholders;

WHEREAS, the board of directors of Cornerstone (the “Cornerstone Board”) has determined that the Merger is in the long-term best interests of Cornerstone and its shareholders;

WHEREAS, the Cornerstone Board has duly adopted resolutions approving and declaring advisable this Agreement and the Transaction and recommending to the shareholders of Cornerstone that they adopt this Agreement and approve the Merger;

WHEREAS, Summit and Cornerstone desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the consummation of the Transaction, all as expressly hereafter set forth herein;

WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that each of the Merger and the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) for federal and applicable state income tax purposes; and

WHEREAS, each of the boards of directors of Summit Community Bank and Cornerstone Bank has approved the Agreement of Bank Merger, by and between Summit Community Bank and Cornerstone Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of Cornerstone Bank with and into Summit Community Bank, with Summit Community Bank surviving the merger (the “Surviving Bank”) and the board of directors of Cornerstone Bank has recommended to its sole shareholder (Cornerstone) that such shareholder approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1.    Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the West Virginia Business Corporation Act, as amended (the “WVBCA”), and the West Virginia Uniform Limited Liability Company Act, as amended (the “WVLLCA”), Cornerstone shall be merged with and into Merger Sub at the Effective Time, the separate corporate existence of Cornerstone shall cease, and Merger Sub shall continue its existence as a limited liability company under the laws of the State of West Virginia as the Surviving Entity in the Merger.

Section 1.2.    Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required Cornerstone Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Office of Secretary of State of West Virginia (the “Effective Time”).

Section 1.3.    Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on (the “Closing Date”) (a) a date mutually agreeable to Summit and Cornerstone or (b) the first day of the following month after the latter of the following occurs, unless extended by mutual agreement of the Parties: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required Cornerstone Vote; provided, however, that if the last necessary approval is received and the last waiting period has expired or has been terminated less than three (3) days prior to the last Business Day of a month, then the Closing Date shall be the first day of the second month next succeeding the month in which the latter of the events set forth in clauses (b) (i) or (ii) above occurs; provided, further, that, if the Closing Date becomes the first day of the second month next succeeding the month in which the latter of the events set forth in clauses (b) (i) or (ii) above occurs in accordance with the terms of the preceding proviso and a record date for any dividend or other distribution with respect to Summit Common Stock is taken during such period such that the holders of Cornerstone Common Stock will not be entitled to participate in such dividend, then each holder of Cornerstone Common Stock shall be entitled to receive, upon surrender of such holder’s Certificates or Book Entry Shares and compliance with the other terms of Article II, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Summit Common Stock issuable to such holder in the Merger on the record date of such dividend or other distribution. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the Transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit, located at 300 N Main Street, Moorefield, West Virginia, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the WVBCA and the WVLLCA. The name of the Surviving Entity shall be “CFS Merger Sub LLC”. All rights, franchises and interests of Cornerstone and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Entity by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.5.    Governing Documents of Surviving Entity. The Articles of Organization and operating agreement of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Organization and operating agreement of the Surviving Entity until thereafter changed or amended as provided by applicable law.

Section 1.6.    Managers and Officers. The members, managers and officers, if any, respectively, of Merger Sub at the Effective Time will become the members, managers and officers of the Surviving Entity. The managers and officers, if any of Merger Sub will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization of the Surviving Entity or as otherwise provided by law.

Section 1.7.    Bank Merger. Concurrently with or as soon as reasonably practicable after the Effective Time, the Parties shall cause Merger Sub to be liquidated and thereafter shall cause Cornerstone Bank and Summit Community Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.

Section 1.8.    Corporate Governance and Related Matters.

(a)    On or prior to the Effective Time, the Summit Board shall cause one (1) director on the Cornerstone Board (the “Cornerstone Director”) to be appointed as a director of Summit as of the Effective Time to serve until the next annual meeting of the shareholders of Summit following the Effective Time. The Cornerstone Director shall be chosen by mutual agreement of Summit and Cornerstone. Subject to compliance by the Summit Board with its fiduciary duties (including compliance with the Summit Charter, bylaws and corporate governance guidelines), Summit shall nominate the Cornerstone Director for reelection to the Summit Board at the first annual meeting of the shareholders of Summit following the Effective Time, and Summit’s proxy materials with respect to such annual meeting shall include the recommendation of the Summit Board that its shareholders vote to reelect the Cornerstone Director to the same extent as recommendations are made with respect to other directors on the Summit Board.

(b)    On or prior to the Bank Merger Effective Time, Summit as the sole shareholder of Summit Community Bank shall cause the Cornerstone Director to be appointed as a director of Summit Community Bank as of the Bank Merger Effective Time to serve until the next annual meeting of the shareholders of Summit Community Bank following the Effective Time. Provided that the Cornerstone Director continues to be eligible to serve as a director of Summit, and subject to compliance by the Board of Directors of Summit Community Bank with its fiduciary duties (including compliance with Summit Community Bank’s articles, bylaws and corporate governance guidelines) Summit Community Bank shall nominate the Cornerstone Director for reelection to the Board of Directors of Summit Community Bank at the first annual meeting of the shareholder of Summit Community Bank following the Effective Time.

Section 1.9.    Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1.    Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of Summit, Cornerstone or any holder of the following securities:

(a)    Each share of common stock, par value $2.50 per share, of Summit (“Summit Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $2.50 per share, of Summit.

(b)    Subject to the other provisions of this Article II, each share of common stock, par value $100.00 per share, of Cornerstone (“Cornerstone Common Stock”) (other than each Dissenting Share, as defined below in Section 2.8) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and will be converted into and become the right to receive at the election of the holder thereof as provided in Section 2.2 hereof, subject to the adjustment provided in Section 2.1(i):

(i)    For each share of Cornerstone Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount equal to $5,700.00 in cash, without interest (individually, the “Per Share Cash Consideration” and collectively, the “Cash Consideration”);

(ii)    For each share of Cornerstone Common Stock with respect to which an election to receive Summit Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), 228 shares (the “Exchange Ratio”) of Summit Common Stock (individually, the “Per Share Stock Consideration” and collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); and

(iii)    For each share of Cornerstone Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “No Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 2.2(e).

(c)    Notwithstanding any other provision of this Agreement, no fractional shares of Summit Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Cornerstone Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Cornerstone Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Per Share Cash Consideration. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d)    If, between the date hereof and the Effective Time, the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of Cornerstone Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(e)    As of the Effective Time, all shares of Cornerstone Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of Cornerstone Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.1.

(f)    At the Effective Time, the stock transfer books of Cornerstone shall be closed, and no transfer of Cornerstone Common Stock theretofor outstanding shall thereafter be made.

(g)    Any shares of Cornerstone Common Stock that are owned by Cornerstone (including treasury shares) or Summit (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h)    Notwithstanding anything to the contrary herein, Cornerstone may distribute, in a lump sum, to the Cornerstone shareholders, immediately prior to the Closing Date, a cash distribution per share of Cornerstone Common Stock (the “Special Distribution”) in the amount by which Adjusted Shareholders’ Equity exceeds the Minimum Adjusted Shareholders’ Equity Ceiling as of the Calculation Date (each as defined in Section 2.1(i) below) immediately preceding the Effective Time (as defined in 2.1(i) below), if any, divided by the number of shares of Cornerstone Common Stock; provided, however, that the aggregate amount of the Special Distribution shall not exceed (i) when combined with amounts paid to Dissenting Shareholders, Cornerstone assets used to pay its reorganization expenses and all redemptions and distributions (except for normal regular dividends) paid by Cornerstone immediately preceding the Merger, an amount that would result in either (A) less than 90% of the fair market value of net assets of Cornerstone, or (B) less than 70% of the fair market value of gross assets held by Cornerstone, immediately prior to the Special Distribution, being transferred to Merger Sub in the Merger, or (ii) when combined with the Cash Consideration, 60% of the value of the Merger Consideration (determined by adding amounts paid to Dissenting Shareholders to the Merger Consideration and the aggregate amount of the Special Distribution). If the Adjusted Shareholders’ Equity does not exceed the Minimum Adjusted Shareholders’ Equity Ceiling (as defined in Section 2.1(i) below), then the Special Distribution shall not occur.

(i)    As of the last day of the second full month immediately preceding the Effective Time (the “Calculation Date”), if the Shareholders’ Equity, as adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities and on derivative financial instruments included in accumulated other comprehensive income (the “Adjusted Shareholders’ Equity”), is less than the Minimum Adjusted Shareholders’ Equity Floor, then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity Floor. In calculating the Adjusted Shareholders’ Equity, all costs and expenses of Cornerstone associated with the Merger shall have been paid or accrued prior to the Calculation Date, including but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination, deconversion or penalty fees and costs for data processing or other contractual arrangements; and any change-in-control or similar payments (to employees or otherwise). Any reduction in the Merger Consideration shall be allocated between the Cash Consideration and the Stock Consideration proportionately in accordance with the limitations set forth in Section 2.2(e). The “Minimum Adjusted Shareholders’ Equity Floor” means $17,645,000. The “Minimum Adjusted Shareholders’ Equity Ceiling” means $19,145,000. For purposes of calculating whether the Merger Consideration shall be reduced pursuant to this Section 2.1(i) or whether a Special Distribution shall be paid pursuant to Section 2.1(h), gains from the sale of securities after the date of this Agreement shall be excluded from the Adjusted Shareholders’ Equity.

Section 2.2.    Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofor representing shares of Cornerstone Common Stock (“Certificates”) and any non-certificated shares of Cornerstone Common Stock (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares to an exchange agent designated by Summit (the “Exchange Agent”)) and acceptable to Cornerstone in its reasonable discretion, in such form as Summit and Cornerstone shall mutually agree (“Election Forms”) shall be mailed at least twenty-five (25) days prior to the anticipated Closing Date (the “Mailing Date”) to each holder of record of Cornerstone Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).

(a)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of Section 2.2(e), to make a Cash Election, a Stock Election or no election with respect to each of such holder’s shares of Cornerstone Common Stock. Any Cornerstone Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Eastern time, on the twentieth (20th) day following the Mailing Date (or such other time and date as Summit and Cornerstone may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(b)    Summit shall make available an Election Form to all persons who become holders (or beneficial owners) of Cornerstone Common Stock between the Election Form Record Date and close of business on the Business Day prior to the Election Deadline, and Cornerstone shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. Cornerstone acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

(c)    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) or Book Entry Shares representing all shares of Cornerstone Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Cornerstone Common Stock represented by such Election Form shall become No Election Shares and Summit shall cause the Certificates or Book Entry Shares to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Summit nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d)    Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Summit shall cause the Exchange Agent to effect the allocation among the holders of Cornerstone Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.2(e).

(e)    Notwithstanding any other provision contained in this Agreement, the total number of shares of Cornerstone Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 2.1 shall be that number equal to the product (rounded up to the nearest whole number) of (i) 0.50 multiplied by (ii) the number of outstanding shares of Cornerstone Common Stock (the “Stock Conversion Number”). All other shares of Cornerstone Common Stock shall be converted into the Cash Consideration.

(i)    Stock Consideration Proration. If the aggregate number of shares of Cornerstone Common Stock with respect to which Stock Election Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock

Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(ii)    Cash Consideration Proration. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the No Election Shares and Cash Election Shares shall be treated in the following manner:

(A)    If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the No Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (1) the number of No Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Consideration; or

(B)    If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Summit and Cornerstone.

Section 2.3.    Exchange Procedures; Surrender of Certificates.

(a)    Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to Summit or, at the election of Summit, the Exchange Agent, pursuant to Section 2.2 shall, upon acceptance thereof by Summit or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Summit Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofor declared and not yet paid with respect to such shares of Summit Common Stock, without interest, as provided in Section 2.4.

(b)    Summit or, at the election of Summit, the Exchange Agent shall accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as Summit or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates or Book Entry Shares shall be appropriately endorsed or accompanied by such instruments of transfer as Summit or the Exchange Agent may reasonably require.

(c)    Each outstanding Certificate or Book Entry Share shall, until duly surrendered to Summit or the Exchange Agent, be deemed to evidence ownership of the consideration into which the Cornerstone Common Stock previously represented by such Certificate or Book Entry Share shall have been converted pursuant to this Agreement.

(d)    After the Effective Time, holders of Certificates and Book Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates and Book Entry Shares for the consideration provided for in this Agreement.

After the Effective Time, there shall be no further transfer on the records of Cornerstone of Certificates and Book Entry Shares, and if such Certificates and Book Entry Shares are presented to Cornerstone for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Summit shall not be obligated to deliver the consideration to which any former holder of Cornerstone Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates and Book Entry Shares as provided herein.

(e)    Summit and the Exchange Agent shall be entitled to rely upon the stock transfer books of Cornerstone to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book Entry Shares, Summit and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

(g)    If any certificate representing shares of Summit Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Summit Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.4.    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to Summit Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Summit Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of Summit Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender the amount of any cash payable with respect to a fractional share of Summit Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofor paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Summit Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Summit Common Stock.

Section 2.5.    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of Cornerstone for one (1) year after the Closing Date shall be delivered to Summit, upon demand, and any holders of Cornerstone Common Stock who have not theretofor complied with this Article II shall thereafter look only to Summit for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of Summit Common Stock and any dividends or distributions with respect to Summit Common Stock.

Section 2.6.    No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of Summit nor Cornerstone shall be liable to any former holder of shares of Cornerstone Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7.    Withholding. Each of the Exchange Agent and Summit shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Cornerstone Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Cornerstone Common Stock in respect of which such deduction and withholding was made.

Section 2.8.    Dissenting Shares. Each share of Cornerstone Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 31D, Article 13 of the WVBCA is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WVBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WVBCA, each such Dissenting Share shall be deemed to have been converted into No Election Shares and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

Except as set forth in the Disclosure Schedule delivered by Cornerstone to Summit prior to the execution hereof (the “Cornerstone Disclosure Schedule”), Cornerstone hereby makes the representations and warranties set forth in this Article III to Summit as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Cornerstone contained herein, disclosure in any section of the Cornerstone Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Cornerstone calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Cornerstone Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Cornerstone Disclosure Schedule or other document delivered by Cornerstone pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Cornerstone agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 3.1.    Organization, Standing and Power. Cornerstone is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Cornerstone and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone. The copies of the Cornerstone Charter and the bylaws of Cornerstone and the articles of incorporation and bylaws of Cornerstone Bank, which have been previously furnished to Summit, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 3.2.    Capital Structure.

(a)    The authorized capital stock of Cornerstone consists of 5,000 shares of Cornerstone Common Stock. As of the date of this Agreement, there are 5,000 shares of Cornerstone Common Stock issued and outstanding and no shares of Cornerstone Common Stock were held by Cornerstone or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity). All of the issued and outstanding shares of Cornerstone Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. Cornerstone has disclosed to Summit all known creditors, whether contingent or otherwise.

(b)    Neither Cornerstone nor any Cornerstone Subsidiary has issued any outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Cornerstone or any of its Subsidiaries has issued. No Voting Debt of Cornerstone or any Cornerstone Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Cornerstone or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. No Cornerstone Subsidiary has issued securities held by any entity other than Cornerstone or a Cornerstone Subsidiary.

(c)    Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Cornerstone or any Subsidiary of Cornerstone is a party or by which it or any such Subsidiary is bound obligating Cornerstone or any Subsidiary of Cornerstone to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Cornerstone or of any Subsidiary of Cornerstone or obligating Cornerstone or any Subsidiary of Cornerstone to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Cornerstone or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Cornerstone or any of its Subsidiaries or (ii) pursuant to which Cornerstone or any of its Subsidiaries is or could be required to register shares of Cornerstone Common Stock or other securities under the Securities Act.

(d)    Since December 31, 2018, Cornerstone has not: (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Cornerstone or any of its Subsidiaries; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Cornerstone Subsidiaries, any shares of capital stock of Cornerstone or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of Cornerstone dividends or other distributions on the outstanding shares of capital stock of Cornerstone. There are no restrictions applicable to the payment of dividends on the shares of Cornerstone Common Stock except pursuant to applicable laws, and all dividends declared before the Execution Date have been paid.

(e)    There are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of Cornerstone Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Cornerstone Common Stock, including any restriction on the right of a holder of shares of Cornerstone Common Stock to vote, sell or otherwise dispose of any Cornerstone Common Stock.

(f)    Neither Cornerstone nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Summit or any of its Subsidiaries.

Section 3.3.    Execution and Delivery; No Violation.

(a)    Cornerstone has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to its shareholders’ approval of this Agreement (including the Merger) by the affirmative vote of at least a majority of the votes cast at a meeting in which a quorum exists (the “Required Cornerstone Vote”), and receipt of the Requisite Regulatory Approvals, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved by the Cornerstone Board. This Agreement has been duly and validly executed and delivered to Summit. Assuming due authorization, execution and delivery by Summit, this Agreement constitutes valid and binding obligations of Cornerstone, enforceable against Cornerstone in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    The Cornerstone Board has directed that this Agreement and the Transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required Cornerstone Vote, no other votes are necessary to approve this Agreement and to consummate the Transactions contemplated hereby and thereby.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby, nor compliance by Cornerstone with any of the terms or provisions hereof (provided the Required Cornerstone Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Cornerstone or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cornerstone, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of Cornerstone or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Cornerstone or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 3.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Cornerstone, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Cornerstone or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Cornerstone or the consummation by Cornerstone and its Subsidiaries of the Transactions contemplated hereby. As of the date of this Agreement, Cornerstone knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions contemplated hereby should not be obtained on a timely basis.

Section 3.5.    Reports. Since January 1, 2015, Cornerstone and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the West Virginia Division of Financial Institutions, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

Section 3.6.    Financial Statements.

(a)    Cornerstone has furnished to Summit copies of the audited consolidated balance sheets of Cornerstone as of December 31, 2018, 2017 and 2016, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2018, 2017 and 2016, and statements of cash flows for the years ended December 31, 2018, 2017 and 2016, and the unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the quarter ended June 30, 2019 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “Cornerstone Financial Statements”). The Cornerstone Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Cornerstone and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Cornerstone Financial Statements accurately and fairly reflect in all material respects the transactions of Cornerstone. The Cornerstone Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)    Cornerstone has furnished Summit with true and complete copies of the Reports of Condition and Income as of December 31, 2018, December 31, 2017, December 31, 2016 and June 30, 2019 (the “Bank Call Reports”) for Cornerstone Bank. The Bank Call Reports fairly present, in all material respects, the financial position of Cornerstone Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Cornerstone Bank has calculated its allowance for loan and lease losses (“ALLL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The ALLL for loan losses account for Cornerstone Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Cornerstone Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.7.    Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Cornerstone included in the Cornerstone Financial Statements for the fiscal quarter ended December 31, 2018, (b) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (c) liabilities arising from or relating to the transactions contemplated hereby, and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone and its Subsidiaries, and since December 31, 2018, Cornerstone and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in Cornerstone Financial Statements in accordance with GAAP).

Section 3.8.    Compliance with Applicable Legal and Reporting Requirements.

(a)    Cornerstone and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of

Cornerstone and its Subsidiaries, taken as a whole (the “Cornerstone Permits”), the Cornerstone Permits are in full force and effect and Cornerstone and its Subsidiaries are in compliance with the terms of the Cornerstone Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone.

(b)    Since December 31, 2015, each of Cornerstone and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to Cornerstone, its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Cornerstone, no investigation by any Governmental Entity with respect to Cornerstone or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Cornerstone or its Subsidiaries.

(c)    Cornerstone and Cornerstone Bank have complied in all material respects with and are not in material default or material violation (and with the giving of notice or the passage of time will not be in material default or material violation) under (i) any provision of the Constituent Documents of Cornerstone and Cornerstone Bank or (ii) any applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental authority relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Trust in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). Cornerstone and Cornerstone Bank have neither had nor suspected any material incidents or fraud or defalcation involving Cornerstone and Cornerstone Bank or any of their respective officers, directors or Affiliates during the last two years. Cornerstone Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Cornerstone Bank that are designed to properly monitor transaction activity (including wire transfers). Cornerstone Bank is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” Cornerstone is in compliance with Appendix C to 12 C.F.R. Part 225—Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. Cornerstone is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Cornerstone Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.

Section 3.9.    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Cornerstone and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cornerstone or its Subsidiaries (including all means of access thereto and therefrom), except for any standard third party data processing services and non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Cornerstone.

(b)    Since December 31, 2015, neither Cornerstone nor any of its Subsidiaries or, to the knowledge of Cornerstone, any director, officer, employee, auditor, accountant or representative of Cornerstone or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Cornerstone or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Cornerstone or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.10.    Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Cornerstone, threatened, against or affecting Cornerstone or any Subsidiary of Cornerstone involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Cornerstone or any Subsidiary of Cornerstone having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or on the Surviving Entity or any Subsidiary of Cornerstone. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Cornerstone, threatened against Cornerstone that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Cornerstone pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 3.11.    Taxes.

(a)    Each of Cornerstone and the Cornerstone Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income tax returns and all material tax returns other than income tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes due and owing by Cornerstone and the Cornerstone Subsidiaries (whether or not shown on any tax return) have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Cornerstone Financial Statements. Cornerstone has no liability for taxes in excess of the amount reserved or provided for in the Cornerstone Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)    No written or, to the knowledge of Cornerstone, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Cornerstone or any of the Cornerstone Subsidiaries and has not previously been paid has been received by Cornerstone or any Cornerstone Subsidiary.

(c)    There are no disputes currently pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon Cornerstone or any of its Subsidiaries, nor has Cornerstone or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d)    To the knowledge of Cornerstone, no tax return of Cornerstone or any Cornerstone Subsidiary is currently under audit or examination by any Governmental Entity. No written or, to the knowledge of Cornerstone, unwritten notice of such an audit or examination by any Governmental Entity has been received by Cornerstone or any Cornerstone Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e)    Neither Cornerstone nor any Cornerstone Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two (2)-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(f)    Neither Cornerstone nor any Cornerstone Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Cornerstone is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g)    Neither Cornerstone nor any Cornerstone Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)    Neither Cornerstone nor any Cornerstone Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i)    Cornerstone and the Cornerstone Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.

(j)    There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k)    Neither Cornerstone nor any Cornerstone Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity) or has liability for the taxes of another Person (other than Cornerstone or any Cornerstone Subsidiary) as a transferee or successor, by contract or otherwise.

(l)    Neither Cornerstone nor any Cornerstone Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Section 108(i) of the Code.

(m)    Neither Cornerstone nor any Cornerstone Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(n)    No claim has been made within the last three (3) years by an authority in a jurisdiction where Cornerstone or any Cornerstone Subsidiary does not file tax returns that Cornerstone or any Cornerstone Subsidiary may be subject to taxation by that jurisdiction. Within the past three (3) years, the IRS has not challenged the interest deduction on any of Cornerstone or any Cornerstone Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(o)    Neither Cornerstone nor any Cornerstone Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(p)    For purposes of this Section 3.11 and Section 5.1(m): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated, margin, gross margin, net margin, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes of any kind whatsoever, whether disputed or not, including any interest, penalties, finds and additions (to the extent applicable) thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto and any amendment thereto (including, without limitation, any amended tax returns) relating to taxes.

Section 3.12.    Certain Agreements. Except as set forth in Cornerstone Disclosure Schedule 3.12 and except for this Agreement, neither Cornerstone nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) that limits the ability of Cornerstone or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Cornerstone or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (d) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (e) in the case of a Cornerstone Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (f) that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (g) that involve the payment of more than $150,000 and are not terminable without penalty on notice of ninety (90) days or less, (h) real property leases or (i) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Cornerstone has previously made available to Summit complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.12 (collectively referred to herein as the “Cornerstone Contracts”). All of the Cornerstone Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or any of its Subsidiaries. Neither Cornerstone nor any of its Subsidiaries has, and to the knowledge of Cornerstone, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Cornerstone Contract, except in each case for those violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or any of its Subsidiaries.

Section 3.13.    Benefit Plans.

(a)    With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any retirement, welfare benefit, stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, salary continuation, split-dollar life insurance, SIMPLE IRA (as defined in Section 408(p) of the Code) and other material employee benefit plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Cornerstone or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Cornerstone or any of its Subsidiaries or under which Cornerstone or any of its Subsidiaries has or could reasonably be expected to have any present or future liability, contingent or otherwise (the “Cornerstone Benefit Plans”), Cornerstone has provided Summit a true, correct and complete copy of (i) the most recent three annual reports (Form 5500) filed, if any, with the IRS and, where applicable, the related audited financial statements thereof, (ii) such Cornerstone Benefit Plan Document and all related amendments thereto, (iii) each trust agreement, summary employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Cornerstone Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description, and any summary of material modifications for each Cornerstone Benefit Plan, or for Benefit Plans not subject to ERISA or that are unwritten, any relevant written summaries distributed to participants, if any, (v) any current contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Cornerstone Benefit Plan, (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any Cornerstone Benefit Plan qualified under Section 401(a) of the Code, and (v) forms 1094 and 1095 for the three most recent years, and (vi) any correspondence with any Governmental Entity. There are no unwritten amendments to any Cornerstone Benefit Plan.

(b)    No Cornerstone Benefit Plan is invested in or provides the opportunity for participants or beneficiaries therein to purchase or otherwise acquire any employer securities or employer real property (within the meaning of Section 407(d) of ERISA) or any option, warrant or other right to acquire such employer securities or any interest therein.

(c)    All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Cornerstone Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(d)    No Cornerstone Benefit Plan is, and neither Cornerstone nor its Subsidiaries, nor any entity that together with Cornerstone or its Subsidiaries would be treated as a single employer under Section 414 of the Code (and “ERISA Affiliate”) sponsors, maintains, contributes to (or has an obligation to contribute to), or has ever sponsored, maintained, or contributed to (or had any obligation to contribute to) (i) a plan that is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA; (ii) a “multiple employer plan” within the meaning of Code section 413(c)(including plans sponsored by an employee leasing or professional employer organization), (iii) a “multiemployer plan” (as such term is defined in section 3(37) of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Other than as disclosed on Cornerstone Disclosure Schedule 3.13(d), no Cornerstone Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(e)    Except as set forth on Cornerstone Disclosure Schedule 3.13(e), there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law by Cornerstone or any of its affiliates, officers, directors, agents or employees, applicable to Cornerstone Benefit Plans that would directly or indirectly subject Summit, Cornerstone or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(f)    Neither Cornerstone nor any of its Subsidiaries sponsors or maintains, contributes to, or has any obligation to contribute to any Cornerstone Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. Except as set forth on Cornerstone Disclosure Schedule 3.13(f), each Cornerstone Benefit Plan has been operated in compliance, in all material respects, with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Cornerstone Benefit Plan have been timely and completely filed or distributed. Cornerstone’s SIMPLE IRA complies with Section 408(p) of the Code in all material respects.

(g)    There are no pending claims, lawsuits or actions relating to any Cornerstone Benefit Plan (other than ordinary course claims for benefits being administered in accordance with claims procedures required under ERISA) and, to the knowledge of Cornerstone none are threatened.

(h)    Except as listed on Cornerstone Disclosure Schedule 3.13(h), no written or oral representations have been made to any employee or former employee of Cornerstone or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond termination of employment, except as required by Section 4980B of the Code or other applicable law, and at no expense to Cornerstone or any of its subsidiaries. Except as listed on Cornerstone Disclosure Schedule 3.13(h), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due by Cornerstone or any of its Subsidiaries or any Cornerstone Benefit Plan to any employee, officer, former employee or former officer of Cornerstone or any of its Subsidiaries.

(i)    Except as listed on Cornerstone Disclosure Schedule 3.13(i), the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will not result in any entitlement to payment to any present or former employee or director or other service provider of Cornerstone or any Subsidiary of Cornerstone of any money or other property, or acceleration of any rights or benefits, under any Cornerstone Benefit Plan or other contract or existing arrangement. No such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will Cornerstone, Summit or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(j)    There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Cornerstone or any of its Subsidiaries, any Cornerstone Benefit Plan, or any other Person, including without limitation, any Cornerstone Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Cornerstone Benefit Plan.

(k)    Each Cornerstone Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B, 4980D and 4980H of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and no such plan has been operated in a manner that would reasonably be expected to result in the incurrence of any material penalty to Cornerstone, the Surviving Entity or any of their respective Subsidiaries under those Sections of ERISA and the Code and under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, or under ERISA Section 601 et. Seq. and Code section 4980B, each to the extent applicable.

(l)    All obligations required to be performed by Cornerstone and its Subsidiaries under any Cornerstone Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Cornerstone Benefit Plan. To Cornerstone’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against Cornerstone or any of its Subsidiaries under part 5 of Title I of ERISA under any Cornerstone Benefit Plan.

(m)    Cornerstone and its Subsidiaries have current contracts with one or more insurance company(ies) for each of its Benefit Plans that provide coverage for health, dental, vision, life disability, survivor income benefits, or similar welfare benefit coverages relating to any Cornerstone Benefit Plan. None of such Benefit Plans is self-insured by Cornerstone or funded by Cornerstone through or provided by Cornerstone to its employees under a voluntary employees beneficiary association (VEBA) or a multiple employer welfare arrangement (MEWA).

(n)    Except as set forth in Cornerstone Disclosure Schedule 3.13(n), Cornerstone or a Company Subsidiary may, at any time, amend or terminate any Cornerstone Benefit Plan that it sponsors or maintains and may withdraw from any Cornerstone Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(o)    Each Cornerstone Benefit Plan that is a nonqualified deferred compensation plan subject to Code § 409A is, and has been at all relevant times, in material operational and documentary compliance with Code Section 409A and all regulations and guidance thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such Cornerstone Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Cornerstone nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.

Section 3.14.    Bank Subsidiary. Cornerstone owns all of the outstanding shares of capital stock of Cornerstone Bank, free and clear of any Lien. All of the shares of capital stock of Cornerstone Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Cornerstone Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Cornerstone Bank is a West Virginia-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

Section 3.15.    Agreements with Regulators. Neither Cornerstone nor any Subsidiary of Cornerstone is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2015 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Cornerstone or any Cornerstone Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to Cornerstone or any of its Subsidiaries. Neither of Cornerstone nor any Cornerstone Subsidiary or any of their respective executive officers or, to the knowledge of Cornerstone, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Cornerstone, threatened.

Section 3.16.    Absence of Certain Changes or Events. From December 31, 2017 through the date of this Agreement: (a) Cornerstone and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or the Surviving Entity and (c) there has not been (i) any action or event of the type that would have required the consent of Summit under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Cornerstone or any of its Subsidiaries (whether or not covered by insurance).

Section 3.17.    Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the Cornerstone Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to Cornerstone or any of its Subsidiaries.

Section 3.18.    Vote Required. The Required Cornerstone Vote is the only vote of the holders of any class or series of Cornerstone capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.

Section 3.19.    Properties. Except as set forth on Cornerstone Disclosure Schedule 3.19, Cornerstone or any of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Cornerstone Financial Statement being owned by Cornerstone or one of its Subsidiaries or acquired after the date thereof that are material to Cornerstone’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the Cornerstone Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Cornerstone’s knowledge, the lessor.

Section 3.20.    Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by Cornerstone and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material Applicable Legal Requirements. Each of Cornerstone and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Cornerstone and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.21.    Intellectual Property. Cornerstone and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Cornerstone Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Cornerstone Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone. Neither Cornerstone nor any such Subsidiary has received any notice of infringement of or conflict with and, to Cornerstone’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Cornerstone Intellectual Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone.

Section 3.22.    Loan Portfolio.

(a)    Except as set forth on Cornerstone Disclosure Schedule 3.22, neither Cornerstone nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of June 30, 2019, ninety (90) days or more delinquent in payment of principal or interest or, to the knowledge of Cornerstone, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Cornerstone or any of its Subsidiaries, or to the knowledge of Cornerstone, any affiliate of any of the foregoing. Set forth in Cornerstone Disclosure Schedule 3.22 is a true, correct and complete list of (i) all of the Loans of Cornerstone and its Subsidiaries that, as of June 30, 2019, were classified by Cornerstone as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Cornerstone and its Subsidiaries that, as of June 30, 2019, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Cornerstone or any of its Subsidiaries that, as of June 30, 2019, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by Cornerstone or by any Governmental Entity.

(b)    Each Loan of Cornerstone and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Cornerstone and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c)    Each outstanding Loan of Cornerstone and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Cornerstone and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d)    None of the agreements pursuant to which Cornerstone or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    There are no outstanding Loans made by Cornerstone or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Cornerstone or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 3.23.    Deposits. No deposit of Cornerstone Bank (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.24.    Investment Securities and Commodities.

(a)    Cornerstone Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Cornerstone Bank. Such securities and commodities are valued on the books of Cornerstone Bank in accordance with GAAP in all material respects.

(b)    Cornerstone Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that Cornerstone Bank believes are prudent and reasonable in the context of such business and operations. Prior to the date of this Agreement, Cornerstone Bank has made available to Summit the material terms of such policies, practices and procedures.

(c)    Cornerstone Bank has furnished to Summit a true, correct and complete list of all Investment Securities owned by Cornerstone Bank, as of June 30, 2019, as well as any purchases or sales of such securities and commodities after June 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities or commodities sold during such time period between December 31, 2018 to and including June 30, 2019. Cornerstone Bank does not own any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.25.    Insurance. Set forth in Cornerstone Disclosure Schedule 3.25 is a true, correct and complete list of all insurance policies maintained by Cornerstone and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Cornerstone nor any of its Subsidiaries is in material default under any such policy or bond. Except as set forth in Cornerstone Disclosure Schedule 3.25, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 3.26.    Indemnification. To the knowledge of Cornerstone, no action or failure to take action by any present or former director, officer, employee or agent of Cornerstone or its Subsidiaries has occurred that would give rise to a material claim by any such individual for indemnification from Cornerstone or its Subsidiaries.

Section 3.27.    Transactions with Affiliates. Except as set forth in Cornerstone Disclosure Schedule 3.27, there are no agreements, contracts, plans, arrangements or other transactions between Cornerstone or any of its Subsidiaries, on the one hand, and any (i) officer or director of Cornerstone or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Cornerstone, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Cornerstone, on the other hand, except those of a type available to employees of Cornerstone generally. Except as set forth in Cornerstone Disclosure Schedule 3.27, there are no “covered transactions,” including any Loans engaged in by Cornerstone, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

Section 3.28.    Absence of Certain Business Practices. Neither Cornerstone nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Cornerstone or any of its Subsidiaries (or assist Cornerstone or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Cornerstone or any of its Subsidiaries.

Section 3.29.    Environmental Compliance.

(a)    Cornerstone, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. Cornerstone is not aware of, nor has Cornerstone or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Cornerstone and its Subsidiaries with all Environmental Laws.

(b)    Cornerstone and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)    No Hazardous Materials exist on, about or within any of the Properties, nor to Cornerstone’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Cornerstone and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Entity pending or to Cornerstone’s knowledge threatened against Cornerstone or any of its Subsidiaries relating in any way to any Environmental Law. To the knowledge of Cornerstone, neither Cornerstone nor any of its

Subsidiaries has any liability for remedial action under any Environmental Law. Neither Cornerstone nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Cornerstone or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 3.30.    Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Cornerstone’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Cornerstone believes to be financially responsible. Each Derivative Contract of Cornerstone or any of its Subsidiaries constitutes the valid and legally binding obligation of Cornerstone or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Cornerstone nor its Subsidiaries, nor, to the knowledge of Cornerstone, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Cornerstone or one of its Subsidiaries. The financial position of Cornerstone and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Cornerstone and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 3.31.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Cornerstone and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Cornerstone or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.32.    Employee Relationships. Cornerstone and its Subsidiaries have complied in all material respects with all Applicable Legal Requirements relating to their relationships with their employees, and Cornerstone believes that the relationships between Cornerstone and its Subsidiaries with such employees are good. To the knowledge of Cornerstone, no executive officer or manager of any of the operations of Cornerstone or any of its Subsidiaries or any group of employees of Cornerstone or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions contemplated hereunder.

Section 3.33.    Forms of Instruments, Etc. Cornerstone Bank has made and will make available to Summit copies of all of its standard forms of notes, mortgages, deeds of trust, customer agreements, policies and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of business.

Section 3.34.    Fiduciary Responsibilities. Cornerstone and its Subsidiaries have performed in all material respects all of their respective material fiduciary duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all Applicable Legal Requirements and agreements and instruments.

Section 3.35.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for D.A. Davidson & Co. Cornerstone has disclosed to Summit as of the date hereof the aggregate fees provided for in connection with the engagement by Cornerstone of D.A. Davidson & Co. related to the Merger and the other transactions contemplated hereunder.

Section 3.36.    Opinion of Financial Advisor of Cornerstone. The Cornerstone Board has received the opinion, dated the date of this Agreement, of Cornerstone’s financial advisor, D.A. Davidson & Co., to the effect that, subject to the limitations and qualifications expressed therein, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Cornerstone Common Stock.

Section 3.37.    Dissenting Shareholders. To the knowledge of Cornerstone, there is no plan or intention on the part of any shareholders of Cornerstone to exercise their dissenters’ rights in the manner provided by applicable law.

Section 3.38.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Cornerstone nor any other Person on behalf of Cornerstone is making or has made any express or implied representation or warranty with respect to Cornerstone or with respect to any other information provided to Summit in connection with the transactions contemplated herein. Neither Cornerstone nor any other Person shall have or be subject to any liability or indemnification obligation to Summit or any other Person resulting from the distribution to Summit, or the use by Summit of, any such information, including any information, documents, projections, forecasts or other material made available to Summit in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Cornerstone acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article  IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUMMIT

Except as set forth in the Disclosure Schedule delivered by Summit to Cornerstone prior to the execution hereof (the “Summit Disclosure Schedule”), and as disclosed in any Summit SEC Documents publicly filed by Summit after December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimers or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Summit hereby makes the representations and warranties set forth in this Article IV to Cornerstone as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Summit contained herein, disclosure in any section of the Summit Disclosure Schedule or the Summit SEC Documents, as applicable, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Summit calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent that such disclosure is applicable to such representations or warranties or other Summit Disclosure Schedule. The inclusion of any information in any section of the Summit Disclosure Schedule or other document delivered by Summit pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Summit agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Cornerstone. Delivery of such supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 4.1.    Organization, Standing and Power. Summit is a bank holding company registered under the BHC Act. Each of Summit and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and/or, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit. The copies of the Summit Charter and the bylaws of Summit, the articles of incorporation and bylaws of Summit

Community Bank, which have been previously furnished to Cornerstone, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 4.2.    Capital Structure.

(a)    The authorized capital stock of Summit consists of 20,000,000 shares of Summit Common Stock and 250,000 shares of preferred stock, $1.00 par value per share, of which none are issued or outstanding. As of the date of this Agreement, there are (i) 12,470,050 shares of Summit Common Stock issued and outstanding, (ii) 465,160 shares of Summit Common Stock remain reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan (“Summit Stock Awards”), (iii) 29,200 options to acquire Summit Common Stock under the 2009 Officer Stock Option Plan and 1998 Officer Stock Option Plan remain exercisable, and (v) no other shares of capital stock or other voting securities of Summit issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Summit Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of Summit or any Summit Subsidiary are issued or outstanding, except as set forth on Summit Disclosure Schedule 4.2(a). All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Summit or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.

(b)    No Summit Subsidiary has issued securities held by any entity other than Summit or a Summit Subsidiary.

(c)    Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of Cornerstone or any of its Subsidiaries, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Summit or any Subsidiary of Summit is a party or by which it or any such Subsidiary is bound obligating Summit or any Subsidiary of Summit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Summit or of any Subsidiary of Summit or obligating Summit or any Subsidiary of Summit to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Summit or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Summit or any of its Subsidiaries or (ii) pursuant to which Summit or any of its Subsidiaries is or could be required to register shares of Summit Common Stock or other securities under the Securities Act.

(d)    Neither Summit nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Cornerstone or any of its Subsidiaries.

Section 4.3.    Execution and Delivery; No Violation.

(a)    Summit has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Summit Board. This Agreement has been duly and validly executed and delivered to Cornerstone. Assuming due authorization, execution and delivery by Cornerstone, this Agreement constitutes valid and binding obligations of Summit, enforceable against Summit in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Summit with any of the terms or provisions hereof (provided the

Required Cornerstone Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Summit or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, or any of its Subsidiaries, or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event that, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of Summit or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Summit or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 4.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Summit, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Summit or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Summit knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 4.5.    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a)    Summit has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2015 (the “Summit SEC Documents”). Summit has delivered or made available to Cornerstone true, correct and complete copies of all Summit SEC Documents, all comment letters received by Summit from the SEC since December 31, 2015, all responses to such comment letters by or on behalf of Summit and all other correspondence since December 31, 2015 between the SEC and Summit, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Summit is, or since December 31, 2015 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Summit SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Summit SEC Documents, and none of the Summit SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Summit included in the Summit SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Summit and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Summit SEC Documents since Summit’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Summit are, or, since December 31, 2013 have been, required by GAAP to be included in the consolidated financial statements of Summit.

(b)    Since December 31, 2015, Summit and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(c)    Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Summit included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2019 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit, Summit and its Subsidiaries do not have, and since June 30, 2019 and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the Summit Financial Statements in accordance with GAAP).

(d)    Summit is, and since December 31, 2015 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)    As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

Section 4.6.    Compliance with Applicable Legal and Reporting Requirements.

(a)    Summit and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Summit and its Subsidiaries, taken as a whole (the “Summit Permits”), the Summit Permits are in full force and effect and Summit and its Subsidiaries are in compliance with the terms of the Summit Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit.

(b)    Since December 31, 2015, each of Summit and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to Summit or any of its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Summit, no investigation by any Governmental Entity with respect to Summit or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Summit or its Subsidiaries.

Section 4.7.    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Summit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Summit or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Summit.

(b)    Since December 31, 2015, neither Summit nor any of its Subsidiaries or, to the knowledge of Summit, any director, officer, employee, auditor, accountant or representative of Summit or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Summit or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Summit or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.8.    Legal Proceedings. Except as set forth in the Summit SEC Documents, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Summit, threatened, against or affecting Summit or any Subsidiary of Summit involving a monetary claim or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Summit or any Subsidiary of Summit having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or on the Surviving Bank or any Subsidiary of Summit. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Summit pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 4.9.    Bank Subsidiary. Summit owns all of the outstanding shares of capital stock of Summit Community Bank, free and clear of any Lien. All of the shares of capital stock of Summit Community Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. Summit Community Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Summit Community Bank is a West Virginia banking corporation whose primary federal bank regulator is the FDIC.

Section 4.10.    Agreements with Regulators. Neither Summit nor any Subsidiary of Summit is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2015 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Summit or any Summit Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, known to Summit, relating to any regulatory matters pending before any Governmental Entity with respect to Summit or any of its Subsidiaries. Neither of Summit nor any Summit Subsidiary or any of their respective executive officers or, to the knowledge of Summit, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Summit, threatened.

Section 4.11.    Absence of Certain Changes or Events. From December 31, 2018 through the date of this Agreement: (a) Summit and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or the Surviving Entity, and (c) there has not been (i) any action or event of the type that would have required the consent of Cornerstone under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Summit or any of its Subsidiaries (whether or not covered by insurance).

Section 4.12.    No Vote Required. No approval by the holders of any class or series of Summit capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

Section 4.13.    Derivatives. All Derivative Contracts, whether entered into for Summit’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Summit believes to be financially responsible. Each Derivative Contract of Summit or any of its Subsidiaries constitutes the valid and legally binding obligation of Summit or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Summit nor its Subsidiaries, nor, to the knowledge of Summit, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Summit or one of its Subsidiaries. The financial position of Summit and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Summit and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 4.14.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Summit or any of its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

Section 4.15.    Financing. Summit has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. Summit’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

Section 4.16.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Summit nor any other Person on behalf of Summit is making or has made any express or implied representation or warranty with respect to Summit or with respect to any other information provided to Cornerstone in connection with the transactions contemplated herein. Neither Summit nor any other Person shall have or be subject to any liability or indemnification obligation to Cornerstone or any other Person resulting from the distribution to Cornerstone, or the use by Cornerstone of, any such information, including any information, documents, projections, forecasts or other material made available to Cornerstone in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Summit acknowledges that Cornerstone is making no representations or warranties other than the representations and warranties expressly contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.    Covenants of Cornerstone. During the period from the date of this Agreement and continuing until the Effective Time, Cornerstone agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Summit shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):

(a)    Ordinary Course. Cornerstone and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of Summit, Cornerstone shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in Section 5.1(n), Cornerstone Disclosure Schedule 5.1(n)) or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)    Dividends; Changes in Stock. Except as set forth in Cornerstone Disclosure Schedule 5.1(b), Cornerstone shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Cornerstone, or as specifically contemplated in Section 2.1(h) hereof and its annual dividend of not more than $100.00 per share consistent with past practice, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice.

(c)    Issuance of Securities. Cornerstone shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent.

(d)    Governing Documents. Cornerstone shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Cornerstone.

(e)    No Acquisitions. Cornerstone shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f)    No Dispositions. Except for sales of OREO, mortgages originated or held by Cornerstone Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, Cornerstone shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Cornerstone and its Subsidiaries) exceeding $150,000, in the aggregate, in any calendar month.

(g)    Related Transactions. Cornerstone and its Subsidiaries shall cooperate with Summit and its Subsidiaries to cause Cornerstone to merge with and into Merger Sub.

(h)    Indebtedness. Cornerstone shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Cornerstone or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of Cornerstone to Cornerstone or to another Subsidiary of Cornerstone, or (ii) prepay or voluntarily repay any subordinated indebtedness.

(i)    Loans. Cornerstone shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of One Million Dollars ($1,000,000).

(j)    ALLL. At all times after the date the hereof and through and until the Closing Date, maintain the ALLL account for Cornerstone Bank in an amount adequate in all material respects and consistent with past practices and in compliance with applicable regulatory requirements, including GAAP and RAP.

(k)    Other Actions. Cornerstone shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) that would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(l)    Accounting Methods. Cornerstone shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at December 31, 2018, except as required by changes in GAAP or RAP as concurred in by Cornerstone’s independent auditors or required by a Governmental Entity.

(m)    Tax Matters. Cornerstone shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.

(n)    Compensation and Benefit Plans. Except as contemplated by Cornerstone Disclosure Schedule 5.1(n), Cornerstone shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any Cornerstone Benefit Plan, or any agreement, arrangement, plan or policy between Cornerstone or a Subsidiary of Cornerstone and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of Cornerstone under the terms of any existing agreement.

(o)    Investment Portfolio; Interest Rate Risk; Other Risk. Cornerstone shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio.

(p)    No Liquidation. Cornerstone shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(q)    Other Agreements. Cornerstone shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1, except with respect to actions taken as trustee, custodian or other fiduciary.

Section 5.2.    Covenants of Summit. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Cornerstone shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a)    Ordinary Course. Summit and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b)    Governing Documents. Summit shall not, nor shall it permit any of its Subsidiaries to, (i) amend the Summit Charter or bylaws of Summit in a manner that would adversely affect Cornerstone or any of its Subsidiaries, (ii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iii) take any action that is likely to materially impair Summit’s ability to perform any of its obligations under this Agreement or Merger Sub’s or Summit Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement, or (iv) agree or commit to do any of the foregoing.

(c)    Merger Sub. Neither Merger Sub nor Summit Community Bank will make an election for Merger Sub to be treated as a corporation for federal income tax purposes, and Merger Sub will be a disregarded entity during the entirety of its existence.

Section 5.3.    Transition. In order to facilitate the integration of the operations of Summit and Cornerstone and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Cornerstone and Summit shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Summit and its Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to Cornerstone, be entitled to review the operations and visit the facilities of Cornerstone and its Subsidiaries at all times as may be deemed reasonably necessary by Summit, as the case may be, in order to accomplish the foregoing arrangements after receipt of all Requisite Regulatory Approvals. From and after the date hereof, subject to Applicable Legal Requirements, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to Cornerstone Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Cornerstone

Bank shall, upon Summit’s reasonable request, introduce Summit and their respective representatives, as applicable, to suppliers of Cornerstone Bank for the purpose of facilitating the integration of Cornerstone Bank and its business into that of Summit and its Subsidiaries.

Section 5.4.    Advice of Changes; Government Filings.

(a)    Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.7, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Entity or that would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b)    Cornerstone and Summit shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. Cornerstone, Cornerstone Bank, Summit and Summit Community Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Cornerstone and Summit shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to such Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5.    Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and Cornerstone shall, and shall cause their respective Subsidiaries to, except as otherwise provided in Section 5.1(p), (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the Effective Time.

Section 5.6.    Termination of Contracts. Cornerstone shall use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its contracts identified by Cornerstone Disclosure Schedule 5.6, including data processing contracts and contracts related to the provision of any other electronic banking services, will, if the Merger occurs, be terminated on or after the consummation of the Merger on a date to be mutually agreed upon by Cornerstone and Summit. Such notice and actions by Cornerstone will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by Cornerstone as used in this Section 5.6 shall include the payment of any termination fees, liquidated damages or deconversion fees required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts, and any such fees or damages or other expenses shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i) hereof as an already incurred or recognized expense for purposes of such calculation.

Section 5.7.    Nature of Deposits. On the Closing Date, the deposits of Cornerstone Bank shall be of substantially the same character, mix, type, and makeup as such deposits were as of June 30, 2019. Such deposits shall include no additional brokered deposits, except for such additional brokered deposits agreed to by Summit.

Section 5.8.    No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give Summit, directly or indirectly, the right to control or direct the operations of Cornerstone prior to the Effective Time or shall give Cornerstone, directly or indirectly, the right to control or direct the operations of Summit. Prior to the Effective Time, (a) each of Cornerstone and Summit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Cornerstone shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Cornerstone shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9.    Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and Cornerstone shall, and shall cause their respective Subsidiaries to use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

Section 5.10.    Termination of SIMPLE IRA. Cornerstone shall take all necessary steps to terminate its SIMPLE IRA effective as of December 31, 2019, including providing timely notice to participants as required under the Code and all applicable regulations and guidance. Such notice and other termination documents shall be subject to Summit’s review and approval, which shall not be unreasonably withheld. If the Effective Time occurs after December 31, 2019, Cornerstone may in its discretion establish Simplified Employee Pension (SEP-IRA) arrangements (as described in Code Section 408(k)) for its employees effective no earlier than January 1, 2020. Any such arrangements shall be established and administered by Cornerstone in compliance with applicable law, including the Code and all regulations and guidance thereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.    Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a)    As promptly as reasonably practicable following the date hereof, Summit shall prepare a registration statement on Form S-4 (which shall include the proxy statement of Cornerstone for the Cornerstone Shareholder Meeting and the prospectus of Summit (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by Summit with the SEC with respect to the issuance of the Summit Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Summit shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Cornerstone shall have the right to review and consult with Summit and Summit shall reasonably consider such information and any characterization of such information included in, the Proxy Statement/Prospectus prior to it being filed with the SEC. Summit shall, as promptly as reasonably practicable after receipt thereof, provide Cornerstone with all written comments and advise Cornerstone of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and Summit shall cooperate and provide Cornerstone with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from Cornerstone) prior to filing such with the SEC, and Summit shall provide Cornerstone with a copy of all such filings made with the SEC. Summit shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the Summit Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Summit shall advise Cornerstone, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the Summit Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, Summit’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advise and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Cornerstone.

(b)    Cornerstone and the Cornerstone Board shall (i) take all action in accordance with the federal securities laws, the laws of the State of West Virginia and the Cornerstone Charter and bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Cornerstone Shareholder Meeting”) for the purpose of obtaining the Required Cornerstone Vote within thirty (30) days following the date the S-4 is declared effective under the Securities Act and (B) schedule the Cornerstone Shareholder Meeting to take place on a date that is within forty five (45) days after the notice date; (ii) subject to the terms of Section 6.2, use its commercially reasonable best efforts to (x) cause the Cornerstone Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required Cornerstone Vote (and not impose a requirement that holders of more than the minimum required percentage (as set forth in the laws of the State of West Virginia) of the shares of Cornerstone Common Stock entitled to vote to approve and adopt this Agreement; and (iii) subject to the terms of Section 6.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the Cornerstone shareholders approve this Agreement and the Merger (the “Cornerstone Board Recommendation”). Cornerstone shall adjourn or postpone the Cornerstone Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of Cornerstone Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Cornerstone has not received proxies representing a sufficient number of shares necessary to obtain the Required Cornerstone Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Cornerstone Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Cornerstone at the Cornerstone Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

(c)    Information Supplied by Cornerstone. Cornerstone represents and warrants and agrees that none of the information supplied or to be supplied by Cornerstone expressly for inclusion or incorporation by reference in (a) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of Cornerstone and at the time of the Cornerstone Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Cornerstone represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Cornerstone with respect to statements made or incorporated by reference therein based on information expressly supplied by Summit for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(d)    Information Supplied by Summit. Summit represents and warrants and agrees that none of the information supplied or to be supplied by Summit expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of Cornerstone and at the time of the Cornerstone Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Summit represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Summit with respect to statements made or incorporated by reference therein based on information expressly supplied by Cornerstone for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 6.2.    Proposals.

(a)    Cornerstone agrees that, except as expressly permitted by Section 6.2(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it shall not, and shall not authorize or permit its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, and affiliates to (i) solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, any Acquisition Proposal; (ii) disclose to any third party any information concerning the business, Properties, books or records of Cornerstone or any Cornerstone Subsidiary or otherwise relating to an Acquisition Proposal, other than as provided herein or as compelled by law; (iii) release any person from a confidentiality agreement or standstill agreement; or (iv) cooperate with any third party to make any Acquisition Proposal, other than the sale by Cornerstone Bank of assets in the ordinary course of business; provided, however, that none of the foregoing shall prohibit Cornerstone or its Subsidiaries officers, directors, agents, advisors, and affiliates from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Cornerstone shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Within two (2) days of receipt of any unsolicited offer, Cornerstone will communicate to Summit the terms of any proposal or request for information and the identity of the parties involved.

(b)    Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required Cornerstone Vote, in the event Cornerstone receives an unsolicited (or otherwise not in breach with this Section 6.2), bona fide written Acquisition Proposal and the Cornerstone Board (or any committee thereof) determines in good faith after consultation with legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, Cornerstone may, and may permit its Subsidiaries and their respective officers, directors, agents, advisors, and affiliates to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Cornerstone with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Cornerstone confidential information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Cornerstone Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law. Cornerstone Bank will promptly, and in any event within two (2) days of receipt of any unsolicited, bona fide written Acquisition Proposal, (x) notify Summit in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to Cornerstone Bank or for access to the Properties, assets, books or records of Cornerstone Bank by any Person that has made, or to the knowledge of Cornerstone Bank may be considering making, an Acquisition Proposal and (y) communicate the name of such Person and the material terms of such Acquisition Proposal to Summit, including as they may change upon any modification or amendment to the terms thereof. Cornerstone Bank will keep Summit fully apprised of the status of and other matters relating in any material respect to any such Acquisition Proposal on a reasonably timely basis.

(c)    The Cornerstone Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Summit, the Cornerstone Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Summit the Cornerstone Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding anything to the contrary contained herein, the Cornerstone Board (including any committee thereof) may, at any time prior to obtaining the Required Cornerstone Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Cornerstone Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Cornerstone Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1, with respect to an Acquisition Proposal until it has given Summit at least four (4) Business Days, following Summit’s initial receipt of written notice that the Cornerstone Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Summit, the Cornerstone Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)    Nothing in this Agreement shall prohibit Cornerstone or the Cornerstone Board (or any committee thereof) from making any communication or disclosure to the Cornerstone shareholders that the Cornerstone Board (or applicable committee thereof) determines in good faith, after consultation with outside counsel, is required under applicable law.

Section 6.3.    Access to Information.

(a)    Upon reasonable notice, Cornerstone shall (and shall cause its Subsidiaries to) afford to the representatives of Summit, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Cornerstone shall (and shall cause its Subsidiaries to) make available to Summit (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Summit may reasonably request. Neither Cornerstone nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements where reasonably permitted under Applicable Legal Requirements under circumstances in which the restrictions of the preceding sentence apply.

(b)    As soon as practicable after the end of each month, Cornerstone will deliver to Summit in electronic form (i) the monthly deposit and loan trial balances of Cornerstone Bank, (ii) the monthly analysis of Cornerstone Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of Cornerstone and its Subsidiaries.

(c)    The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of July 11, 2019, between Cornerstone and Summit (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(d)    No such investigation by Summit shall affect the representations and warranties of any Party expressly made in this Agreement.

(e)    Cornerstone shall permit, and shall cause its Subsidiaries to permit, Summit and/or an environmental consulting firm selected by Summit, at the sole expense of Summit, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Cornerstone or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Summit’s sole expense), Summit shall indemnify Cornerstone and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(f)    Upon Summit’s request, Cornerstone and Cornerstone Bank shall provide board packages and notices of board meetings to the Chief Executive Officer of Summit simultaneously with their submission to Cornerstone and Cornerstone Bank board members, provided that information relating to Cornerstone and Cornerstone Bank that would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity (together, “Cornerstone Board Confidential Matters”) may be excluded therefrom. Cornerstone and Cornerstone Bank shall promptly provide the Chief Executive Officer of Summit with copies of the minutes of all regular and special meetings of the board of directors of Cornerstone and Cornerstone Bank and minutes of all regular and special meetings of any board or senior management committee of Cornerstone Bank held on or after the date of this Agreement (except Cornerstone Board Confidential Matters).

Section 6.4.    Reasonable Best Efforts.

(a)    Each of Cornerstone and Summit shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Entity having an effect of the type referred to in

Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.4, each of the Parties further agrees as follows:

(i)    Within forty-five (45) days of the execution of this Agreement, each of Cornerstone and Summit shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii)    Cornerstone shall cooperate with Summit and shall furnish to Summit and Summit’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. Cornerstone shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Person). In addition, Summit shall furnish to Cornerstone a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by Summit).

(b)    Each of Cornerstone and Summit and their respective boards of directors shall, if any state Takeover Statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5.    Issuance of Summit Common Stock. The shares of Summit Common Stock to be issued by Summit to the shareholders of Cornerstone pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 6.6.    Stock Exchange Listing. Summit shall use all reasonable best efforts to cause the shares of Summit Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.7.    Employee Benefit Plans and Employee Matters..

(a)    At or as soon as practicable following the Effective Time, (i) Summit shall provide employees of Cornerstone with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Cornerstone Benefit Plans and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) to the extent permitted by Summit’s benefit plans, all Cornerstone employees will receive credit for years of service with Cornerstone and its predecessors prior to the Effective Time for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans.

(b)    Except for employees of Cornerstone Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit agrees that each employee of Cornerstone Bank who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) concurrently with the Closing or within twelve (12) months of the Closing shall receive two weeks of severance per full year of service with Cornerstone Bank, with a minimum of four (4) weeks of severance pay and a maximum of twenty-six (26) weeks of severance pay.

(c)    Cornerstone agrees that its employee welfare benefit plans, as defined in ERISA § 3(1) (each, a “Welfare Plan”), may be, provided that their terms and conditions so allow, terminated, modified or merged into Summit’s Welfare Plans on or after the Closing Date, as determined by Summit in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already earned thereunder. If requested in writing by Summit not less than thirty (30) days before the Closing Date, Cornerstone will take, and will cause Cornerstone Bank to take, all action necessary to terminate any Cornerstone Welfare Plan, effective no later than immediately before the Closing Date. In addition, as of the Closing Date Summit shall provide any benefits to which Cornerstone employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Closing Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, from and after the Closing Date through the remaining legally-required period of coverage.

Section 6.8.    Section 16 Matters. Prior to the Effective Time, Cornerstone and Summit shall each take all such steps as may be required to cause any acquisitions of Summit Common Stock (including derivative securities with respect to Summit Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Cornerstone shall deliver to Summit the Section 16 Information reasonably in advance of the Effective Time, and the Summit Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Cornerstone Insiders of Summit Common Stock in exchange for shares of Cornerstone Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Cornerstone to Summit prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

Section 6.9.    Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof, and furthermore, with respect to Cornerstone and its Subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i), and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Summit and Cornerstone.

Section 6.10.    Indemnification; Directors’ and Officers’ Insurance.

(a)    Following the Closing Date and for a period of four (4) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of Cornerstone and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Cornerstone is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, Cornerstone and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, Cornerstone and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof;

provided, that the failure so to notify shall not affect the obligations of Summit under Section 6.10(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c)    For a period of four (4) years from the Effective Time, Summit shall use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors and officers of Cornerstone and its Subsidiaries arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Cornerstone and its Subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by Cornerstone or its Subsidiaries (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this Section 6.10(c), Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Cornerstone or its Subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

(d)    If Summit or its Subsidiaries or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit or its Subsidiaries shall assume the obligations set forth in this Section 6.10.

(e)    The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.11.    Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Summit and Cornerstone shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, Cornerstone or Summit may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.

Section 6.12.    Tax Matters. Cornerstone and Summit each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Cornerstone and Summit each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13.    Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.14.    Litigation and Claims.

(a)    Cornerstone shall promptly notify Summit in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Cornerstone or affecting any of its properties, Subsidiaries or affiliates and Cornerstone shall promptly notify Summit of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Cornerstone, threatened against Cornerstone that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Cornerstone pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(b)    Summit shall promptly notify Cornerstone in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Summit or affecting any of its properties, Subsidiaries or affiliates and Summit shall promptly notify Cornerstone of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Summit pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(c)    Cornerstone shall give Summit the opportunity to participate in the defense or settlement of any shareholder litigation against Cornerstone or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Cornerstone may not enter into any settlement agreement in respect of any shareholder litigation against Cornerstone or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Summit’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that Summit will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by Cornerstone (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and Summit may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.15.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 6.16.    Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Cornerstone shall enter into a Director Support Agreement with Summit (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit B hereto.

Section 6.17.    Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors of Cornerstone shall enter into a Director Voting Agreement with Summit (each a “Director Voting Agreement”). The form of the Director Voting Agreement is attached as Exhibit C hereto.

Section 6.18.    Disclosure Schedules. If applicable, at least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental Disclosure Schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.19.    Change of Method. Summit, with the written consent of Cornerstone, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Summit and Cornerstone (including the provisions of Article I) and the Bank Merger, if and to the extent that Summit deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of Cornerstone shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Cornerstone or Summit pursuant to this Agreement or (iv) materially impede or delay the consummation of the Transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

Section 6.20.    Tax Sharing/Allocation Agreements. All tax-sharing, tax allocation or similar agreements with respect to or involving Cornerstone or any Cornerstone Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Cornerstone and the Cornerstone Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)    Shareholder Approval. Cornerstone shall have obtained the Required Cornerstone Vote.

(b)    Stock Exchange Listing. The shares of Summit Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity that are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Entity, Summit Community Bank, or Summit, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)    No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity that makes the consummation of the Merger illegal.

(f)    No Burdensome Regulatory Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties to pay any amounts that would be material to any of the Parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon Summit or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its Subsidiaries.

Section 7.2.    Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is subject to the satisfaction of the following conditions unless waived by Summit:

(a)    Representations and Warranties. The representations and warranties of Cornerstone shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation and warranty of Cornerstone shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Cornerstone or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Cornerstone or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Cornerstone or any of its Subsidiaries. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of Cornerstone Common Stock shall not exceed 5,000 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)    Performance of Obligations. Cornerstone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of Cornerstone by the chief executive officer and by the chief financial officer of Cornerstone to such effect.

(c)    Officers’ Certificate. Cornerstone shall have provided Summit with a certificate duly executed by the chief executive officer and the chief financial officer of Cornerstone certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Reorganization Tax Opinion. Summit shall have received the opinion of Hunton Andrews Kurth LLP, counsel to Summit, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Summit shall be entitled to rely upon customary assumptions and representations provided by Summit and Cornerstone.

(e)    Dissenting Shares. Dissenting Shares shall be less than 5.0% of the issued and outstanding Cornerstone Common Stock.

(f)    Voting Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the Persons set forth on Summit Disclosure Schedule 7.2(f), the Voting Agreement in the form of Exhibit C attached hereto.

(g)    Director Support Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the directors of Cornerstone, a Director Support Agreement in substantially the form of Exhibit B attached hereto.

Section 7.3.    Conditions to Obligation of Cornerstone. The obligation of Cornerstone to effect the Merger is subject to the satisfaction of the following conditions unless waived by Cornerstone:

(a)    Representations and Warranties. The representations and warranties of Summit shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation or warranty of Summit shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Summit or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Summit or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Summit or its Subsidiaries.

(b)    Performance of Obligations. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cornerstone shall have received a certificate signed on behalf of Summit by the chief executive officer and by the chief financial officer of Summit to such effect.

(c)    Officers’ Certificate. Summit shall have provided Cornerstone with a certificate duly executed by the chief executive officer and the chief financial officer of Summit certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Reorganization Tax Opinion. Cornerstone shall have received the opinion of Bowles Rice LLP, counsel to Cornerstone, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Cornerstone shall be entitled to rely upon customary assumptions and representations provided by Summit and Cornerstone.

(e)    Employment Agreement. Summit shall have entered into an employment agreement with Lorraine L. Brisell in the form set forth in Summit Disclosure Schedule 7.3(e).

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required Cornerstone Vote:

(a)    by mutual consent of Summit and Cornerstone in a written instrument;

(b)    by either Summit or Cornerstone, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c)    by either Summit or Cornerstone, upon written notice to the other Party, if the Merger shall not have been consummated on or before March 31, 2020;

(d)    by Summit, upon written notice to Cornerstone, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its Subsidiaries, as applicable;

(e)    by either Summit or Cornerstone, upon written notice to the other Party, if there shall have been a material breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as the case may be, and which material breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(f)    by either Summit or Cornerstone, upon written notice to the other Party, if a vote shall have been taken at the duly convened Cornerstone Shareholder Meeting, and the Required Cornerstone Vote shall not have been obtained;

(g)    by Summit, upon written notice to Cornerstone, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Cornerstone;

(h)    by Cornerstone, upon written notice to Summit, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Summit;

(i)    by Cornerstone if it enters into a Cornerstone Acquisition Agreement not in violation of Section 6.2;

(j)    by Summit, upon written notice to Cornerstone, if: (i) the Cornerstone Board at any time effects a Change in Recommendation or fails to include the Cornerstone Board Recommendation in the Proxy Statement/Prospectus; (ii) Cornerstone enters into a Cornerstone Acquisition Agreement not in violation of Section 6.2; or (iii) Cornerstone intentionally or materially breaches Section 6.1(b) or Section 6.2 hereof; and concurrently with such termination contemplated in (i)-(iii) Cornerstone shall pay the Termination Fee to Summit by wire transfer of immediately available funds as provided in Section 8.2(b); and

For purposes of the following Section 8.1(k), the following terms shall have the meanings indicated:

“Final Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Initial Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Determination Date” shall mean the fifth (5th) calendar day immediately prior to the Effective Time, or if such calendar day is not a Trading Day, then the Trading Day immediately preceding such calendar day.

“Final Index Value” shall mean the average of the Index Values for the twenty (20) consecutive trading days ending on the Trading Day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (IBIX), excluding banks that announce a transaction after the date of this Agreement and prior to the Determination Date.

“Index Ratio” means the number obtained by dividing the Final Index Value by the Initial Index Value.

“Index Value” shall mean the closing value of the Index Group on any applicable date.

“Initial Index Value” shall mean the average of the Index Values for the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.

“Summit Ratio” shall mean the number obtained by dividing the Final Summit Price by the Initial Summit Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of Summit Common Stock.

(k)    By Cornerstone, if both of the following conditions are satisfied:

(i)    the Summit Ratio is less than 0.85, and

(ii)    the difference between: (A) the Index Ratio less (B) the Summit Ratio is greater than 0.15,

subject, however, to the following three sentences. Cornerstone may elect to terminate this Agreement under this Section 8.1(k) but only within two (2) calendar days after the Determination Date. If Cornerstone elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Summit (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, Summit shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Summit Price, 0.85 and the Per Share Stock Consideration by (B) the Final Summit Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the Summit Ratio. If Summit so elects within such two-day period, it shall give prompt written notice to Cornerstone of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Final Summit Price, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such shares of Summit Common Stock to holders of Cornerstone Common Stock).

Section 8.2.    Effect of Termination.

(a)    In the event of termination of this Agreement by either Cornerstone or Summit as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of Cornerstone or Summit or their respective officers or directors, except with respect to Section 3.35, Section 4.14, Section 6.9, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b)    Cornerstone shall pay Summit, by wire transfer of immediately available funds the sum of $1,282,500 (the “Termination Fee”) if this Agreement is terminated (i) by Summit pursuant to Section 8.1(j) or (ii) by Cornerstone pursuant to Section 8.1(i), within one (1) Business Day of such termination.

Section 8.3.    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made that by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4.    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.    Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Cornerstone or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, Cornerstone or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Applicable Legal Requirements” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, common law standards, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

“Constituent Corporations” means each of Merger Sub and Cornerstone.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to Cornerstone, the actual knowledge of Lorraine L. Brisell and Pamela R. Stinespring, and with respect to Summit, the actual knowledge of the executive officers of Summit, or any of its Subsidiaries, as and if applicable, with respect to a particular matter.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including GAAP.

“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.

“Material Adverse Effect” means, with respect to any Party: (i) any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole, on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis, or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; (ii) any litigation or regulatory developments that would cause the representations and warranties set forth herein to be untrue or incorrect; (iii) a reduction in the loan portfolio of the Cornerstone by 25% or greater from the date of this Agreement to the Closing Date (excluding any reductions arising out of prepayments made with respect to any loans participated to Cornerstone by Summit for which Summit is the lead bank); (iv) a reduction in the total assets of the Cornerstone by 15% or greater from the date of this Agreement to the Closing Date; or (v) a reduction in the total deposits (excluding any deposits of customers that are Governmental Entities) of Cornerstone by 10% or greater from the date of this Agreement to the Closing Date; provided, however, that solely for purposes of the foregoing clause (i) of this definition of “Material Adverse Effect” none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (a) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (b) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (c) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (d) changes in GAAP or RAP applicable to banks and their holding companies generally, (e) actions or omissions of Summit or Cornerstone required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (f) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled banks, (g) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (h) a decline in the price of the Summit Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(g) of this definition), or (i) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(v) of this definition).

“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“Cornerstone Acquisition Agreement” means a definitive agreement providing for an alternative transaction with respect to Cornerstone pursuant to Section 6.2 of the Agreement other than the Transactions contemplated hereunder with Summit.

“Cornerstone Charter” means the Articles of Incorporation of Cornerstone as on file with the Secretary of State of the State of West Virginia.

“Cornerstone Insiders” means the executive officers and directors of Cornerstone and First Cornerstone.

“Permitted Liens” with respect to any Person, means (a) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and RAP; (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and RAP, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (g) liens on assets of Subsidiaries of such Person that are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (h) pledges of securities to secure fed funds borrowings from other banks.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.

“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Information” means information accurate in all material respects regarding the Cornerstone Insiders, the number of shares of Cornerstone Common Stock held by each such Cornerstone Insider and the number and description of the Cornerstone Stock Options held by each such Cornerstone Insider.

“Shareholders’ Equity” means the total shareholders equity presented on Cornerstone’s balance sheet as of a given date as calculated according to GAAP.

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (a) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Summit Charter” means the Articles of Incorporation of Summit as on file with the Secretary of State of the State of West Virginia.

“Superior Proposal” means a written Acquisition Proposal that the Cornerstone Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” and “at least 20.0%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

Section 9.2.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by electronic mail or by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)    if to Summit, to:

Summit Financial Group, Inc.
300 N Main Street
Moorefield, West Virginia 26836

Attention:	H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:	304-530-6861
E-Mail:	cmaddy@summitfgi.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Ave, NW Suite 900
Washington, DC 20037-1701
Attention:	Heather Eastep
Facsimile:	(202) 778-2201
E-Mail:	heastep@HuntonAK.com

and

(b)    if to Cornerstone, to:

Cornerstone Financial Services, Inc.
251 Main Street
West Union, West Virginia 26456
Attention:	Lorraine L. Brisell
President
Facsimile:	(304) 873-2427
E-Mail:	lbrisell@cornerstonebankwv.com

with copies (which shall not constitute notice) to:

Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Attention:	Sandra M. Murphy
Facsimile:	304-343-3058
E-Mail:	smurphy@bowlesrice.com

Section 9.4.    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to Summit and Cornerstone or is applicable under West Virginia law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5.    Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.6.    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Cornerstone, Summit or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Cornerstone, Summit, the Surviving Entity or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Cornerstone, Summit or the Surviving Entity or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Cornerstone, Summit or the Surviving Entity or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the Schedules delivered by Cornerstone or Summit, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Summit SEC Documents shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Summit SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

Section 9.7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9.    Governing Law; Submission to Jurisdiction.

(a)    This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without reference to the conflict of laws principles thereof.

(b)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)    Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

Section 9.10.    Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, Summit and Cornerstone have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

CORNERSTONE FINANCIAL SERVICES, INC.

By:	/s/ Lorraine L. Brisell
Lorraine L. Brisell
President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF BANK MERGER AGREEMENT

THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made as of September 17, 2019, between Summit Community Bank, Inc. a West Virginia banking corporation (“Summit Community Bank”), and Cornerstone Bank, Inc., a West Virginia banking corporation (“Cornerstone Bank”).

W I T N E S S E T H:

WHEREAS, Summit Financial Group, Inc. (“Summit”), a West Virginia corporation, registered bank holding company, and sole shareholder of Summit Community Bank, and Cornerstone Financial Services, Inc. (“Cornerstone”), a West Virginia corporation, registered banking holding company, and sole shareholder of Cornerstone Bank, have entered into that certain Agreement and Plan of Merger, dated September 17, 2019 (the “Agreement”), providing for the merger of Cornerstone with and into CFS Merger Sub LLC, a West Virginia limited liability company and wholly owned subsidiary of Summit Community Bank (“Merger Sub”) (the “Merger”), with Merger Sub as the surviving entity in the Merger;

WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of Cornerstone Bank;

WHEREAS, immediately following the Liquidation and as part of the same overall transaction, Cornerstone Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”);

WHEREAS, Summit Community Bank is a West Virginia banking corporation duly organized and existing under the laws of the State of West Virginia, having its main office in Moorefield, West Virginia, with authorized capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share (the “Summit Community Bank Stock”), all of which are issued outstanding;

WHEREAS, Cornerstone Bank is a West Virginia banking corporation, duly organized and existing under the laws of the State of West Virginia, having its main office in West Union, West Virginia, with authorized capital stock consisting of 5,000 shares of common stock, par value $100.00 per share (the “Cornerstone Bank Stock”), all of which are issued and outstanding;

WHEREAS, the Boards of Directors of each of Summit Community Bank and Cornerstone Bank, in accordance with the provisions of Article 4, Chapter 31A of the State Banking Code of West Virginia (the “State Banking Code”) and Section 31D-11-1104 of the West Virginia Business Corporations Act (the “WVBCA”), have approved this Bank Merger Agreement pursuant to which the Bank Merger will occur and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Summit Community Bank and Cornerstone Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the foregoing premises, Summit Community Bank and Cornerstone Bank hereby agree that Cornerstone Bank is to be merged with and into Summit Community Bank on the following terms and conditions:

1.    Merger of Cornerstone Bank and Summit Community Bank. At the Effective Time (as defined in Section 11 of this Bank Merger Agreement), Cornerstone Bank will be merged with and into Summit Community Bank pursuant to Sections 31D-11-1102 and 1104 of the WVBCA.

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2.    Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 31D-11-1107 of the WVBCA. At the Effective Time, Summit Community Bank will continue as the bank resulting from the Bank Merger (the “Resulting Bank”), and the separate corporate existence of Cornerstone Bank will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Cornerstone Bank and Summit Community Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Cornerstone Bank and Summit Community Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Bank Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either Cornerstone Bank or Summit Community Bank may be continued as if the Bank Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Summit Community Bank, Inc.” The existing main office and principal place of business of Summit Community Bank located at 310 North Main Street, Moorefield, West Virginia 26836, will be the main office of the Resulting Bank following the Bank Merger, the branches of Summit Community Bank existing immediately before the Bank Merger will remain branches of the Resulting Bank after completion of the Bank Merger, and the existing main office and all branches of Cornerstone Bank will become branch offices of the Resulting Bank after completion of the Bank Merger.

3.    Directors and Senior Executive Officers. The directors and executive officers of Summit Community Bank at the Effective Time shall be the directors and executive officers of the Resulting Bank at the Effective Time and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Bank or as otherwise provided by law.

4.    Articles of Incorporation and Bylaws. The Articles of Incorporation of Summit Community Bank will continue in effect as the Articles of Incorporation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Summit Community Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.

5.    Conversion of Cornerstone Bank Stock and Summit Community Bank Stock. At the Effective Time, all outstanding shares of Summit Community Bank Stock outstanding at the Effective Time shall remain outstanding after the Effective Time without any change therein. At the Effective Time, each share of Cornerstone Bank Stock issued and outstanding prior to the Bank Merger, shall and by virtue of the Bank Merger and without any action on the part of or any party as holder thereof, be cancelled.

6.    Stock Transfer Books. The stock transfer books of Cornerstone Bank will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of Cornerstone Bank Stock will take place thereafter.

7.    Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the sole shareholder of Cornerstone Bank and to the sole shareholder of Summit Community Bank by written consent. Upon approval by the sole shareholder of Cornerstone Bank and the sole shareholder of Summit Community Bank, this Bank Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 11 hereof.

8.    Conditions to Consummation of the Bank Merger. All obligations of the parties under this Bank Merger Agreement are subject to the receipt of all necessary regulatory approvals before the Effective Time and the consummation of the transactions contemplated by the Agreement.

9.    Termination. This Bank Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the sole shareholder of Cornerstone Bank and the sole shareholder of Summit Community Bank, only by the mutual agreement of Cornerstone Bank and Summit Community Bank.

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10.    Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholder of Cornerstone Bank or the sole shareholder of Summit Community Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholder of Cornerstone Bank and the sole shareholder of Summit Community Bank, by action of both Cornerstone Bank and Summit Community Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.

11.    Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and upon satisfaction of all requirements of law, the Bank Merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of West Virginia relating to the Bank Merger, such time being herein called the “Effective Time.”

12.    Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

13.    Governing Law and Venue. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Furthermore, each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (b) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (d) agrees not to bring any action, suit or proceeding against the other party hereto or its affiliates arising out of or relating to this Bank Merger Agreement, any of the transactions contemplated by this Bank Merger Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (e) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

14.    Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of Cornerstone Bank or Summit Community Bank acquired or to be acquired by reason of or as a result of the Bank Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

15.    Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 15 is void and of no effect.

16.    Severability. If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision is fully severable and this Bank Merger

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Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

18.    Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

19.    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement.    Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, Summit Community Bank and Cornerstone Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
Chief Executive Officer

[Signature page to Bank Merger Agreement]

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CORNERSTONE BANK, INC.

By:
Lorraine L. Brisell
President and Chief Executive Officer

[Signature page to Bank Merger Agreement]

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Exhibit B

FORM OF DIRECTOR SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2019, by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit”), and [            ], an individual resident of the State of [            ] (“Director”).

RECITALS

WHEREAS, Summit and Cornerstone Financial Services, Inc. (“Cornerstone”) have entered into an Agreement and Plan of Merger, dated as of September 17, 2019 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement).

WHEREAS, Director, as a director and shareholder of Cornerstone, has had access to certain Confidential Information (as defined below) regarding Cornerstone and Cornerstone Subsidiary (as defined below), which Confidential Information constitutes a substantial asset to be acquired by Summit.

WHEREAS, Director recognizes that Summit’s willingness to enter into the Merger Agreement is dependent on Director entering into this Agreement and, therefore, this Agreement is incident thereto.

WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of Summit under the Merger Agreement, Summit and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such Confidential Information in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Summit and Director agree as follows:

AGREEMENT

Section 1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Cornerstone and any subsidiary of Cornerstone (“Cornerstone Subsidiary”) or Summit and any subsidiary of Summit (“Summit Subsidiary”), and their respective customer, client, vendor and employee relationships.

Section 2. Director Covenants.

(a)    Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Cornerstone or any Cornerstone Subsidiary, Cornerstone’s and any Cornerstone Subsidiary’s current and prospective services, Cornerstone’s and any Cornerstone Subsidiary’s business projections and market studies, Cornerstone’s and any Cornerstone Subsidiary’s business plans and strategies, and Cornerstone’s and any Cornerstone Subsidiary’s studies and information concerning special services unique to Cornerstone and any Cornerstone Subsidiary, respectively. Director further acknowledges that he has received similar confidential information from Summit regarding Summit and the Summit Subsidiaries as a result of the negotiations resulting in the Merger Agreement and will continue to receive such information through the consummation of the Merger. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Summit or any subsidiary of Summit, Director agrees

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that for a period of 18 months after the Closing Date, Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)    solicit the business of any person or entity who is a customer of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other depository and lending institution (which term includes, for avoidance of doubt, credit unions);

(ii)    (A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a 25-mile radius of any location of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement (the “Noncompete Area”) (but Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),

(B)    serve as an officer, director or employee of, or an agent or consultant with respect to the provision of banking services for, any insured depository institution that has a location within the Noncompete Area, or

(C)    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

(iii)    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary; provided that Director shall not be prohibited from recruiting, hiring, assisting others in recruiting or hiring, discussing employment with, or referring others concerning employment, any such employee if (i) such employee’s employment is terminated by Cornerstone, any Cornerstone Subsidiary, Summit, any Summit Subsidiary or any of their respective affiliates or successors, or (ii) such employee responds to a general solicitation not targeted to employees of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary or any of their respective affiliates or successors. Nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)    Director agrees that (i) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of Cornerstone, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement    are essential and necessary to ensure Summit acquires the goodwill of Cornerstone and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(d)    Director agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Cornerstone, Cornerstone Subsidiaries, Summit or Summit Subsidiaries (collectively, the “Disclosing Parties”) to third parties, or make any use thereof, directly or indirectly, other than in connection with the Merger or except as otherwise authorized. Director also agrees that he or she shall deliver promptly to Summit or Cornerstone at any time at its reasonable request, without retaining any copies, all documents and other material in Director’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of the Disclosing Parties, or Confidential Information or other information regarding third parties learned in such person’s position as a director, officer, employee or shareholder of Cornerstone or Cornerstone Subsidiaries, as applicable.

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For purposes of this Agreement, “Confidential Information” means and includes each of the Disclosing Party’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from the same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries and other material prepared by or for any Disclosing Party or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing.

The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach by Director of this Agreement or any other agreement between Director and a Disclosing Party; (ii) was available to Director, prior to disclosure by such Disclosing Party, as applicable, on a non-confidential basis from a source other than the Disclosing Party and is not known by Director, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by Director without violating any obligations of this Agreement or any other agreement between Director and a Disclosing Party.

Director acknowledges that respective businesses of the Disclosing Parties are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Summit in the Merger and constitutes existing valuable, special and unique assets held by the Disclosing Parties pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Summit.

Section 3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Summit in writing and meet with a Summit representative and a neutral mediator (if Summit elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least 14 days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.

Section 4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of: (a) the date the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement or (b) the date that is 18 months after the Closing Date.

Section 5. Injunctive Relief. Summit and Director hereby acknowledge and agree that Summit and Cornerstone will be irreparably damaged if this Agreement is not specifically enforced. Accordingly, Summit and Cornerstone are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Summit or Cornerstone may have at law or in equity.

Section 6. Assignability. Director may not assign his or her obligations under this Agreement without the prior written consent of Summit.

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Section 7. Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

Section 8. Applicable Law. This Agreement is to be construed under and according to the laws of the State of West Virginia. Venue for any cause of action arising from this agreement will lie in Hardy County, West Virginia.

Section 9. Legal Construction. If any of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10. Notice. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:

IF TO SUMMIT:
Summit Financial Group, Inc. 300 North Main Street Moorefield, West Virginia 26836 Attention: H. Charles Maddy, III President and Chief Executive Officer Facsimile: 304-530-6861

Section 11. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.

Section 12. Modification. No amendment of this Agreement is effective unless contained in a written instrument signed by the parties hereto.

Section 13. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

Print Name:

[Signature page to Support Agreement]

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SUMMIT FINANCIAL GROUP, INC.

By:

H. Charles Maddy, III
President and Chief Executive Officer

[Signature page to Support Agreement]

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SCHEDULE 1

EXISTING OWNERSHIP INTEREST

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Exhibit C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as September 17, 2019, is executed by and among Summit Financial Group, Inc., a West Virginia corporation (“Summit”), Cornerstone Financial Services, Inc., a West Virginia corporation (“Cornerstone”), and the shareholders of Cornerstone who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

RECITALS

WHEREAS, Summit and Cornerstone have entered into an Agreement and Plan of Merger, dated as of September 17, 2019 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement);

WHEREAS, the Merger Agreement requires that Cornerstone deliver this Agreement to Summit;

WHEREAS, as a condition and inducement to Summit’s willingness to enter into the Merger Agreement, each of the Shareholders has agreed to vote their shares of Cornerstone Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, Summit is relying on this Agreement in incurring expenses in reviewing Cornerstone’s business, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cornerstone, Summit, and the Shareholders, promise, covenant and agree with each other as follows:

AGREEMENT

1.    Each of the Shareholders hereby severally, but not jointly, represents and warrants to Summit that:

(a)    such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Cornerstone Common Stock set forth below such Shareholder’s name on such Shareholder’s signature page to this Agreement (the “Shares”) free and clear of all liens or encumbrances;

(b)    except pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;

(c)    such Shareholder does not beneficially own any Cornerstone Common Stock other than (i) the Shares, (ii) any options, warrants or other rights to acquire any additional shares of Cornerstone Common Stock or any security exercisable for or convertible into shares of Cornerstone Common Stock set forth on the signature page of this Agreement or (iii) as set forth on such Shareholder’s signature page; and

(d)    such Shareholder has had an opportunity to obtain the advice of legal counsel prior to executing this Agreement.

2.    Each Shareholder hereby agrees during the term of this Agreement to vote the Shares, and any additional shares of Cornerstone Common Stock or other voting securities of Cornerstone acquired by such Shareholder after the date hereof, (a) in favor of the approval of the Merger Agreement and the transactions

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contemplated thereby at the Cornerstone Shareholder Meeting called for the purpose of obtaining the Required Cornerstone Vote, and (b) against approval of any Acquisition Proposal or any other proposal made in opposition to or in competition with this Agreement or the Merger Agreement (such Acquisition Proposal or other proposal, an “Opposing Proposal”) presented at the Cornerstone Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Cornerstone Shareholder Meeting or for which Cornerstone otherwise seeks the approval of Cornerstone’s shareholders.

3.    Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Cornerstone Board to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise Cornerstone of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and shall provide Cornerstone with all information that is reasonably requested by Summit and is reasonably available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal, unless such Shareholder knows Cornerstone has provided Summit with such information, and Cornerstone shall in turn provide any such information to Summit. Notwithstanding the foregoing, a Shareholder may participate in discussions and negotiations with any Person making an Opposing Proposal with respect to such Opposing Proposal if: (i) Cornerstone is engaging in discussions or negotiations with such Person in accordance with Section 6.2 of the Merger Agreement; and (ii) such Shareholder’s negotiations and discussions are in conjunction with and ancillary to Cornerstone’s discussions and negotiations. Each Shareholder shall not make any claim or join in any litigation alleging that the Cornerstone Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal.

4.    While this Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose (any such transaction, a “Transfer”) of any or all Shares or any shares of Cornerstone Common Stock subsequently acquired, (b) grant any proxy or interest in or with respect to any Shares or (c) deposit any Shares of Cornerstone Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any Shares of Cornerstone Common Stock or grant any proxy with respect thereto, other than to other members of the Cornerstone Board for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby. This Section 4 shall not prohibit (w) Transfers to any member of the Shareholder’s family, subject to the transferee’s agreeing in writing to be bound by the terms of this Agreement, (x) Transfers for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement and the delivery of such agreement to Summit, (y) Transfers to any other shareholder of Cornerstone who has executed a copy of this Agreement on the date hereof, and (z) such Transfers as Summit may otherwise permit in its sole discretion in writing. Any attempted Transfer of Shares or any shares of Cornerstone Common Stock subsequently acquired or any interest therein in violation of this Section 4 shall be null and void.

5.    Each Shareholder acknowledges that Summit is relying on this Agreement in reviewing the business of Cornerstone and its Subsidiaries, including without limitation, Cornerstone Bank, Inc. (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Cornerstone and each Shareholder acknowledges that the performance of this Agreement is intended to benefit Summit and Cornerstone.

6.    This Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger.

7.    Nothing in this Agreement shall (a) be deemed to restrict any of the Shareholders from taking any action on behalf of Cornerstone in the capacity of a director or officer of Cornerstone (if applicable) that such

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Shareholder believes is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such action shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit, or restrict a Shareholder from exercising such Shareholder’s fiduciary duties as an officer or direct to Cornerstone or its shareholders. Each Shareholder is executing this Agreement solely in his or her capacity as a shareholder of Cornerstone.

8.    Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity). If the Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

9.    This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by each of Summit, Cornerstone and the Shareholder. Any such amendment, modification, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement shall remain in full force and effect with respect to Shareholders who do not execute such written agreement.

10.    For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.    This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

12.    Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective: (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Summit:

Summit Financial Group, Inc.
300 N Main Street
Moorefield, West Virginia 26836

Attention:	H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:	304-530-6861
E-Mail:	cmaddy@summitfgi.com

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With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037

Attention:	Heather Archer Eastep
Email:	heastep@HuntonAK.com

If to Cornerstone:

Cornerstone Financial Services, Inc.
251 Main Street
West Union, West Virginia 26456

Attention:	Lorraine L. Brisell
Email:	lbrisell@cornerstonebankwv.com

With a copy (which shall not constitute notice to):

Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301

Attention:	Sandra M. Murphy
Email:	smurphy@bowlesrice.com

If to a Shareholder: At the address set forth on such Shareholder’s signature page to this Agreement.

13.    From time to time, at Summit’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Summit as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14.    Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Agreement will cause Summit to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Summit shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

15.    THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA WITHOUT REGARD FOR CONFLICT OF LAWS PRINCIPLES THEREOF. ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURTS OF THE STATE OF WEST VIRGINIA, COUNTY OF HARDY, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING.

16.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

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SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.    All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party hereto may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such invalid or unenforceable provision as may be possible and still be valid and enforceable, and the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signature pages follow this page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

CORNERSTONE FINANCIAL SERVICES, INC.

By:
Lorraine L. Brisell
President

[Signature Page to Voting Agreement]

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SHAREHOLDER

[Shareholder Name]
Number of Shares: [ ]
Address for notice purposes: [ ]

[Signature Page to Voting Agreement]

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APPENDIX B

September 17, 2019

Board of Directors

Cornerstone Financial Services, Inc.

251 Main Street,

West Union, WV 26456

Members of the Board:

We understand that Cornerstone Financial Services, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Summit Financial Group, Inc. (“Parent”) and

Summit Community Bank, Inc., a wholly owned subsidiary of Parent (“Merger Sub” and, together with

Parent, the “Buyer”), pursuant to which, among other things, the Company will merge with and into the

Parent (the “Transaction”) and each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (the “Cornerstone Common Stock”), other than each Dissenting Share, shall cease to be outstanding and will be converted into and become the right to receive at the election of the holder thereof as provided in and subject to the provisions in the Agreement: (a) 228 shares of Parent Common Stock, or (b) cash in an amount of $5,700 per share. You have advised us that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. The terms and conditions of the Transaction are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration to be paid to such holders in the proposed Transaction.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated September 12, 2019;

(ii)

certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

(iii)

certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2019 and December 31, 2020 and estimated long-term growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company and Parent;

(iv)

financial projections for the Company for the year ending December 31, 2019 and estimated long term growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company;

(v)	the current market environment generally and the banking environment in particular;

(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

Investment Banking

757 Third Avenue ● Suite 1902 ● New York, NY 10017 ● (212) 882-3900

www.dadavidson.com/Investment-Banking

(viii)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

(ix)	the net present value of the Company with consideration of projected financial results; and

(x)

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and the Company concerning the business, financial condition, results of operations and prospects of the Parent and the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Buyer or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Buyer. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Buyer’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Buyer. We did not make an independent evaluation of the quality of the Company’s or Buyer’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Buyer.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 12, 2019, reviewed by us.

We have assumed in all respects material to our analysis that the Company and Buyer will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company and Buyer or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying business decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Buyer, or any class of such persons, relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of Buyer Common Stock when issued in the Transaction or the prices at which the Buyer Common Stock will trade following announcement of the Transaction or at any future time.

We have not evaluated the solvency or fair value of the Company or Buyer under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Buyer. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Buyer.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Buyer for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

APPENDIX C

SECTIONS 31D-13-1301 THROUGH 31D-13-1331 OF THE WEST VIRGINIA BUSINESS CORPORATION ACT

§ W. Va. Code, § 31D-13-1301

§ 31D-13-1301. Definitions

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 31D-13-1302. Right to appraisal

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), subsection (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§ 31D-13-1303. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 31D-13-1320. Notice of appraisal rights

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§ 31D-13-1321. Notice of intent to demand payment

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§ 31D-13-1322. Appraisal notice and form

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§ 31D-13-1323. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§ 31D-13-1324. Payment

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§ 31D-13-1325. After-acquired shares

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection

(b) of this section.

§ 31D-13-1326. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 31D-13-1330. Court action

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§ 31D-13-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Article X, Paragraph I of its articles of incorporation, Summit is required under certain circumstances to indemnify each director or officer of Summit or certain of its subsidiaries for liabilities and costs arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit or certain of its subsidiaries. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article X, Paragraph I is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Summit, Summit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Article X, Paragraph I of the articles of incorporation of Summit contains the following indemnification provision:

Director and Officer Indemnification. Unless otherwise prohibited by law, each director and officer of the corporation now or hereafter serving as such, and each director and officer of any majority or wholly owned subsidiary of the corporation that has been designated as entitled to indemnification by resolution of the board of directors of the corporation as may be from time to time determined by said board, shall be indemnified by the corporation against any and all claims and liabilities (other than an action by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation) including expenses of defending such claim of liability to which he or she has or shall become subject by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful. The corporation shall reimburse each such person as provided above in connection with any claim or liability brought or arising by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation provided, however, that such person shall be not indemnified in connection with, any claim or liability brought by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation as to which the director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation or any majority or wholly owned subsidiary of the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

The determination of eligibility for indemnification shall be made by those board members not party to the action or proceeding or in the absence of such board members by a panel of independent shareholders appointed for such purpose by a majority of the shareholders of the corporation or in any other manner provided by law.

The right of indemnification hereinabove provided for shall not be exclusive of any rights to which any director or officer of the corporation may otherwise be entitled by law.

The board of directors may by resolution, by law or other lawful manner from time to time as it shall determine extend the indemnification provided herein to agents and employees of the corporation, to directors, officers, agents or employees of other corporations or entities owned in whole or in part by the corporation. The corporation may purchase and maintain insurance for the purposes hereof.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of September 17, 2019, by and between Summit Financial Group, Inc. and Cornerstone Financial Services, Inc. (included as Appendix A to the prospectus and proxy statement) and incorporated herein by reference.

3.1	Amended and Restated Articles of Incorporation of Summit Financial Group, Inc. as in effect on the date hereof (incorporated by reference to Exhibit 3.1 to Summit’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 and filed May 10, 2006).

3.2	Articles of Amendment 2009 (incorporated by reference to Exhibit 3.1 to Summit’s Current Report on Form 8-K filed September 30, 2009).

3.3	Articles of Amendment 2011 (incorporated by reference to Exhibit 3.1 to Summit’s Current Report on Form 8-K filed November 4, 2011).

3.4	Restated Bylaws of Summit Financial Group, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.1 to Summit’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 and filed May 10, 2007).

5.1	Opinion of Bowles Rice LLP, including consent.

8.1	Tax Opinion of Hunton Andrews Kurth LLP, including consent.

8.2	Tax Opinion of Bowles Rice LLP, including consent.

10.1	Form of Support Agreement (included as an exhibit to Appendix A to the prospectus and proxy statement and incorporated herein by reference).

10.2	Form of Voting Agreement (included as an exhibit to Appendix A to the prospectus and proxy statement and incorporated herein by reference).

Exhibit Number	Description of Exhibits

10.3	Employment Agreement dated as of September 17, 2019 by and between Lorraine L. Brisell and Summit.

21	Subsidiaries of Registrant (incorporated herein by reference to Summit Financial Group, Inc.’s Form 10-K for the year ended December 31, 2018).

23.1	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Hunton Andrews Kurth LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Yount, Hyde & Barbour, P.C.

24	Powers of Attorney (included in signature page).

99.1	Form of Proxy Card for Cornerstone.

99.2	Consent of D. A. Davidson & Co.

(b) Financial Statement Schedules

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorefield, State of West Virginia, on October 9, 2019.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

By:	/s/ Robert S. Tissue
Robert S. Tissue
Chief Financial Officer

By:	/s/ Julie R. Markwood
Julie R. Markwood
Chief Accounting Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints H. Charles Maddy, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. Charles Maddy, III H. Charles Maddy, III	President, Chief Executive Officer and Director	October 9, 2019

/s/ Robert S. Tissue Robert S. Tissue	Chief Financial Officer	October 9, 2019

Kyle E. Almond	Director

/s/ Oscar M. Bean Oscar M. Bean	Director	October 9, 2019

/s/ Dewey F. Bensenhaver Dewey F. Bensenhaver	Director	October 9, 2019

/s/ J. Scott Bridgeforth J. Scott Bridgeforth	Director	October 9, 2019

/s/ James M. Cookman James M. Cookman	Director	October 9, 2019

/s/ John W. Crites, II John W. Crites, II	Director	October 9, 2019

/s/ James P. Geary, II James P. Geary, II	Director	October 9, 2019

/s/ Georgette R. George Georgette R. George	Director	October 9, 2019

/s/ John B. Gianola John B. Gianola	Director	October 9, 2019

/s/ Thomas J. Hawse, III Thomas J. Hawse, III	Director	October 9, 2019

/s/ Gary L. Hinkle Gary L. Hinkle	Director	October 9, 2019

Signature	Title	Date

/s/ Gerald W. Huffman Gerald W. Huffman	Director	October 9, 2019

Jason A. Kitzmiller	Director

/s/ Charles S. Piccirillo Charles S. Piccirillo	Director	October 9, 2019

/s/ John H. Shott John H. Shott	Director	October 9, 2019